Exhibit 10.1

EXECUTION VERSION

LICENSE AND COLLABORATION AGREEMENT

BY AND BETWEEN

THERAVANCE BIOPHARMA IRELAND LIMITED

AND

MILLENNIUM PHARMACEUTICALS, INC.

DATED JUNE 8, 2016

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LICENSE AND COLLABORATION AGREEMENT

This LICENSE AND COLLABORATION AGREEMENT (this “Agreement”), dated as of June 8, 2016 (the “Execution Date”), is by and between THERAVANCE BIOPHARMA IRELAND LIMITED, a corporation organized under the laws of the state of Ireland having a principal place of business at Fitzwilliam Hall, Fitzwilliam Place, Dublin 2 Ireland (“TBIL”), and MILLENNIUM PHARMACEUTICALS, INC., a Delaware corporation having a principal place of business at 40 Landsdowne Street, Cambridge, Massachusetts, United States 02139 (“Takeda”) (each, a “Party” and collectively, the “Parties”).

WHEREAS, TBIL has discovered and is developing its proprietary compound referred to by TBIL as TD-8954;

WHEREAS, Takeda possesses knowledge and expertise in, and resources for, developing and commercializing pharmaceutical products for use in the Field in the Territory (each as defined below); and

WHEREAS, TBIL and Takeda desire to establish a collaboration for the research, development and commercialization of products containing the Compound (as defined below), subject to and in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the following mutual covenants contained herein, and for other good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1                               Definitions.  Capitalized terms used in this Agreement shall have the meanings ascribed to such terms in this Agreement, including as set forth in this Section 1.1:

“Abandonment Notice” has the meaning set forth in Section 12.3(d).

“Affiliate” means, with respect to any Person, another Person which controls, is controlled by, or is under common control with such Person for so long as such control exists.  For purposes of this definition, “control” (including, with correlative meanings, “controlled by,” “controlling” and “under common control with”) means (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly of more than fifty percent (50%) of the voting securities or other comparable equity interests (or such lesser percentage which is the maximum allowed to be owned by a foreign investor in a particular jurisdiction; provided that such foreign investor has the power to direct the management and policies of such entity).

“Alliance Manager” means, for each Party, an employee a Party or any of its Affiliates selected to serve as the primary point of contact for the Parties to exchange

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information, facilitate communication, coordinate the Parties’ activities under this Agreement and provide day-to-day support to the Committees, as set forth herein.

“Applicable Laws” means all applicable laws, statutes, rules, regulations, orders, directives, decisions, judgments, injunctions, guidelines, ordinances or other pronouncements of any Governmental Authority.

“Aggregate Sales Milestone Event” has the meaning set forth in Section 8.2(c).

“Aggregate Sales Milestone Payment” has the meaning set forth in Section 8.2(c).

“Audited Party” has the meaning set forth in Section 8.14(a).

“Auditing Party” has the meaning set forth in Section 8.14(a).

“AW Development and Collaboration Agreement” means the [***] Agreement between Theravance Biopharma R&D, Inc. and Alfa Wassermann S.p.A., dated October 1, 2012, as amended or as may be amended from time to time.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, U.S., Dublin, Ireland or Tokyo, Japan are authorized or required by Applicable Law to remain closed.

“Calendar Quarter” means for each Calendar Year, each of the three (3)-month periods ending March 31, June 30, September 30 and December 31; provided that the first Calendar Quarter under this Agreement shall extend from the Effective Date to the end of the first calendar quarter during which the Effective Date occurs, and the last Calendar Quarter under this Agreement shall end upon the effective date of the termination and/or expiration of this Agreement.

“Calendar Year” means each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31; provided that the first Calendar Year under this Agreement shall extend from the Effective Date to December 31 of the calendar year during which the Effective Date occurs, and the last Calendar Year under this Agreement shall end upon the effective date of the termination and/or expiration of this Agreement.

“Clinical Trial” means a test or study in human subjects or patients that is required to obtain one (1) or more Regulatory Approvals.  For clarity, “Clinical Trial” excludes any Post-Marketing Study.

“Closing” has the meaning set forth in Section 10.5(d)(iv).

“Collaboration” has the meaning set forth in Section 2.1.

“Combination Product” means any pharmaceutical product, including all forms, presentations, strengths, doses and formulations (including any method of delivery), containing the Compound in combination with at least one other therapeutically active ingredient, whether

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packaged together as separate doses or a fixed dose in the same therapeutic formulation but in any event sold as a single unit or a bundled product at a single price.

“Commercialize”, “Commercializing” or “Commercialization” means all activities related to marketing, promotion, distribution, and sale, including detailing, advertising, sales force training, invoicing and booking sales, paying all governmental rebates which are due and owing, ordering, processing, invoicing, collection, distribution, receivables and returns, scientific and medical affairs, Post-Marketing Studies, post-approval supply chain security and brand protection, post-approval anti-counterfeiting enforcement actions (including Internet countermeasures, collaborating with law enforcement and seeking criminal restitution), Manufacturing for commercial sale and all post-Regulatory Approval activities for maintaining Regulatory Approvals.  For clarity, “Commercialization” shall not include Development.

“Commercialization Plan” has the meaning set forth in Section 5.2.

“Commercially Reasonable Efforts” means, with respect to an objective or obligation of a Party under this Agreement, those good faith, diligent efforts and resources (including financial resources) to achieve such objective or satisfy such obligation, that such Party would normally use to achieve a similar objective or satisfy a similar obligation under similar circumstances (it being understood and agreed that such efforts and resources shall be consistent with those efforts and resources commonly used by such Party under similar circumstances for similar compounds or products owned by it or to which it has similar rights, which compound or product, as applicable, is at a similar stage in its development or product life and is of similar market potential) taking into account: [***].  For clarity and notwithstanding anything to the contrary in this Agreement, “Commercially Reasonable Efforts” shall not take into account any [***].  Commercially Reasonable Efforts shall be determined on a [***], and it is anticipated that the [***] that constitute Commercially Reasonable Efforts with respect to a [***].  Notwithstanding anything to the contrary in this Agreement, neither Party shall be obligated to Develop, seek Regulatory Approval for, or Commercialize a Product in a manner that is inconsistent with Applicable Laws.

“Committee” means the JSC or any other working group established in accordance with Article II.

“Competing Product” means any [***].

“Competing Product Transaction” has the meaning set forth in Section 10.6(b).

“Competing Program” has the meaning set forth in Section 10.6(b).

“Competition Filings” has the meaning set forth in Section 10.5(d)(ii).

“Compound” means (a) the chemical compound coded by TBIL as TD-8954, the chemical structure of which is set forth in Exhibit 1.1(a) and (b) any salt form, hydrate, solvate, prodrug or ester form of the compound described in subsection (a).

“Confidential Information” has the meaning set forth in Section 9.1.

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“Confidentiality Agreement” means the Confidentiality Agreement (Mutual Disclosure) dated as of November 19, 2014 between Theravance Biopharma US, Inc. and Takeda Pharmaceuticals International, Inc.

“Contracting Party” has the meaning set forth in Section 3.4.

“Control” or “Controlled” means (a) with respect to any Intellectual Property, the legal authority or right (whether by ownership, license or otherwise, other than pursuant to a license or sublicense granted under this Agreement) of a Party or its Affiliates (as applicable) to grant a license or a sublicense in, to, or under such Intellectual Property to the other Party, and (b) with respect to any documents or materials, possession by and the ability of a Party or its Affiliates to provide the other Party with, or with access to, such documents and materials, each of the foregoing (a) and (b), as provided under this Agreement and without violating the terms of any agreement with a Third Party.  For clarity, if a Party or its Affiliates can only grant a license or sublicense, or provide or provide access, of limited scope, for a specific purpose, or under certain conditions, “Control” or “Controlled” shall be construed to so limit such license, sublicense, or provision.

“Controlling Party” has the meaning set forth in Section 12.4(b).

“Co-Promote” has the meaning set forth in Section 5.6.

“Cover” means, with respect to a particular Patent, in the absence of a license, (a) with respect to any particular material, compound or product, the making, using, offering for sale, selling, importing or exporting of such material, compound or product; or (b) to the extent  no material, compound or product is specified, the practicing of the applicable invention, discovery or process, in each case of (a) and (b) would infringe a Valid Claim of such Patent (or, in the case of a Patent that has not yet issued, would infringe such Valid Claim if such Patent were to issue).

“CMC Activities” means the activities conducted to generate the chemistry, manufacturing and controls section of an IND or application for Regulatory Approval.

“CVOT” means any cardiovascular outcomes trial in humans which is required by a Regulatory Authority to obtain or maintain Regulatory Approval in a jurisdiction, including such circumstances where such Regulatory Authority requires such trial be: (a) completed prior to submission of the application for Regulatory Approval; (b) conducted in connection with the granting of Regulatory Approval; or (c) conducted after the granting of Regulatory Approval in such jurisdiction.

“Designee” has the meaning set forth in Section 15.8(a)(xv).

“Develop,” “Developing” or “Development” means all activities related to (a) research, non-clinical and pre-clinical studies, Clinical Trials, toxicology testing, statistical analysis or reporting, or preparing or submission of applications to support Clinical Trials or for Regulatory Approval, or (b) Manufacturing of compounds and products for such activities, including formulation, bulk production, fill/finish, manufacturing process development, or

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manufacturing or quality assurance technical support.  For clarity, “Development” shall not include any Commercialization activities.

“Development Budget” has the meaning set forth in Section 4.2(c)(iii).

“Development Plan” has the meaning set forth in Section 4.2(a).

“Disclosing Party” has the meaning set forth in Section 9.1.

“Dispute” has the meaning set forth in Section 16.1.

“Effective Date” means the date on which HSR Act clearance has been obtained under Section 10.5(b).

“EMA” means the European Medicines Agency or any successor agency thereto.

“EU” means the member states of the European Union, as constituted from time to time.

“EU5” means France, Germany, Italy, Spain or the United Kingdom and including, in each case, the territories and possessions of each country.

“Exploit” and “Exploitation” means to make, have made, import, export, distribute, use, have used, sell, have sold, or offer for sale, including to Develop, Commercialize, Manufacture, have Manufactured, register, enhance, improve or otherwise dispose of.

“FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“Field” means the treatment, prevention, palliation, or diagnosis of any disease or medical condition in humans.

“First Commercial Sale” means, on a country-by-country and Product-by-Product basis, the first sale of a Product under this Agreement by or on behalf of Takeda, its Affiliates or its Sublicensees to a Third Party for use, consumption or resale of the Product in a country in the Territory in the Field where Regulatory Approval of the Product has been obtained and where the sale results in a recordable Net Sale.  Sale of a Product under this Agreement by Takeda to an Affiliate of Takeda or a Sublicensee of Takeda shall not constitute a First Commercial Sale unless such Affiliate or such Sublicensee is the end user of such Product or such sale otherwise results in a recordable Net Sale.  Also, any transfer or disposition of a Product under this Agreement by or on behalf of Takeda, its Affiliates or its Sublicensees in a jurisdiction where Regulatory Approval for that Product has not yet been granted and is required for commercial sale shall not constitute a First Commercial Sale under this Agreement.

“First Submission” has the meaning set forth in Section 16.1(c)(ii).

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“Force Majeure” has the meaning set forth in Section 17.6.

“FTE” means the equivalent of a full-time employee’s (i.e., one (1) fully-committed employee or multiple partially-committed employees aggregating to one full-time employee) work time actually spent on performance of the activities under this Agreement over a twelve (12)-month period (including normal vacations, sick days and holidays) (which shall be deemed to consist of 1900 hours per year).  If any employee works partially on such activities under this Agreement and partially on other work in a given twelve (12)-month period, the full-time equivalent to be attributed to such employee’s work hereunder shall be equal to the percentage of such employee’s total work time in such period that such employee spent working on activities under this Agreement.  In no event shall any one employee be counted as more than one (1) FTE.  “FTE” excludes work time of general corporate or administrative personnel.  For the avoidance of doubt, “FTE” only applies to employees of a Party, and does not apply to consultants or contract-employees of a Party.

“GAAP” means generally accepted accounting principles as applicable in the U.S., as consistently applied.

“Generic Product” means on a country-by-country and product-by-product basis (such product, the “Reference Product”), a pharmaceutical product (other than the Reference Product) that (a) is sold by any Third Party in such country (other than Takeda’s licensees or sublicensees or any other Person in a chain of distribution originating from Takeda, its Affiliates or sublicensees), (b) contains the same active ingredients as the applicable Reference Product and if such Reference Product contains more than one active ingredient, the ratio of the dosage of each active ingredient in such pharmaceutical product as compared to the total dosage of all active ingredients in such pharmaceutical product is the same as such ratios for such Reference Product, and (c) is approved for marketing or sale in such country based on an NDA, an abbreviated new drug application submitted to the FDA pursuant to Section 505(j) of the FD&C Act or the foreign equivalent of any of the foregoing, in each case that relies on or references any finding of safety and/or effectiveness in the Regulatory Approval for such Reference Product, including pursuant to Section 505(b)(2) and/or 505(j) of the FD&C Act or any foreign equivalent thereof.

“Good Clinical Practices”, GCP” or “cGCP” means the then-current good clinical practice standards throughout the Territory for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable, (a) the ICH Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the EU, (b) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (INDs), and (c) any similar Applicable Laws in any relevant country that provide for, among other things, assurances that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

“Good Laboratory Practices”, “GLP” or “cGLP” means the then-current good laboratory practice standards throughout the Territory, including, as applicable, (a) the current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58 and (b) and similar Applicable Laws in any relevant country.

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“Good Manufacturing Practices”, “GMP”, or “cGMP” means the then-current good manufacturing practices throughout the Territory, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 210 and 211, (b) the Rules Governing Medicinal Products in the EU, Volume IV - Guidelines to Good Manufacturing Practice for Medicinal Products for Human and Veterinary Use, (c) the principles detailed in the ICH Q7 guidelines, and (d) any similar Applicable Laws in any relevant country.

“Government Proceeding” means any action, suit, claim, arbitration, mediation, proceeding, audit, hearing, inquiry, or investigation (in each case, whether civil, criminal, administrative or investigative) commenced or brought by any Governmental Authority.

“Governmental Authority” means any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, local, county, city, municipal or other political subdivision of any such government or any supranational or multinational organization, in each case having jurisdiction over the applicable subject matter.

“Health Care Laws” means all Applicable Laws related to the business of the Parties such as: (i) the FD&C Act; (ii) Applicable Laws pertaining to privacy, data protection, data transfer and information security, and the regulations promulgated pursuant to such statutes; (iii) the Controlled Substances Act (21 U.S.C. § 801 et seq.); (iv) all applicable federal, state, local and all applicable foreign health care related fraud and abuse, false claims, and anti-kickback laws, including the U.S. Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the U.S. Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and similar gift and disclosure laws, the U.S. Civil False Claims Act (31 U.S.C. § 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including 18 U.S.C. §§ 286 and 287, and the health care fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.); (v) Medicare (Title XVIII of the Social Security Act); (vi) Medicaid (Title XIX of the Social Security Act); and (vii) all regulations promulgated under the laws described in the foregoing clauses (i)-(vi).

“Housemark” has the meaning set forth in Section 11.2(a).

“HSR Act” means, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

“IFRS” means International Financial Reporting Standards, as consistently applied.

“IND” means any Investigational New Drug application (including amendments and supplements thereto), as described in the FD&C Act, that is required to be filed with the

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FDA, and similar filings or submissions with Regulatory Authorities outside the U.S., each of which is necessary to commence or conduct clinical testing of pharmaceutical products in humans in the applicable country (including clinical trial applications and clinical trial exemptions).

“Indemnified Party” has the meaning set forth in Section 14.3(a).

“Indemnifying Party” has the meaning set forth in Section 14.3(a).

“Indemnification Notice” has the meaning set forth in Section 14.3(a).

“Indemnity Payment” has the meaning set forth in Section 14.4(a).

“Indication” means a human disease or medical condition which is approved by a Regulatory Authority to be included as a discrete claim (as opposed to a subset of a claim) in the Labeling of a Product based on the results of a Phase III Clinical Trial(s) sufficient to support Regulatory Approval of such claim.

“Infringement Action” has the meaning set forth in Section 12.4(b).

“Infringement Notice” has the meaning set forth in Section 12.4(a).

“Intellectual Property” means all Patents, Know-How, Trademarks, copyrights and copyrightable subject matter (including rights in computer software), rights in databases, compilations and data, and any and all other intellectual property and industrial property rights now known or hereafter recognized in any country throughout the world, whether registered or not, together with all applications and registrations therefor.

“IV Formulation” means a formulation of the Product for intravenous administration.

“Joint Know-How” has the meaning set forth in Section 12.2.

“JSC” has the meaning set forth in Section 2.3(a).

“JSC Member” has the meaning set forth in Section 2.3(b).

“Know-How” means data, results, technology and information of any type whatsoever, in tangible or intangible form, including know-how, knowledge, techniques, practices, methods, processes, discoveries, developments, inventions, specifications, formulations, formulae, designs, trade secrets, information included in regulatory filings or with respect to materials or compositions of matter, including marketing and supply information, software, algorithms, marketing reports and plans, market research, expertise, test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), analytical and quality control data, stability data, and other study data and procedures.

“Knowledge” means, as applied to a Party, that such Party shall be deemed to have knowledge of a particular fact or other matter to the extent that a reasonably prudent person

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with primary responsibility for the applicable subject matter (whether an officer or employee of such Party) knew or should have known of such fact or other matter.

“Labeling” means any and all labels, labeling, packaging, package inserts and outserts, labels for samples, and promotional materials for any Product in the Field in the Territory.

“License Arbitrator” has the meaning set forth in Section 16.1(c)(i).

“License Terms” has the meaning set forth in Section 16.1(c).

“Losses” has the meaning set forth in Section 14.1.

“Major Market Country” means any of the U.S., EU5 and Japan.

“Manufacture” or “Manufacturing” means all activities related to the manufacturing of any Product, or any ingredient thereof, including producing, manufacturing for clinical use or commercial sale, processing, filling, finishing, labeling, in-process and product testing, release, quality assurance activities related to manufacturing and release, handling and storage, placebos and comparator agents, as applicable, and ongoing stability and regulatory activities related to any of the foregoing.

“Milestone Event” has the meaning set forth in Section 8.2(a).

“Milestone Payment” has the meaning set forth in Section 8.2(a).

“NDA” or “New Drug Application” means a new drug application submitted to the FDA pursuant to 21 C.F.R. §314, seeking permission to market a Product for use in the Field in the U.S.

“Net Sales” means the gross amount invoiced of a Product sold by or on behalf of Takeda, its Affiliates, or its Sublicensees, less the following deductions provided by Takeda, its Affiliates or its Sublicensees to any Third Party, to the extent reasonable and customary and actually allowed and incurred with respect to such sales:

(a)                                 cash, trade or quantity discounts, charge-back payments, and rebates actually granted to trade customers, managed health care organizations, pharmaceutical benefit managers, group purchasing organizations and national, state, or local governments;

(b)                                 discounts provided in connection with coupon, voucher or similar patient programs;

(c)                                  credits and allowances actually granted upon damaged goods, rejections, or returns of such Products, including in connection with recalls and the actual amount of any write-offs for bad debt (provided that amounts subsequently recovered will be treated as Net Sales);

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(d)                                 packaging, freight and insurance charges actually allowed or paid for delivery of Products, to the extent actually paid and any customary payments with respect to the Product actually paid to wholesalers or other distributors; and

(e)                                  taxes (other than income or withholding taxes), duties, tariffs, mandated contribution or other governmental charges levied on the sale of such Product, including VAT, excise taxes, sales taxes, and that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended), that Takeda, its Affiliates or Sublicensees, as applicable, reasonably allocate on a pro rata basis to sales of such Product in accordance with Takeda’s, its Affiliates’ or Sublicensees’ standard policies and procedures consistently applied across all of its products, as applicable, in each case, to the extent non-creditable or refundable.

Sales or other transfers of Products between and among Takeda, any of its Affiliates or any of its Sublicensees which are subsequently resold or to be resold by such Affiliates or Sublicensees shall not be Net Sales, but any subsequent sale or other transfer of such Products to a Person who is not an Affiliate or Sublicensee shall be Net Sales.

For purposes of determining Net Sales, a Product shall be deemed to be sold when recorded by or on behalf of Takeda, its Affiliates or its respective Sublicensees in accordance with IFRS.  For clarity, a particular deduction set forth above may only be accounted for once in the calculation of Net Sales and to the extent these deductions are refunded or credited by Third Parties or government agencies, such refunds or credits shall be added back in the calculation of Net Sales.  Products transferred to Third Parties in connection with clinical or non-clinical research or trials or as Product samples shall give rise to Net Sales only to the extent that Takeda or any of its Affiliates or Sublicensees invoices or receives amounts therefor. For the avoidance of doubt, as applied for all purposes in this Agreement, Net Sales shall be accounted for in accordance with standard accounting practices, as practiced by Takeda, its Affiliates or its respective Sublicensees in the relevant country in the Territory; provided that such accounting is in accordance with IFRS, as consistently applied in such country in the Territory.

The Net Sales of any Combination Product:

(x)  for which the Compound and other active ingredient(s) of such Combination Product are each sold separately by Takeda, or any of its Affiliates or Sublicensees, in such country, then Net Sales for such Combination Product in such country shall be calculated by multiplying actual Net Sales of such Combination Product in such country by the fraction A/(A+B), where A is the total sales (as measured by IMS or a similar data vendor) of both the branded and generic Single Active Product divided by the total units (as measured by IMS or a similar data vendor) of both the branded and generic Single Active Product as the only active ingredient, and B is total Net Sales (as measured by IMS or a similar data vendor) of both the branded and generic other active ingredient(s) in the Combination Product divided by the total units (as measured by IMS or a similar data vendor).

(y)  for which (i) the Compound is/are sold separately by Takeda or any of its Affiliates or Sublicensees in such country and (ii) the other active ingredient(s) in the Combination

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Product is/are not sold separately by Takeda or any of its Affiliates or Sublicensees in such country, then Net Sales for such Combination Product in such country shall be calculated by multiplying actual Net Sales of such Combination Product in such country by the fraction A/D, where A is the average Net Sales price of the Single Active Product of the Product, as sold separately by Takeda or any of its Affiliates or Sublicensees in such country, and D is the average Net Sales price of the Combination Product as sold separately by Takeda or any of its Affiliates or sublicensees in such country; and

(z) for which neither clause (x) nor clause (y) above is applicable, the Parties shall determine Net Sales for such Combination Product in such country by mutual agreement based on the relative contribution of the Product and the other active ingredient(s) in the Combination Product.

“New York Courts” has the meaning set forth in Section 16.1(b).

“Non-Contracting Party” has the meaning set forth in Section 3.4.

“Non-Controlling Party” has the meaning set forth in Section 12.4(b).

“Non-Prosecuting Party” has the meaning set forth in Section 12.3(c).

“Non-U.S. Competition Filings” has the meaning set forth in Section 10.5(b)(ii).

“Notice Period” has the meaning set forth in Section 15.3.

“Ongoing Trial” means any Clinical Trial for the Product where the first subject has been dosed and for which all activities related to such Clinical Trial has not reached Study Completion.

“Oral Formulation” means a formulation of the Product for oral administration (such as a tablet or capsule).

“Paragraph IV Notice” means (a) a notice under 21 U.S.C. §355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) concerning any Product or (b) any substantially similar notice provided under any Applicable Laws outside the U.S.

“Patents” means all patents and patent applications and substitutions, divisions, continuations, continuations-in-part, any patent issued with respect to any such patent applications, any reissue, reexamination, restorations, patents from post-grant proceedings, utility models or designs, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts thereof in any country.

“Person” means a limited or general partnership, joint venture, limited liability company, corporation, firm, trust, unincorporated organization or association, Governmental Authority, or any other entity, or an individual.

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“Phase II Clinical Trial” means a Clinical Trial the principal purpose of which is to make a preliminary determination that a pharmaceutical product is safe for its intended use and to obtain sufficient information about such product’s efficacy or dose-response information, in a manner which is consistent with 21 C.F.R. § 312.21(b).

“Phase III Clinical Trial” means a pivotal Clinical Trial or comparable registrational clinical trial with a defined dose or a set of defined doses of a pharmaceutical product designed to determine efficacy and safety of such product for the Indication being studied, in a manner which is consistent with 21 C.F.R. § 312.21(c).

“Post-Marketing Study” shall mean any study conducted with respect to a Product after submission of an application for Regulatory Approval for such Product, whether initiated by a Party or at the request of an applicable Governmental Authority, to delineate additional information about a drug’s risks, benefits, and optimal use, including safety surveillance studies, pharmacoeconomic studies, pharmacoepidemiology studies, studies relating to different dosing or schedules of administration, studies of the use of the drug in other patient populations or other stages of the disease, or studies of the use of the drug over a longer period of time.  For clarity, Post-Marketing Studies shall not include studies designed to determine the efficacy of a drug for an Indication for which Regulatory Approval has not been granted or studies that are otherwise required to obtain or maintain Regulatory Approval.

“Pricing Approval” means the approval, agreement, determination, or decision from a Regulatory Authority establishing the price for a Product that can be charged to consumers and/or will be reimbursed by Governmental Authorities in a given country within the Territory, as required by Applicable Law in such country prior to the sale of the Product in such country.

“Product” means any Single Active Product or Combination Product.

“Product Complaint” means any written, verbal, or electronic expression of dissatisfaction regarding any Product sold by or on behalf of Takeda or any of its Affiliates or Sublicensees within the Territory, including reports of actual or suspected product tampering, contamination, mislabeling, or inclusion of improper ingredients.

“Product Share” means, with respect to a Product in a country in the Territory, the units (as measured by IMS or a similar data vendor) of a Party’s branded version of such Product divided by the sum of the branded Product units plus Generic Product units of such Product in such country, in each case normalized for dosage strength.

“Product Trademark” means, with respect to each Product, any Trademarks used in connection with Commercialization of the Product for use in the Field in the Territory.

“Prosecuting Party” has the meaning set forth in Section 12.3(c).

“Prosecution Activities” has the meaning set forth in Section 12.3(a).

“Public Official” means any Person holding, representing or acting on behalf of a Person holding a legislative, administrative or judicial office, and any Person employed by,

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representing or acting on behalf of a Governmental Authority or enterprise thereof, public international organization, any representative or official of a political party or any candidate for any political office or any official or employee of any state owned or controlled entity.

“Publishing Party” has the meaning set forth in Section 9.4.

“PVA” has the meaning set forth in Section 6.2.

“Recall” has the meaning set forth in Section 6.1.

“Receiving Party” has the meaning set forth in Section 9.1.

“Regulatory Approvals” means, with respect to any Product in a country in the Territory, all approvals (such as an NDA), including any Pricing Approvals, if applicable, necessary for the commercial sale of such Product in the Field in such country in the Territory. Regulatory Approvals shall not include any INDs or any approval required solely for Development or other pre-Commercial activities with respect to any Product.

“Regulatory Approval Milestone” has the meaning set forth in Section 8.2(b)(i).

“Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other Governmental Authority in any country in the Territory with authority over the Development or Commercialization of any Product for use in the Field under this Agreement, including the FDA, the EMA and the Japanese Ministry of Health, Labour and Welfare.

“Regulatory Exclusivity” means any exclusive marketing rights or regulatory exclusivity conferred by any Regulatory Authority with respect to a Product (excluding Patents), including rights conferred in the U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997 (including pediatric exclusivity), or rights similar thereto outside the U.S.

“Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, INDs, Regulatory Approvals and other filings and submissions made to, received from or otherwise conducted with a Regulatory Authority that are necessary or reasonably useful in order to Exploit a Product in the Field in the Territory.  For the avoidance of doubt, “Regulatory Materials” shall include, with respect to Products, all INDs, Regulatory Approval applications, Regulatory Approvals, Pricing Approvals and amendments and supplements for any of the foregoing, as well as the contents of any minutes from meetings (whether in person or by audio conference or videoconference) with a Regulatory Authority.

“Regulatory Transfer Date” has the meaning set forth in Section 4.9(b).

“Reimbursed Expenses” has the meaning set forth in Section 8.6.

“Restricted Activities” has the meaning set forth in Section 10.6(a).

“Retained Information” has the meaning set forth in Section 15.8(c).

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“Royalties” has the meaning set forth in Section 8.3(a).

“Safety Reasons” means that a Product has caused or based on objective scientific or clinical evidence, is reasonably likely to cause [***] that (when considered in their totality) is reasonably likely: (a) [***]; or (b) if Regulatory Approval has already been obtained, [***].

“SEC” means the U.S. Securities and Exchange Commission.

“Second Submission” has the meaning set forth in Section 16.1(c)(ii).

“Shelving Breach” has the meaning set forth in Section 15.7.

“Single Active Product” means any pharmaceutical product, including all forms, presentations, strengths, doses and formulations (including any method of delivery) containing the Compound as the sole therapeutically active ingredient.

“Study Completion” means completion of the analytical efforts including creation and validation of study data tabulation model data conversion (SDTM), Clinical Data Interchange Standards Consortium analysis data model datasets (CDISC ADaM), and tables, listings and figures in accordance with the pre-specified statistical analysis plan (to be finalized before database lock).

“Subcontractor” has the meaning set forth in Section 3.3.

“Sublicensee” means a Third Party or Affiliate to whom Takeda (or Takeda’s sublicensee to the extent permitted hereunder) grants a sublicense under the TBIL Technology to the extent permitted hereunder.  For clarity, a “Sublicensee” will include a Third Party to whom Takeda grants rights to distribute any Products for use in the Field in any country in the Territory if such distributor pays Takeda royalties or other amounts based upon the net sales of such Products by such distributor rather than transfer price for such Product supplied by or on behalf of Takeda.

“Takeda FTE Rate” means a rate of $[***] USD per FTE in the first consecutive twelve (12)-month period, such amount to be adjusted on an annual basis by the average of the percentage increases or decreases, if any, in the US CPI-U for such twelve (12)-month period.

“Takeda Indemnitee” has the meaning set forth in Section 14.1.

“Takeda Internal Costs” means, with respect to a particular activity, the product of (a) the total number of FTEs, as determined by the number of Takeda’s and its Affiliates’ personnel that are conducting such activities and (b) the Takeda FTE Rate.

“Takeda Know-How” means, to the extent Controlled by Takeda or any of its Affiliates at any time during the Term, all Know-How that is necessary or useful to Exploit any Product to the extent permitted hereunder or is actually incorporated, or actually used, by Takeda or its Affiliates in the Exploitation of any Product during the Term.  Notwithstanding the foregoing, in no event shall the Takeda Know-How include any Patents.

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“Takeda Patents” means to the extent Controlled by Takeda or any of its Affiliates at any time during the Term, all Patents that Cover any Product, or would otherwise be necessary or useful to Exploit any Product for use in the Field throughout the Territory to the extent permitted hereunder or that Cover any subject matter actually incorporated, or actually used, by Takeda or any of its Affiliates in the Exploitation of any Product during the Term.  Notwithstanding the foregoing, in no event shall the Takeda Patents include any Know-How.

“Takeda Proposed Terms” has the meaning set forth in Section 16.1(c)(ii).

“Takeda Technology” means the Takeda Patents, the Takeda Know-How and Takeda’s interest in any Joint Know-How.

“Taxes” has the meaning set forth in Section 8.12.

“TBIL Agreements” has the meaning set forth in Section 10.5(f)(v).

“TBIL Indemnitee” has the meaning set forth in Section 14.2.

“TBIL FTE Rate” means a rate of $[***] USD per FTE in the first consecutive twelve (12)-month period, such amount to be adjusted on an annual basis by the average of the percentage increases or decreases, if any, in the US CPI-U for such twelve (12)-month period.

“TBIL Internal Costs” means, with respect to a particular activity, the product of (a) the total number of FTEs, as determined by the number of TBIL’s and its Affiliates’ personnel that are conducting such activities and (b) the TBIL FTE Rate.

“TBIL Know-How” means to the extent Controlled by TBIL or any of its Affiliates at any time during the Term, all Know-How that is necessary or useful to Exploit any Product to the extent permitted hereunder.  Notwithstanding the foregoing, in no event shall the TBIL Know-How include any Patents.

“TBIL Patents” means to the extent Controlled by TBIL or any of its Affiliates at any time during the Term, all Patents that Cover the Products or would otherwise be necessary or useful to Exploit any Product for use in the Field throughout the Territory to the extent permitted hereunder, including those Patents set forth in Exhibit 1.1(b).  Notwithstanding the foregoing, in no event shall the TBIL Patents include any Know-How.

“TBIL Proposed Terms” has the meaning set forth in Section 16.1(c)(ii).

“TBIL Technology” means the TBIL Patents, the TBIL Know-How and TBIL’s interest in any Joint Know-How.

“Term” has the meaning set forth in Section 15.1.

“Terminated Country” has the meaning set forth in Section 15.8(a)(i).

“Territory” means worldwide.

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“Third Party” means any Person other than TBIL or Takeda or their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 14.1.

“Third Party Expenses” means out-of-pocket payments made to a Third Party for services and/or goods provided in connection with the activities contemplated under the Development Plan or the Commercialization Plan or otherwise as expressly provided in this Agreement.

“Third Party Fees” has the meaning set forth in Section 15.8(a)(x).

“Third Party Infringement” has the meaning set forth in Section 12.4(a).

“Third Party IP” has the meaning set forth in Section 8.4(a).

“Trademarks” means all registered and unregistered trademarks, service marks, trade dress, trade names, logos, insignias, domain names, symbols, designs, and combinations thereof.

“Transfer Plan” has the meaning set forth in Section 4.3(a).

“Transferred Regulatory Materials” has the meaning set forth in Section 4.9(a).

“United States,” “US” or “U.S.” means the United States of America, including its territories and possessions.

“Upfront Payment” has the meaning set forth in Section 8.1.

“US CPI-U” means the Consumer Price Index for All Urban Consumers: U.S. City Average (all items) published by the U.S. Department of Labor, Bureau of Labor Statistics (or its successor equivalent index).

“Valid Claim” means (a) a claim of an issued and unexpired Patent (including the term of any patent term extension, supplemental protection certificate, renewal or other extension) (i) which has not been revoked or held to be unpatentable, invalid or unenforceable in a final decision of a court or other Governmental Authority of competent jurisdiction from which decision no appeal can be further taken or has been taken within the time allowed for appeal, and (ii) which has not been finally abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; or (b) a claim of a pending Patent application (whether filed before or after the Effective Date), which claim has been pending less than six (6) years from the original priority date of such claim in a given jurisdiction, unless or until such claim thereafter issues as a claim of an issued patent (from and after which time the same shall be deemed a Valid Claim subject to subsection (a) above), and which claim was filed and is being prosecuted in good faith and has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken.

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“Velusetrag” means (a) the chemical compound N-{(1R,3r,5S)-8-[(2R)-2-hydroxy-3-(N-methylmethanesulfonamido)propyl]-8-azabicyclo[3.2.1]octan-3-yl}-2-oxo-1-(propan-2-yl)-1,2-dihydroquinoline-3-carboxamide having the chemical structure set forth in Exhibit 1.1(c) and (b) [***].

“Withholding Party” has the meaning in Section 8.12(a).

ARTICLE II
COLLABORATION AND GOVERNANCE

2.1                               Scope of Collaboration.  Subject to the terms and conditions of this Agreement, the Parties shall cooperate in good faith to Develop and Commercialize the Products for use in the Field in the Territory (the “Collaboration”).

2.2                               Governance, Generally.  The Parties hereby acknowledge and agree that the Committees and the procedures set forth in this Article II have been established in order to manage, oversee and coordinate the Collaboration under this Agreement.  When making a decision or otherwise resolving a dispute under this Article II, each Party shall, acting in good faith and a manner consistent with its respective rights and obligations under this Agreement, attempt to reach consensus.

2.3                               Joint Steering Committee.

(a)                                 Purpose:  Within thirty (30) days of the Effective Date, the Parties shall establish a joint steering committee (the “JSC”), which shall have the following responsibilities:

(i)                                     providing a forum for the overall coordination, communication, and oversight of the Collaboration;

(ii)                                  managing, reviewing and discussing the overall strategy for Developing and Commercializing the Products hereunder;

(iii)                               reviewing and approving any Development Plans and any material modifications thereof or material amendments thereto;

(iv)                              reviewing and approving the plans with respect to a CVOT and any material modifications thereof and material amendments thereto; provided, that, such review and approval right would only apply to the extent TBIL is reimbursing Takeda’s expenses related to a CVOT pursuant to Section 8.7;

(v)                                 reviewing and commenting on any Commercialization Plans and any material modifications thereof or material amendments thereto;

(vi)                              life cycle management of the Products;

(vii)                           establish any working teams or subcommittees;

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(viii)                        provide a forum for the Parties to discuss and attempt to resolve disputes referred to the JSC; and

(ix)                              such other responsibilities assigned to the JSC by this Agreement as the Parties may mutually agree to further the purposes of this Agreement.

(b)                                 Membership.  The JSC shall initially consist of six (6) members who have appropriate seniority and expertise (each, a “JSC Member”), three (3) of whom shall be designated by Takeda and three (3) of whom shall be designated by TBIL.

(c)                                  JSC Meetings.  The Parties shall endeavor to have the JSC’s first meeting within forty-five (45) days after its establishment.  Thereafter, except as otherwise agreed by the Parties, the JSC shall hold at least four (4) meetings per Calendar Year spaced at reasonably regular intervals (as agreed upon by the JSC).  A JSC meeting shall not be effective unless at least half of each Party’s JSC’s Members is present.  JSC meetings may occur either (i) in person at either Party’s facilities or at such locations as the Parties otherwise agree, or (ii) by audio or video teleconference; provided that unless the Parties mutually agree otherwise, at least one JSC meeting will be held in person each Calendar Year.

(d)                                 Decision-Making.  The JSC shall be responsible for making decisions within the scope of its decision-making authority as set forth in this Agreement (including Section 2.3(a)), which decisions shall be made by consensus, with each Party having, collectively, among its respective JSC Members, one (1) vote, subject to Section 2.6.

(e)                                  Meetings After First Commercial Sale.  Subject to Section 2.7(e), upon First Commercial Sale of a Product in the U.S or EU5, the Parties will discuss the frequency of JSC meetings.  Thereafter, unless mutually agreed by the Parties, the JSC shall meet at least once every six (6) months.

2.4                               Other Working Groups.  From time to time, the JSC may establish and delegate duties to other working groups to oversee particular projects or activities which are within the authority of the JSC as provided in Section 2.3 (which working groups may be established on an ad hoc basis for a specific project or such other basis as the JSC determines); provided that in no event shall such duties and responsibilities exceed the power and authority assigned to the JSC hereunder and further provided that the JSC may not delegate to any working group the authority to make decisions with respect to any matter for which it has decision-making authority.  Each such working group shall be constituted as agreed upon by the Parties and shall operate as the JSC determines.

2.5                               Alliance Managers.  Promptly following the Effective Date (but in no event later than within fifteen (15) Business Days thereof), each Party shall designate an Alliance Manager, which may be changed by such Party from time to time upon written notice to the other Party.

2.6                               Committee Dispute Resolution Procedures.

(a)                                 Working Group Disputes.  If, for any reason any working group (as established in accordance with Section 2.4) is unable to reach a consensus regarding a matter within the scope of its authority within [***] days of such matter being first referred to such

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working group by either Party or any of its respective members, then the matter shall be referred, in writing, by either Party to the JSC for determination.

(b)                                 Referral to Officers.  If, for any reason, the JSC is unable to reach a consensus regarding a matter within the scope of its decision-making authority (including matters that are referred to the JSC in accordance with Section 2.6(a)) within [***] days of such matter being first referred to the JSC by either Party or any of its respective members, then the matter shall be referred to the Chief Executive Officer of Takeda or other appropriate senior executive officer designated by Takeda, and the Chief Executive Officer of the ultimate parent company of TBIL or other appropriate senior executive officer designated by TBIL (collectively, the “Officers”), with decision-making authority for the applicable matter for resolution by consensus.

(c)                                  Resolution.  If, for any reason, the Officers (or such other senior executive officer(s) described in Section 2.6(b), as applicable) are unable to resolve, in writing and by consensus, a matter referred to them under Section 2.6(b) within [***] days of such matter being first referred them, then Takeda’s Officer shall have the final decision-making authority on such matter, and the course of action determined by Takeda’s Officer shall be undertaken, except that Takeda’s Officer shall not use such final decision-making authority (including by amending the Development Plan) in a manner that would materially increase or accelerate any financial obligation or resource commitment (including the total number of FTEs) of TBIL, or otherwise be inconsistent with this Agreement.

2.7                               General Principles.

(a)                                 Each Committee shall not have any authority beyond the specific responsibilities set forth in this Agreement for such Committee.  The Parties acknowledge and agree that none of the JSC, any working groups, or the Officers have the power to amend, modify or waive compliance under any of the terms or conditions of this Agreement.

(b)                                 Each of Takeda and TBIL may replace any of its Committee members at any time, provided that prior written notice or prior notice by email, to the other Party shall be required before any such member is replaced.  A Party may designate a substitute to temporarily attend and perform the functions of such Party’s Committee member at any Committee meeting.  Each Party shall be permitted to appoint as Committee members individuals who are not employees of such Party or any of its Affiliates; provided that the other Party grants prior written consent (which consent may be granted or denied at such other Party’s sole discretion).  Each Committee may change the number of its members upon mutual agreement of the Parties; provided that such agreement shall be in writing or by email, and unless otherwise agreed by the Parties, the JSC shall always have equal representation of the Parties thereon.  Each Party may invite individuals who are not members of such Committee to attend Committee meetings; provided that prior written notice or prior notice by email shall be required before the applicable meeting; and provided, further, that any invitee who is not an employee or designee of such Party (nor any of its Affiliates) shall only have the right to attend such Committee meeting with the prior written or email consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and under a written obligation of confidentiality and non-use consistent

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with the provisions set forth in Article IX.  Notwithstanding the foregoing, the Alliance Managers may attend Committee meetings without such notice.

(c)                                  The JSC shall be chaired by a Takeda JSC Member.  The chairperson shall be responsible for calling and leading meetings and preparing and circulating an agenda for any upcoming meeting; provided that such agenda shall include items proposed by either Party no less than five (5) Business Days prior to such meeting.  The Alliance Managers (or their respective designees) shall be responsible for preparing reasonably detailed written minutes of the JSC’s meetings that reflect all material decisions made at such meetings.  For clarity, the chairperson shall have no additional powers or rights beyond those held by the other JSC members.  The Alliance Managers (or their respective designees) shall send draft meeting minutes to each member of the JSC for review and approval within [***] Business Days after the applicable JSC meeting, and such minutes shall be deemed approved unless [***] JSC members objects to the accuracy of the minutes within [***] Business Days of receipt.

(d)                                 In the event that either Party believes that the time periods set forth in this Article II would hinder or delay any Development activities or otherwise materially adversely affect the Products or patient safety or violate Applicable Laws hereunder, the Parties shall, upon mutual agreement, reduce such time periods as reasonably necessary to prevent such hindrance or delay.  Notwithstanding anything to the contrary in this Agreement, in the event a matter is in dispute at any Committee, Takeda shall have the right to exercise its final decision-making authority under Section 2.6(c) at any time (i.e., without the escalation procedure set forth in Section 2.6(a) or Section 2.6(b)) after notifying the JSC and giving TBIL a reasonable opportunity, based on the circumstances, but in no event greater than [***] Business Days, to respond, if in Takeda’s reasonable judgment, compliance with the escalation procedures set forth in Section 2.6(a) and 2.6(b) (including as modified by the preceding sentence) would result in a violation of any Applicable Law or would have a material adverse effect on patient safety; provided that such right shall not be exercised in a manner that overrides any express provision of this Agreement (other than Sections 2.6(a) and (b)).

(e)                                  Each Committee shall continue to exist until the first to occur of (i) the Parties mutually agreeing to dissolve it or (ii) TBIL providing Takeda written notice of its intention to dissolve and no longer participate in such Committee.  In the event that any Committee (other than the JSC) is dissolved pursuant to the foregoing sentence, TBIL’s powers and responsibilities within such Committee shall automatically be assumed by the JSC (or Takeda as set forth in the following sentence if the JSC is also dissolved).  In the event the JSC is dissolved, TBIL’s powers and responsibilities within the JSC shall automatically be assumed by Takeda and Takeda shall have the right to make all decisions previously under the decision-making authority of the JSC.

(f)                                   Each Party shall bear its own expenses in connection with its activities under this Article II, including the attendance and participation at any of the Committee meetings, including travel expenses, and the Parties shall share equally any joint expenses (such as conference room rental and the like).

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ARTICLE III
LICENSE GRANTS

3.1                               License Grants to Takeda and Sublicensing Rights.

(a)                                 License Grant.  Subject to the terms and conditions of this Agreement, TBIL and its Affiliates hereby grant to Takeda a non-transferable (except as permitted by Section 17.8), sublicenseable (to the extent permitted in Section 3.1(b)), exclusive (including as to TBIL and its Affiliates) (subject to Section 3.5) license under the TBIL Technology solely to Exploit the Compound and the Products for use in the Field throughout the Territory.

(b)                                 Sublicensing Rights of Takeda.  Subject to Section 3.4, Takeda shall have the right to grant sublicenses (through multiple tiers) under the license granted to Takeda pursuant to Section 3.1(a) to (i) its Affiliates; (ii) any Third Party with written notice to TBIL anywhere in the Territory outside any Major Market Country; or (iii) subject to TBIL’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), any Third Party in any Major Market Country.

3.2                               License Grants to TBIL.

(a)                                 License Grant.  Subject to the terms and conditions of this Agreement, Takeda and its Affiliates hereby grant to TBIL and its Affiliates a non-transferable (except as permitted by Section 17.8), non-sublicenseable, non-exclusive license under the Takeda Technology solely to the extent necessary for TBIL to perform its obligations under this Agreement and subject to the terms hereof.

3.3                               Subcontracting.  Each Party shall be permitted to use Third Party subcontractors to perform activities for which such Party is responsible (each, a “Subcontractor”), subject to the terms hereof (including Section 3.4); provided that TBIL’s use of a Subcontractor shall be limited to performance of its obligations under Article VII, unless otherwise agreed by the JSC.  TBIL shall obtain Takeda’s prior written consent prior to engaging any such Subcontractor (which consent shall not be unreasonably withheld, conditioned or delayed).

3.4                               Sublicensing and Subcontracting Conditions.  Each sublicense that Takeda grants to a Sublicensee (or such Sublicensee grants to another Sublicensee) or subcontract that a Party grants to a Subcontractor (the “Contracting Party”) shall be granted pursuant to an agreement which (a) is subject to, and consistent with, the terms and conditions of this Agreement, and (b) includes provisions at least as protective of the other Party (the “Non-Contracting Party”) as the provisions of this Agreement, and (c) if the Sublicensee or Subcontractor (as applicable) is a Third Party, is in writing.  For clarity, the granting of a sublicense or subcontract hereunder shall not relieve the Contracting Party of any of its obligations hereunder and the Contracting Party shall cause its Sublicensees and Subcontractors to comply, and shall remain responsible for its Sublicensees’ and Subcontractors’ compliance, with all of the terms hereof applicable to the Non-Contracting Party.  In the case of any sublicense (but not subcontract), Takeda shall provide TBIL with a true and complete copy of each such written agreement (and any amendment thereto) entered into with a Third Party no later than [***] days after each such agreement (or any amendment thereto) has been executed; provided that Takeda shall have the right to redact commercially sensitive information from such copies, provided that Takeda shall not redact any information that pertains to the compliance of such written agreement with this Section 3.4.  For

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clarity, information regarding the scope of the license grants, territory and/or term of each such sublicense shall not be considered commercially sensitive (and shall not be redacted).

3.5                               Retained Rights.  Notwithstanding Section 3.1, TBIL expressly reserves all rights in, to, and under the TBIL Technology solely to the extent necessary to perform its obligations under this Agreement.

3.6                               No Implied License.  Except as expressly provided in this Article III or elsewhere in this Agreement, neither Party will be deemed by this Agreement to have granted to the other Party or its Affiliates, any license or other rights, express or implied, under such Party’s Intellectual Property, whether by implication, estoppel or otherwise.

ARTICLE IV
DEVELOPMENT ACTIVITIES

4.1                               Overview of Development.  Subject to the terms and conditions of this Agreement, the Parties intend to collaborate to Develop the Products for use in the Field in the Territory under the general direction and oversight of the JSC or such other applicable Committee that is designated such responsibility.

4.2                               Development Plan.

(a)                                 General.  The Parties shall use Commercially Reasonable Efforts to Develop the Products in accordance with a comprehensive plan for such Development (the “Development Plan”) as described in Section 4.2(c).  Takeda shall be responsible for those activities set forth in the Development Plan and TBIL shall perform no Development activities unless both expressly set forth in the Development Plan and agreed upon in writing by TBIL (including documentation in the JSC minutes) in its sole discretion.  The Development Plan shall encompass all Products under Development by Takeda, its Affiliates, its Sublicensees and its Subcontractors under this Agreement.

(b)                                 Development Plan.  Within [***] days following the first meeting of the JSC, Takeda shall prepare and submit to the JSC for review and approval the Development Plan.

(c)                                  Development Plan Contents.  The Development Plan shall set forth in reasonable detail the objectives and planned tasks for Development of at least one (1) Product intended to support its Regulatory Approval in the Major Market Countries.  Without limiting the foregoing, the Development Plan shall include for such Development:

(i)                                     any material Development activities (including Clinical Trials, research or manufacturing activities) that are to be conducted by or on behalf of each Party, its Affiliates and its Sublicensees and the estimated timeline for completing each such Development activity;

(ii)                                  planned regulatory strategy for obtaining Regulatory Approval for at least one (1) Product in the Major Market Countries; and

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(iii)                               an estimated annual budget of Third Party Expenses that are expected to be incurred under the Development Plan during the period for which the applicable Development Plan relates (the “Development Budget”).

4.3                               Transfer of Technology and Responsibilities.

(a)                                 Transfer Plan.  As soon as practicable after the Effective Date, but in no event later than [***], the Parties shall (i) develop and agree on a transition plan (the “Transfer Plan”) under which, in accordance with the terms hereof, TBIL will transfer to Takeda all TBIL Know-How that exists or is anticipated to exist at the time TBIL completes its activities under the Transfer Plan and (ii) use reasonable efforts to complete the activities thereunder.  For clarity, the Parties acknowledge that the activities under the Transfer Plan are separate from the activities contemplated under the Development Plan and that those activities under the Transfer Plan may continue beyond the Regulatory Transfer Date.  TBIL shall use Commercially Reasonable Efforts to conduct the activities set forth in the Transfer Plan, and Takeda shall cooperate in good faith to support and provide assistance to TBIL in connection therewith.  In the event that, following completion of the activities set forth in the Transfer Plan, at any time during the Term, Takeda believes that it has not received certain TBIL Know-How described in the Transfer Plan, Takeda shall provide written notice to TBIL and TBIL shall promptly transfer such TBIL Know-How to Takeda.  During the Term, periodically upon Takeda’s reasonable written request, TBIL shall transfer to Takeda all TBIL Know-How then existing and that has not been previously transferred to Takeda.

(b)                                 Transfer Plan Expenses. Except as expressly set forth in Section 7.2, each Party shall be responsible for those internal expenses incurred in furtherance of the Transfer Plan.  Takeda shall reimburse TBIL for its Third Party Expenses reasonably incurred in furtherance of the Transfer Plan (if any).  Takeda shall reimburse TBIL for such Third Party Expenses in accordance with Section 8.6.

4.4                               Development Updates and Development Plan Amendments.

(a)                                 Development Updates.  Each Party (to the extent applicable with respect to TBIL) shall submit periodic reports to the JSC on a semi-annual basis, describing its activities under the Development Plan, together with all results and data generated therefrom during the reporting period.

(b)                                 Development Plan Amendments.  From time to time as necessary after the approval of the first Development Plan, Takeda shall prepare and submit for approval to the JSC, any updates to the Development Plan.  Once approved by the JSC, each amended Development Plan shall become effective and supersede the previous Development Plan as of the date of such approval.

4.5                               TBIL Approval of Development of Oral Formulation.  Takeda and its Affiliates and its and their respective Sublicensees [***], provided, that TBIL may only [***] (a) [***] or (b) TBIL or its current licensee, pursuant to the [***].

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

4.6                               Material Changes to Development Timelines.  In the event that either Party reasonably believes that there will be a material delay in the Development timeline as compared to the Development timeline in the then-current Development Plan, such Party shall, as soon as reasonably practicable after such Party or any of its Affiliates becomes aware of such delay or at the next regularly scheduled meeting of the JSC, whichever is sooner, notify the other Party in writing and, if the other Party reasonably requests, the JSC shall promptly discuss the strategy to mitigate the effects of, and otherwise limit, such delay.

4.7                               Development Expenses.  Except as set forth in Section 8.7, Takeda shall have sole responsibility for all expenses incurred in connection with Development of the Products for use in the Field throughout the Territory after the Effective Date.  Takeda shall reimburse TBIL for the TBIL Internal Costs and TBIL’s and its Affiliates’ Third Party Expenses incurred in furtherance of the Development Plan.  Takeda shall reimburse TBIL in accordance with Section 8.6. For the avoidance of doubt, Takeda shall have no obligation to reimburse TBIL’s FTE costs related to TBIL’s participation on any Committee or its participation in connection with the review of any Regulatory Materials or attendance at any meetings with Regulatory Authorities.

4.8                               Development Records.  Each Party shall maintain current and accurate records of all Development activities conducted by or on behalf of such Party, its Affiliates or, in the case of Takeda, its Sublicensees in connection with this Agreement, and all data and other information collected or resulting from such work.  Such records shall properly reflect all work done and results achieved in the performance of the Development activities in sufficient detail and in good scientific manner appropriate for regulatory and patent purposes.  Each Party shall document all non-clinical and preclinical studies and Clinical Trials to be conducted pursuant to the Development Plan (to the extent applicable with respect to TBIL) in formal written study reports according to applicable national and international (e.g., ICH, GCP, and GLP) guidelines.

4.9                               Regulatory.  The regulatory strategy for the Products for use in the Field within the Territory shall be consistent with the overall objective of obtaining Regulatory Approval for the Products in accordance with the Development Plan.

(a)                                 Transfer of Regulatory Filings and Regulatory Responsibilities.  Within [***] days of the Effective Date or such other time as otherwise agreed upon by the Parties, TBIL shall perform those reasonable activities that are required to assign to Takeda each IND filed by or on behalf of TBIL for the Products, and within [***] days of the Effective Date, TBIL shall provide Takeda with copies (which may be electronic unless otherwise required by Applicable Laws) of all other Regulatory Materials that support such IND(s) or otherwise pertain to such Products, including: (i) all data contained therein and all supporting documents created for, submitted to or received from an applicable governmental agency or Regulatory Authority relating to such Regulatory Materials; and (ii) other documentation or Know-How reasonably necessary or useful in order to Exploit such Product, including any registrations and licenses, regulatory drug lists, advertising and promotion documents shared with Regulatory Authorities, adverse event files, complaint files, Manufacturing records, CMC materials and master files (the “Transferred Regulatory Materials”).  Upon Takeda’s reasonable request, TBIL shall transfer to Takeda all data, information and other materials underlying or supporting such Transferred Regulatory Materials with respect to each Product.

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(b)                                 Ownership of Regulatory Approvals.  Unless otherwise agreed to by the Parties, after TBIL completes transfer to Takeda of the Transferred Regulatory Materials with respect to the Products, Takeda shall own, and hold in its name, the IND and all other Regulatory Materials (including all Regulatory Approvals) for such Products with respect to the Field within the Territory.   The date upon which TBIL transfers to Takeda the ownership of the IND Controlled by TBIL for the Products (and any applications therefor) shall be deemed the “Regulatory Transfer Date”.

(c)                                  Regulatory Activities and Cooperation.  Unless otherwise agreed upon by the Parties, after the Regulatory Transfer Date, Takeda shall be the lead party for all regulatory-related activities with respect to such Products and TBIL shall not communicate or correspond with any Regulatory Authority with respect to such Products without the prior written consent of Takeda unless such communication or correspondence is required to comply with Applicable Laws, in which case TBIL shall, to the extent practicable, notify Takeda and obtain Takeda’s written consent prior to engaging in such communication or submitting such correspondence; provided that, upon TBIL’s request, Takeda shall: (i) provide TBIL with drafts of all material Regulatory Materials reasonably in advance of submission to a Regulatory Authority for TBIL’s review and comment and  reasonably consider incorporating TBIL’s reasonable comments in connection therewith, (ii) provide TBIL with a copy, in electronic form if reasonably practicable, of all material Regulatory Materials submitted to or received from a Regulatory Authority, promptly, but in no event later than [***] Business Days after receipt or submission thereof, and (iii) notify TBIL reasonably prior to any material meetings and material conferences related to the Products with Regulatory Authorities and unless precluded by Applicable Law, upon TBIL’s request, TBIL may attend and observe (and, upon Takeda’s request or written consent, which may be withheld or granted at Takeda’s sole discretion, participate in) such meetings; provided that, unless otherwise agreed to by Takeda, no more than [***] of TBIL’s employees or its designees may attend a meeting with the FDA and no more than [***] of TBIL’s employees or its designees may attend a meeting with any other Regulatory Authority, and (iv) upon TBIL’s request, provide TBIL with all reports and minutes from all such material meetings and conferences.

4.10                        Clinical Trial Transparency.  Both Parties agree to collaborate to maintain compliance with all Applicable Laws related to clinical trial transparency, as well as any industry guidelines/codes of conduct, or other obligations that may apply to the sponsor of any Clinical Trial and/or the owner of any Regulatory Approval hereunder.  The Parties shall cooperate to maintain clinical trial transparency consistent with the sponsor’s clinical trial registration, summary result, and data sharing transparency policies and will support disclosure of information as needed based on the needs of the sponsor of the study or the Regulatory Approval holder hereunder.  Each Party agrees to register any Clinical Trials conducted by or on behalf of such Party, or any of its Affiliates or in the case of Takeda, its Sublicensees, under an IND in connection with this Agreement in any clinical trial registry (e.g., clinicaltrials.gov) as required by Applicable Laws; provided that each Party shall use reasonable efforts to inform the other Party prior to posting the results of any such Clinical Trial on any clinical trial registry (e.g., clinicaltrials.gov).  Subject to the foregoing obligation to inform TBIL, TBIL further agrees to allow Takeda to post the clinical trial results of such Clinical Trials conducted by or on behalf of TBIL and its Affiliates and to link the registry to the clinical results of all studies that are the basis for the efficacy claims for the Product in the Territory, and the results of any additional

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

studies that are conducted after filing for or obtaining Regulatory Approval that provide additional information that is relevant to the use of Products in the Field in the Territory.  Takeda shall be responsible for registering in the appropriate clinical trial registry and posting the results of all Clinical Trials, Post-Marketing Studies or other studies, in each case, performed by or on behalf of Takeda, its Affiliates and its Sublicensees for Products in the Field as required by Applicable Laws.

ARTICLE V
COMMERCIALIZATION

5.1                               Overview of Commercialization.

(a)                                 General Objectives.  Subject to the terms of this Agreement, Takeda shall use Commercially Reasonable Efforts to Commercialize at least one (1) Product for use in the Field in the Territory.

5.2                               Commercialization Plan

(a)                                 General.  Takeda shall Commercialize the Product hereunder in accordance with a reasonably detailed plan for such Commercialization (each, a “Commercialization Plan”). The Commercialization Plan shall encompass all Products to be Commercialized by Takeda, its Affiliates, its Sublicensees and its Subcontractors under this Agreement.

(b)                                 Commercialization Plan.  At least [***] months prior to the first anticipated Regulatory Approval of a Product in a Major Market Country, the JSC shall commence discussions regarding the Commercialization strategy with respect to such Product.  Takeda shall submit to the JSC for its review, discussion and comment, an initial draft Commercialization Plan for each Product approximately [***] months prior to the first anticipated Regulatory Approval in a Major Market Country (the date for which shall be determined by the JSC).  Following the JSC’s timely review, discussion, and comment (which Takeda shall reasonably consider in good faith), Takeda shall finalize the Commercialization Plan and provide a copy thereof to the JSC.  Takeda shall be responsible for those activities set forth in the Commercialization Plan and except as set forth in Section 5.6, TBIL shall perform no Commercialization activities unless both expressly set forth in the Commercialization Plan and agreed upon in writing by TBIL in its sole discretion.

(c)                                  Contents.  The Commercialization Plan shall include for such Commercialization:

(i)                                     high-level plan for pre-launch, launch and subsequent Commercialization activities, including a conceptual description of any promotional campaigns (in accordance with Section 5.6);

(ii)                                  any Post-Marketing Studies; and

(iii)                               estimated market and sales forecasts for Major Market Countries.

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

5.3                               Commercialization Updates; Amendments to Commercialization Plan.

(b)                                 Beginning [***] days before the expected First Commercial Sale of any Product in any country in the Territory, Takeda will provide the JSC with updates, at each JSC meeting, of the material Commercialization activities conducted for the Products throughout the Territory.

(c)                                  On or before [***] of each year during the Term (unless the Parties otherwise agree in writing), Takeda shall prepare and submit to the JSC for its review, discussion, and comment, any updates to the Commercialization Plan.  Following the JSC’s review, discussion, and comment (which Takeda shall reasonably consider in good faith), Takeda shall finalize the Commercialization Plan and such amended Commercialization Plan shall become effective and supersede the previous Commercialization Plan as of the date of such finalization.

5.4                               Commercialization Expenses.  Except as set forth in Section 8.7, Takeda shall have sole responsibility for its expenses incurred in connection with Commercialization of the Products for use in the Field throughout the Territory under this Agreement.  Takeda shall reimburse TBIL for the TBIL Internal Costs and TBIL’s and its Affiliates’ Third Party Expenses incurred in furtherance of the Commercialization Plan, in each case, solely with respect to those TBIL Internal Costs and Third Party Expenses incurred in accordance with the Commercialization Plan, and with respect to the TBIL Internal Costs, solely for those specific activities conducted by employees within the functional areas identified in the Commercialization Plan.

5.5                               Bundling.  Takeda shall not, and shall ensure that its Affiliates and Sublicensees do not, bundle or include any Product as part of any multiple product offering or discount or price in a manner that disadvantages such Product in order to primarily benefit sales or prices of other products.

5.6                               TBIL U.S. Co-Promote.  No later than [***] months prior to a Product’s anticipated First Commercial Sale in the U.S., TBIL may request, in writing, that Takeda grant TBIL the right to co-promote such Product in the U.S. (“Co-Promote”).  At Takeda’s sole discretion, but in any event, within [***] days of TBIL’s written request, Takeda may agree to grant TBIL the right to Co-Promote such Product in the U.S.   If Takeda grants TBIL the right to Co-Promote in the U.S., the Parties will promptly negotiate and enter into a separate co-promote agreement for the Commercialization of such Product in the Field in the U.S. by Takeda and TBIL, on mutually agreeable terms as to the manner of such Co-Promote, and the JSC will promptly amend the Commercialization Plan to address the transition of promotional activities from Takeda to both Parties.  For the avoidance of doubt, Takeda, at its sole discretion, will determine (i) whether to grant TBIL the right to Co-Promote and if granted, (ii) the promotional activities that TBIL may engage in with respect to such right.

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

ARTICLE VI
RECALLS AND OTHER CORRECTIVE ACTIONS AND RELATED MATTERS

6.1                               Recalls and Other Corrective Actions.  Prior to the Regulatory Transfer Date, decisions with respect to any recall, market withdrawal, or other corrective action related to such Product for use in the Field in the Territory (each, a “Recall”) shall be made by TBIL, in consultation with the JSC, and all expenses of such Recall shall be the responsibility of TBIL.  In the event that Takeda believes that a Recall of a particular Product may be required prior to the Regulatory Transfer Date, Takeda shall promptly notify TBIL and TBIL shall take such notice into consideration and decide whether such Recall is required.  After the Regulatory Transfer Date, decisions with respect to any Recall of such Product shall be made by Takeda, at its sole discretion, and all expenses of such Recall shall be the responsibility of Takeda.  In the event that TBIL believes that a Recall may be required, TBIL shall promptly notify Takeda and Takeda shall take such notice into consideration and decide whether such Recall is required.  Prior to the Regulatory Transfer Date, the Parties shall jointly determine, and after the Regulatory Transfer Date, Takeda shall determine in its sole discretion, acting reasonably and in good faith and without inappropriately denigrating the Product or the Parties, any actions taken or public statements made in connection with any Recall of such Product and TBIL shall, upon Takeda’s reasonable written request, cooperate in such actions.

6.2                               Adverse Event Reporting and Safety Data Exchange.

(a)                                 Unless otherwise agreed by the Parties, the specific details regarding the management of safety information including adverse events reports related to the Development and the Commercialization of the Products in the Territory will be delineated in a separate global pharmacovigilance agreement (the “PVA”) that shall be agreed to by the Parties as soon as reasonably practicable after the Effective Date.  Following execution of the PVA, in the event of an express conflict between this Section 6.2 and the PVA, the terms and conditions of the PVA shall control.

(b)                                 Prior to the Effective Date, TBIL shall have established a global safety database.  Prior to the Regulatory Transfer Date, TBIL shall, to the extent required by Applicable Laws, be responsible for monitoring all clinical experiences, maintaining such global safety database, safety monitoring, pharmacovigilance surveillance, compliance and filing of all required safety reports to Regulatory Authorities in the Territory with respect to the Product, including annual safety reports.  In accordance with the Transfer Plan, TBIL shall transfer to Takeda the global safety database for the Product to Takeda.  At the time of the transfer, TBIL shall confirm in writing that all safety data related to the Product is accurately reflected in the global safety database then-existing and being maintained by TBIL.  After the Regulatory Transfer Date, Takeda will assume responsibility for monitoring all clinical experiences, maintaining the global safety database, safety monitoring, pharmacovigilance surveillance, compliance and filing of all required safety reports to Regulatory Authorities in the Territory with respect to the Product, including annual reports, and shall carry out such responsibility in compliance with all Applicable Laws during the remainder of the Term.  Until such time as the global safety database for a Product is transferred to Takeda hereunder and thereafter in the event TBIL receives any safety updates with respect to such Product, TBIL shall prepare and provide to Takeda on a timely basis any safety updates received by or on behalf of TBIL or any of its Affiliates and/or Sublicensees; provided that in no case shall the exchange of information related to adverse events occur later than [***] days for any fatality and/or life-threatening safety event,

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

[***] days for other related serious adverse events, and [***] days for other, non-serious adverse events.

6.3                               Notifications of Regulatory Events.

(a)                                 (i) Prior to the Regulatory Transfer Date, TBIL shall, and (ii) after the Regulatory Transfer Date, Takeda shall, without limiting any other term or condition hereof, notify the JSC, as soon as reasonably practicable, of any action by, or notice or other information that such Party or any of its Affiliates receives (directly or indirectly) from, any Third Party (including any Governmental Authority), which: (1) considered in light of all other information related to the Product, raises any material concerns regarding the safety of the Product; (2) is reasonably likely to lead to a Recall or clinical hold with respect to such Product; or (3) constitutes a notice of an investigation or formal inquiry by any Regulatory Authority regarding such Product.

(b)                                 Without limiting Section 6.3(a) or any other term or condition hereof, (i) before the Regulatory Transfer Date, TBIL shall, and (ii) after the Regulatory Transfer Date, Takeda shall: notify the other Party if such Party or any of its Affiliates learns of (i) non-routine Governmental Authority inspections of any facilities related to the Products (provided that, in no event shall such notice be provided less than [***] hours before such inspection); (ii) receipt of a warning letter issued by a Regulatory Authority; (iii) receipt of Product Complaints related to actual or suspected Product tampering, contamination, or mix-up (e.g., wrong ingredients); or (iv) initiation of any Regulatory Authority or other Governmental Authority investigation, detention, seizure or injunction, in each case of the foregoing subsections (ii), (iii) and (iv), within [***] Business Days thereof.

6.4                               Product Complaints.  Prior to the Regulatory Transfer Date, TBIL shall be responsible for managing Product Complaints and for formulating and implementing any related strategies and risk management plans and Product Complaint reporting in all countries within the Territory in which such Product is being Developed.  After the Regulatory Transfer Date, Takeda shall be responsible for managing Product Complaints and for formulating and implementing any related strategies and risk management plans and Product Complaint reporting in all countries within the Territory in which such Product is being Developed or Commercialized.

6.5                               Medical and Consumer Inquiries. Prior to the Regulatory Transfer Date, TBIL shall be responsible for, and, after the Regulatory Transfer Date, Takeda shall be responsible for, responding to medical questions or inquiries from members of the medical and paramedical professions and consumers regarding the Product in the Field in the Territory.  Prior to the Regulatory Transfer Date, if Takeda receives questions related to such Product, and after the Regulatory Transfer Date, if TBIL receives questions related to such Product, Takeda and TBIL, respectively shall, promptly (but in no event later than [***] Business Days from the receipt of such questions) refer such questions to the other Party without responding to such questions itself, and such other Party shall be responsible for responding thereto.

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

6.6                               Regulatory Inspection or Audit.

(a)                                 If a Regulatory Authority desires to conduct an inspection or audit of TBIL (or any of its Subcontractors, including any contract manufacturer) with regard to a Product in a country in the Territory in regard to any activities conducted by or on behalf of TBIL under this Agreement, including the Development Plan, and/or the Commercialization Plan and/or Transfer Plan, to the extent permitted by TBIL’s Third Party agreements relating to such activities (unless such restrictions relate to confidentiality terms which can be satisfied by agreement to customary terms of confidentiality running in favor of such Third Party by Takeda), TBIL shall inform Takeda of such proposed inspection or audit in writing promptly, and not later than [***] Business Days prior to such inspection or audit, to the extent practicable, and shall allow, to the extent permitted under Applicable Law, a representative of Takeda to be present during the portions of such inspection or audit to the extent related to Development or Commercialization of a Product under this Agreement (including related Manufacturing activities).  Following receipt of the inspection or audit observations of such Regulatory Authority with respect thereto (a copy of which TBIL will promptly provide to Takeda, to the extent permitted by TBIL’s Third Party agreements relating to such activities (unless such restrictions relate to confidentiality terms, in which case, TBIL will use reasonable efforts to obtain such Third Party’s consent to disclose such inspection or audit observations to Takeda)), TBIL will also prepare any appropriate responses after reasonably considering and incorporating (to the extent not in violation with Applicable Laws) Takeda’s reasonable comments thereto.

(b)                              If a Regulatory Authority conducts an inspection or audit of Takeda or any of its Affiliates or Subcontractors, which are contract manufacturers, regarding any activities related to the Product conducted by or on behalf of Takeda or its Affiliates under this Agreement, including the Development Plan and/or the Commercialization Plan, then Takeda will provide TBIL, to the extent permitted by Takeda’s Third Party agreements relating to such activities (unless such restrictions relate to confidentiality terms, in which case, Takeda will use reasonable efforts to obtain such Third Party’s consent to disclose such verbal or written summary to TBIL)], as soon as reasonably practicable, but in no event later than [***] Business Days, with a verbal and written summary of (i) the inspection or audit observations of the Regulatory Authority and (ii) Takeda’s response to such Regulatory Authority.  Upon termination of this Agreement pursuant to Section 15.2 by mutual written agreement, by TBIL pursuant to Section 15.3, Section 15.4, or Section 15.7 for Takeda’s material breach, bankruptcy or Shelving Breach, respectively, or by Takeda pursuant to Section 15.5 or Section 15.6, for convenience or Safety Reasons, respectively, then Takeda will provide TBIL to the extent permitted by Takeda’s Third Party agreements relating to such activities (unless such restrictions relate to confidentiality terms, in which case, Takeda will use reasonable efforts to obtain such Third Party’s consent to disclose such inspection or audit observations to TBIL), as soon as reasonably practicable, but in any event within [***] Business Days, with a copy of (i) the inspection or audit observations of the Regulatory Authority with respect thereto and (ii) any written response to such Regulatory Authority.

6.7                               Audits.  Takeda shall have the right to conduct inspections and audits of the facilities of TBIL or of its Affiliates or Subcontractors involved in the Development and/or Commercialization of Products (including related Manufacturing activities) for use in the Field pursuant to this Agreement at reasonable times and on reasonable prior written notice to confirm compliance with the terms hereof.

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

ARTICLE VII
MANUFACTURING AND SUPPLY

7.1                               Transfer of Manufacturing.

(a)                                 Transfer of Manufacturing Activities.  As part of the activities under the Transfer Plan and specifically but without limiting Section 4.3, each Party shall use Commercially Reasonable Efforts to conduct the activities set forth in the Transfer Plan to effectuate the transfer of the Manufacturing of the Products to Takeda according to the timeline set forth in the Transfer Plan.  The Transfer Plan may include, subject to the Parties’ written agreement, any interim supply of the Compound and/or Products by or on behalf of TBIL or its Affiliates to Takeda.

(b)                                 Transfer of Inventory.  In connection with such transfer, in the event that TBIL has any inventory of the Compound or the Product or intermediate materials in its possession and Control, TBIL shall, at Takeda’s request, transfer such quantities to Takeda.  Takeda shall pay TBIL $[***] for the transfer of approximately [***] grams (i.e., between [***] and [***] grams) of the Compound, which represents TBIL’s remaining inventory of the Compound as of the Effective Date.

7.2                               Post-Transfer Responsibility.  Except as otherwise expressly provided herein, after the completion of the transfer under Section 7.1, Takeda shall have sole responsibility, at its own expense, to Manufacture the Compound and the Products for Development and Commercialization in the Field in the Territory to develop, or have developed, a process for the Manufacture of the Products, and to scale up (or have scaled-up) such process to a level sufficient to Manufacture (or have Manufactured) and supply reasonable quantities of the Products for Development and Commercialization in accordance with the terms hereof.  Takeda shall ensure that the Products are Manufactured in accordance with all Applicable Laws (including GMP).

ARTICLE VIII
PAYMENTS

8.1                               Upfront Payment.  Within ten (10) Business Days after Takeda’s receipt of an invoice from TBIL provided on or after the Effective Date, Takeda shall pay to TBIL a one-time, non-creditable, non-refundable upfront payment of Fifteen Million U.S. Dollars ($15,000,000 USD) (the “Upfront Payment”).

8.2                               Milestone Payments.

(a)                                 General.  Takeda shall pay to TBIL each of the Development, Regulatory Approval and First Commercial Sale Milestone Payments and the Aggregate Sales Milestone Payments (each, a “Milestone Payment”) upon achievement of the corresponding milestone event described herein (each such event, a “Milestone Event”).  For clarity, no Milestone Payment shall be owed for a Milestone Event that is not achieved, except in the event that (i) upon achievement of an Aggregate Sales Milestone Event for all Products, if any Milestone Payment for the achievement of an earlier Aggregate Sales Milestone Event for all Products was

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

not paid by Takeda, such unpaid Milestone Payment shall be paid concurrently with the Milestone Payment that corresponds to the Milestone Event that was achieved.

(b)                                 Development, Regulatory Approval and First Commercial Sale Milestone Payments.

(i)                                     General.  Each Milestone Payment (as set forth in the table below) shall be paid one time only upon the first achievement of the Milestone Event by the first Product to achieve such Milestone Event, regardless of how many times the corresponding Milestone Event achieved by the same or different Product(s).

Milestone Event	Milestone Payment
First dosing of a patient in a Phase III Clinical Trial for an IV Formulation	$	[***]
Regulatory Approval of an IV Formulation in a Major Market Country without a CVOT (the “Regulatory Approval Milestone”)	$	[***]
First Commercial Sale of an IV Formulation in a Major Market Country	$	[***]
First dosing of a patient in a Phase II Clinical Trial for an Oral Formulation	$	[***]
First dosing of a patient in a Phase III Clinical Trial for an Oral Formulation	$	[***]
First Commercial Sale of an Oral Formulation in a Major Market Country	$	[***]

(c)                                  Aggregate Sales Milestones.  Each Aggregate Sales Milestone Payment (each, an “Aggregate Sales Milestone Payment”) (as set forth in the table below) shall be paid one time only upon the first instance that the total aggregate Net Sales of all Products during a Calendar Year reach or exceed the amounts set forth in the following tables (each, an “Aggregate Sales Milestone Event”).  Takeda shall notify TBIL in writing within thirty (30) days after the end of the Calendar Quarter in which any such Aggregate Sales Milestone Event is achieved, and within thirty (30) days after Takeda’s receipt of an invoice from TBIL, Takeda shall pay the applicable Aggregate Sales Milestone Payment to TBIL.

Milestone Event	Milestone Payment
Upon the first occasion that aggregate annual Net Sales for all Products > $[***]	$	[***]

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Milestone Event	Milestone Payment
Upon the first occasion that aggregate annual Net Sales for all Products > $[***]	$	[***]
Upon the first occasion that aggregate annual Net Sales for all Products > $[***]	$	[***]
Upon the first occasion that aggregate annual Net Sales for all Products > $[***]	$	[***]

8.3                               Royalties.

(a)                                 General Terms.  Within [***] days after the end of each Calendar Quarter, Takeda shall pay TBIL any and all Royalties on Net Sales in such Calendar Quarter as described in this Section 8.3.  The Parties hereby acknowledge and agree that (i) the Royalties are blended royalty rates that reflect the combined consideration for the rights granted under the TBIL Know-How, the TBIL Patents, and all Know-How Developed during the Term, which blended rate is applied herein for convenience and amortized over a minimum [***] year period and (ii) access to the TBIL Know-How and Know-How Developed during the Term provides Takeda with a competitive advantage in the marketplace beyond the exclusivity afforded by the TBIL Patents and any Regulatory Exclusivity.  Subject to Section 8.3(b) through Section 8.3(d), Section 8.4(a) and Section 8.5 and in accordance with Section 8.3(d), Takeda shall pay to TBIL incremental royalties on aggregate Net Sales by Takeda, its Affiliates and its Sublicensees of all Products in the Territory during a Calendar Year (“Royalties”) in the amounts set forth in the table in this Section 8.3, below.

Aggregate Annual Net Sales of all Products in the Territory	Royalty Rate
On the portion of aggregate annual Net Sales of all Products < $[***]	[***]	%
On the portion of aggregate annual Net Sales of all Products > $[***] and < $[***]	[***]	%
On the portion of aggregate annual Net Sales of Products > $[***]	[***]	%

By way of example, if the aggregate annual Net Sales of all Products in the Field throughout the Territory in a Calendar Year equals $[***] USD assuming no deductions pursuant to Section 8.3(c) or Section 8.4, the Royalties would be calculated as follows:

$[***]	x	[***]	%	=	$[***]
$[***]	x	[***]	%	=	$[***]
$[***]	x	[***]	%	=	$[***]

Total					$[***]

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(b)                                 Royalty Term.  For purposes of this Agreement, “Royalty Term” shall be determined on a Product-by-Product and county-by-country basis for each Product and shall commence on the First Commercial Sale of such Product in such country and shall continue until the latest of: (i) the expiration of the last Valid Claim from a TBIL Patent or a Takeda Patent Covering the Product that provides market exclusivity for such Product in such country; (ii) any Regulatory Exclusivity for such Product in such country; or (iii) the [***] year period beginning on the First Commercial Sale of such Product in such country.  For the avoidance of doubt, “Takeda Patent” as used in this Section 8.3(b) includes Patents claiming or disclosing Joint Know-How to the extent such Patents Cover the Compound or the Product.  Following expiration of the Royalty Term in each country, Takeda shall have a non-exclusive, royalty-free, fully paid up, perpetual, irrevocable license under the TBIL Technology with respect to such Product in such country.

(c)                                  Reduction in Royalty Rate Based on Generic Competition.  On a Product-by-Product basis and country-by-country basis, following the First Commercial Sale of a Generic Product of a Product in a country in the Territory, in the event that, during any Calendar Quarter, Product Share of such Product in such country (i) is greater than [***] and less than or equal to [***], the royalty rates set forth in Section 8.3(a) shall be reduced by [***]; (ii) is greater than [***] and less than or equal to [***], the royalty rates set forth in Section 8.3(a) shall be reduced by [***]; and (iii) is less than [***], Takeda shall have no obligation to pay TBIL a royalty on Net Sales of such Product in such country, for such Calendar Quarter and for so long as such reduction applies.  For the avoidance of doubt, Section 8.3(c)(iii) is not subject to the limitations set forth in Section 8.5.

(d)                                 Royalty Reports.

(i)                                     As soon as reasonably practicable (but in no event more than [***] Business Days) after the end of each Calendar Quarter, Takeda shall submit to TBIL a report setting forth for each Product sold by or on behalf of Takeda, its Affiliates or its Sublicensees the estimated number of units sold, the gross sales and the estimated Net Sales of such Product in such Calendar Quarter.

(ii)                                  Within [***] days after the end of each Calendar Quarter, Takeda shall submit to TBIL a report of Net Sales of Products by or on behalf of Takeda, its Affiliates, and its Sublicensees in sufficient detail to permit confirmation of the accuracy of the payments that are owed or made, including, on a country-by-country and Product-by-Product basis, the number of Products sold, the gross sales, the deductions therefrom, and Net Sales of such Products, the amount and type of Royalties payable, the method used to calculate the Royalties, any reductions to Royalties under Sections 8.3(c)(i), 8.3(c)(ii), 8.3(c)(iii) or Section 8.4(a), any Milestone Payments  that are payable and the exchange rates used.

8.4                               Third Party Payments.

(a)                                 If Takeda determines that it is desirable to obtain a license or other rights to any Patents of a Third Party required to secure freedom to operate on composition of matter or use of the Compound in the Field in the Territory, Takeda shall be primarily responsible for negotiating and executing the terms of such license or other rights.  Prior to entering into such

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

license, Takeda shall generally inform TBIL of such license, including Takeda’s reasoning for why such license is appropriate and a general description of the fees to be paid by Takeda under such license in connection with freedom to operate on composition of matter or use of the Compound in the Field in the Territory.  Takeda shall provide TBIL with a copy of any such agreement no later than [***] days after each such agreement (or any material amendment thereto) has been executed; provided that Takeda shall have the right to redact commercially sensitive information from such copies, further, provided that Takeda shall not redact any information that pertains to the compliance of such agreement with this Section 8.4(a).  For clarity, information regarding the scope of the license grants, territory, and royalties, milestones, and upfront payments for which Takeda is seeking an offset right and/or term of each agreement shall not be considered commercially sensitive (and shall not be redacted).  As between the Parties, any amounts (whether in the form of upfront payments, royalties, milestones or other amounts) due in connection with such license or other rights will be Takeda’s sole responsibility; provided that, to the extent that any such Patent is required to secure freedom to operate on composition of matter or use of the Compound in a country in the Territory hereunder (such Patents, the “Third Party IP”), Takeda may deduct, from the Royalties that are owed to TBIL, [***] of the applicable royalties, upfront payments, and milestone payments and other amounts attributable to the freedom to operate on composition of matter or use of the Compound actually paid to the applicable Third Party for a license or other rights to Third Party IP that is necessary to practice the TBIL Technology in connection with freedom to operate on composition of matter or use of the Compound in the Field in the Territory, provided that the Royalties payable to TBIL in a particular Calendar Quarter are not reduced by more than [***] of the total Royalties that would otherwise be due for such Calendar Quarter in the absence of such reduction.  Any portion of such Third Party payments that remains uncredited due to the application of such floor may be carried forward and deducted from Royalties due for subsequent Calendar Quarters until fully exhausted.  For clarity, Third Party IP shall not include any Patents on any materials or components unrelated to the Compound, such as carriers, excipients, additives or preservatives used in a formulation of the Product, or devices and equipment used to administer the Product.

(b)                                 Notwithstanding the foregoing Section 8.4(a), in the event and to the extent that a Party had actual knowledge of any Third Party IP prior to the Effective Date, such Party shall be solely responsible for any amounts owed to such Third Party that arise from the Exploitation of the Products in accordance with this Agreement to the extent based upon a license or other rights to such Third Party IP.  For the avoidance of doubt, any amounts paid by TBIL pursuant to this Section 8.4(b) shall be paid by directly by TBIL and shall not be considered for the purposes of Section 8.5.

(c)                                  In the event that Takeda decides that obtaining a license from a Third Party in accordance with Section 8.4(a) or Section 8.4(b) is not commercially feasible, the Parties shall confer as to whether it is more reasonable to modify the current activities with respect to the applicable Product so as to render the activity non-infringing or to terminate this Agreement with respect to such Product; provided that the foregoing shall not limit Takeda’s rights under Section 15.5.

8.5                               Royalty Floor.  Notwithstanding the other limitations set forth in Section 8.3(c) and Section 8.4(a), on a Calendar Quarter-by-Calendar Quarter basis, the maximum allowable combined reduction of a royalty payment in a Calendar Quarter pursuant to Section 8.3(c)(i),

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Section 8.3(c)(ii) and Section 8.4 shall be [***].  Takeda may carry forward to a subsequent Calendar Quarter any reduction in a royalty payment which Takeda would have otherwise been allowed to make under Section 8.3(c)(i), Section 8.3(c)(ii) or Section 8.4 in a Calendar Quarter, but for the application of the royalty floor in this Section 8.5.  For illustration purposes only, examples of royalty calculations are included in Exhibit 8.5 of this Agreement.

8.6                               Reimbursement of TBIL Expenses.  Takeda shall reimburse TBIL for those TBIL Internal Costs and its and its Affiliates’ Third Party Expenses as provided in Section 4.3, Section 4.7, Section 5.4, Section 7.2, Section 12.3 and Section 15.8 (the “Reimbursed Expenses”).  TBIL shall be reimbursed for such amounts in accordance with Section 8.10.  Within [***] days of the end of each Calendar Quarter, TBIL shall submit an invoice to Takeda for the Reimbursed Expenses incurred during such Calendar Quarter, together with a written report setting forth in reasonable detail such expenses.  Reimbursed Expenses incurred shall include any pre-paid amounts and accrued amounts (to the extent not previously captured as a pre-paid amount).  In the event the Reimbursed Expenses in the aggregate exceed the amount set forth in the applicable Development Plan, Commercialization Plan, or the Transfer Plan, as applicable, for any Calendar Quarter by more than [***], the JSC shall determine if such excess amount or any portion thereof, is reasonable under the circumstances.  If the JSC determines such excess amount is reasonable, such amount shall be deemed a Reimbursed Expense; otherwise, the excess amount shall be the responsibility of TBIL.  If the JSC cannot reach a consensus regarding the reasonableness of the disputed Reimbursed Expenses, such dispute shall be resolved in accordance with Article XVI.  For the avoidance of doubt, neither Party shall have final decision-making authority with respect to whether a Reimbursed Expense was reasonable.

8.7                               Co-Funding of CVOT.  If, subsequent to Takeda’s payment of the Regulatory Approval Milestone Payment to TBIL and during the five (5)-year period following First Commercial Sale of an IV Formulation [***], a Regulatory Authority notifies Takeda that a CVOT is required with respect to such IV Formulation [***], TBIL agrees to reimburse Takeda in the amount of [***] of the costs and expenses, including, without limitation, Takeda’s Internal Expenses and Third Party Expenses, of such CVOT up to TBIL having reimbursed Takeda [***].  Takeda shall submit an invoice to TBIL for such costs and expenses on a Calendar Quarter basis, and TBIL shall pay such invoices in accordance with Section 8.10.  In this event, the Parties will utilize the JSC (reinstating it if necessary) to manage, oversee and coordinate the CVOT under and pursuant to the terms and conditions set forth in Article II hereof; provided, that, such management, oversight and coordination would only continue for such time that TBIL was reimbursing Takeda’s costs pursuant to this Section 8.7.

8.8                               GAAP/IFRS.  All financial terms and standards defined or used in this Agreement for sales or activities shall be governed by and determined in accordance with IFRS, if with respect to Takeda, and GAAP, if with respect to TBIL.

8.9                               Currency Conversion.  For the purpose of calculating any sums due or otherwise reimbursable by a Party pursuant to this Agreement, any amount expressed in a foreign currency (including any Net Sales expressed in currencies other than Dollars) shall be converted into Dollars by using the average daily exchange rate for such other currency that is used by the applicable Party to prepare its audited financial statements for external reporting purposes for the

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

applicable calendar month or Calendar Quarter; provided that such method complies with IFRS and uses a widely accepted source of published exchange rates (e.g., the Wall Street Journal).

8.10                        Manner of Payments.  Except as otherwise set forth in this Agreement, the Party to whom any amounts are owed hereunder shall provide an invoice to the Party that owes such amounts and such Party that owes such amounts shall pay such amounts within [***] days of receipt of an invoice therefor.  All payments to a Party by the other Party hereunder shall be made in Dollars by bank wire transfer in immediately available funds to such bank account(s) that such other Party designates in writing.  The Party that owes any amounts hereunder shall notify the other Party as to the date and amount of any such wire transfer at least [***] Business Days prior to such transfer.  A Party may dispute an invoice provided it does so within [***] Business Days of receipt thereof and provides the invoicing Party written notice of the reason for the dispute.  The invoicing Party must provide supporting documentation for any disputed invoice within [***] Business Days after receiving any such notice.  If a correction is warranted, a corrected invoice will be sent and the receiving Party will pay the corrected amount within [***] days after receipt of the corrected invoice.  While the Parties work to resolve good-faith disputes under this Section 8.10, neither Party will be deemed to be in breach of the Agreement with respect to the amounts subject to such dispute.

8.11                        Late Payments.  Any undisputed amount required to be paid by a Party hereunder which is not paid on the date due shall bear interest, to the extent permitted by Applicable Law, at the average one-month London Inter-Bank Offering Rate (LIBOR) for the Dollar as reported from time to time in The Wall Street Journal (or successor publication thereto) plus two percent (2%) annually (compounded quarterly), effective for the first date on which payment was delinquent and calculated on the number of days such payment is overdue or, if such rate is not regularly published, as published in such source as the Parties agree upon in writing.  In the event that such rate is not published regularly by The Wall Street Journal (or successor publication thereto), the Parties shall agree on an alternative similar source.

8.12                        Taxes.

(a)                                 Any taxes, levies or other duties (“Taxes”) paid or required to be withheld under the appropriate local tax laws by one of the Parties (the “Withholding Party”) on account of monies payable to the other Party under this Agreement shall be deducted from the amount of monies otherwise payable to the other Party under this Agreement.  Upon payment of applicable Taxes, the Withholding Party shall promptly provide to the other Party original or certified copies of all tax payments or other sufficient evidence of tax payments made the Withholding Party pursuant to the Agreement or certificate of the other Parties exemption from obligation to pay such taxes.  The Parties shall use reasonable efforts to legally reduce Taxes imposed on payments made pursuant to this Agreement.

(b)                                 Tax Certifications.  A Party receiving a payment pursuant to this Article VIII shall timely provide the remitting Party appropriate certification from the relevant revenue authorities (i) of such Party’s jurisdiction of tax residence and (ii) of such Party’s entitlement to the benefit of any applicable income tax treaty if such receiving Party wishes to claim the benefits of an income tax treaty to which that jurisdiction is a party.  Upon the receipt thereof, any deduction and withholding of taxes shall be made at the appropriate treaty tax rate.

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(c)                                  If a Party that owes a payment under this Agreement assigns its rights and obligations to any Person and if, as a result of such assignment, the withholding or deduction of tax required by Applicable Laws with respect to payments under this Agreement is increased, then, subject to Section 8.12(d), any amount payable under this Agreement shall be increased to take into account such withheld or deducted taxes as may be necessary so that, after making all required withholdings and deductions (including withholdings and deductions on amounts payable under this Section 8.12(c), the payee receives an amount equal to the sum it would have received had no such increased withholding or deduction been made.  For the avoidance of doubt, if a payee under this Agreement assigns its rights and obligations under this Agreement, the payee shall not be entitled to any additional payments with respect to Taxes arising as a result of such payee’s assignment.

(d)                                 To the extent a payee obtains any credit for Taxes for which it has received a payment pursuant to Section 8.12(c) against any liability for tax in the year in which the receipt is taxable, any preceding years, or any succeeding years within the term of this Agreement, thereby reducing out-of-pocket tax payments by the payee in such year or years, calculated on a “with and without” basis, the payee shall promptly reimburse the payor an amount equal to its tax savings resulting from such credit and the payee shall timely provide the payor with reasonable evidence as may reasonably be requested to determine whether any amounts are subject to reimbursement pursuant to this Section 8.12(d).

8.13                        Books and Records.  Each Party shall, and shall cause each of its respective Affiliates to, keep proper books of record and account in which full, true and correct entries (in conformity with IFRS for Takeda and GAAP for TBIL) shall be made for the purpose of determining the amounts payable or owed pursuant to this Agreement for at least the three (3) preceding twelve (12)-month periods to which the applicable entries relate or such longer period as required by Applicable Law.

8.14                        Audits and Adjustments.

(a)                                 Each Party (the “Auditing Party”) shall have the right, upon reasonable written notice to the other Party (the “Audited Party”) and during normal business hours to have the books and records of the Audited Party, its Affiliates, and in the case of TBIL, the Audited Party’s Sublicensees for the preceding three (3)-year period, to the extent necessary to verify the Royalties, Aggregate Sales Milestone Payments or Reimbursed Expenses that are payable under this Agreement, audited by an independent certified public accountant appointed by the Auditing Party and reasonably acceptable to the Audited Party (which accountant shall be subject to reasonable confidentiality and non-use restrictions) for the sole purpose of verifying the accuracy of all accounting reports and payments made in connection with this Agreement.  Neither Party, nor any of its Affiliates or in the case of Takeda, its Sublicensees, may be subject to such an audit more than one time in a twelve (12)-month period, unless a material discrepancy is found in any such audit of such period, in which case additional audits of such period may be conducted until no material discrepancies are found.  Such accountants shall be instructed not to, and shall not, reveal to the Auditing Party the details of its review, except for such information as is required to notify the Auditing Party of any inaccuracy of any report or payment, which shall be presented in a summary fashion and be subject to the confidentiality provisions contained in Article IX.

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(b)                                 All expenses incurred in connection with performing any such audit shall be paid by the Auditing Party unless the audit discloses at least a five percent (5%) shortfall in the Royalties or Aggregate Sales Milestone Payments paid or overcharge of the Reimbursed Expenses invoiced for the audited period, in which case the Audited Party shall reimburse the Auditing Party its Third Party Expenses incurred in connection therewith.  The Auditing Party shall be entitled to recover any shortfall in payments due to it or overcharge in payments made by it as determined by such audit, plus interest thereon calculated in accordance with Section 8.11.  For clarity, the documents from which were calculated any sums due under this Section 8.14 shall be retained by the relevant Party in accordance with the terms hereof.

(c)                                  The results of any such audit shall be delivered in writing to each Party and shall be final and binding upon the Parties, unless disputed by a Party within ninety (90) days.  Unless otherwise mutually agreed by the Parties, any disputes regarding the results of any such audit shall be subject to dispute resolution in accordance with Section 16.1(a).

8.15                        [***] Payments to Takeda. Within [***] days of [***], if any, TBIL shall pay Takeda [***]:

(a)                                 [***], and during such Calendar Quarter, Takeda, its Affiliates or its or their Sublicensees are Commercializing an IV Formulation in such Indication; and

(b)                                 [***] and during such Calendar Quarter, Takeda, its Affiliates or its or their Sublicensees is Commercializing an IV Formulation in such country.

ARTICLE IX
CONFIDENTIALITY

9.1                               Confidential Information. “Confidential Information” means all secret, confidential or proprietary information, data and know-how whether provided in written, oral, graphic, video, computer or other form, provided by or on behalf of one Party or its Affiliates or, in the case of Takeda, its Sublicensees or Subcontractors (the “Disclosing Party”) to the other Party or its Affiliates (the “Receiving Party”) pursuant to this Agreement, including information relating to the Disclosing Party’s existing or proposed research, development efforts, unpublished Patent applications, businesses or products, processes, new product developments, product designs, formulae, technical information, laboratory data, clinical data, financial and strategic information, marketing and promotional information and data, and other material relating to any products, projects or processes of the Disclosing Party and any other materials that have not been made available by the Disclosing Party to the general public.  Notwithstanding the foregoing, Confidential Information shall not include any information that the Receiving Party can establish with competent written proof:

(a)                                 was already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party;

(b)                                 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(c)                                  became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;

(d)                                 was lawfully disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

(e)                                  was independently discovered or developed by or on behalf of the Receiving Party without the use of or reference to the Confidential Information of the Disclosing Party;

provided that, in each of the foregoing Section 9.1(a) through Section 9.1(e), such information shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general knowledge that is publicly known or in the Receiving Party’s possession, and no combination of features shall be deemed to be within the foregoing exceptions merely because individual features are publicly known or in the Receiving Party’s possession, unless the particular combination itself and its principle of operations are in the public domain or in the Receiving Party’s possession without the use of or access to the Disclosing Party’s Confidential Information.

9.2                               Confidentiality and Non-Use Obligations.  Except as expressly provided in this Article IX, or otherwise agreed in writing by the Parties, the Parties agree that (a) each Party shall not disclose to any Third Party, and shall keep in confidence, all Confidential Information of the other Party, using the same degree of care with which it maintains the confidentiality of its own Confidential Information, but in all cases with no less than a reasonable degree of care and (b) each Party may use the other Party’s Confidential Information only to perform its obligations or exercise its rights under this Agreement.

9.3                               Permitted Disclosures.  Notwithstanding Section 9.2, the Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent reasonably necessary in the following circumstances:

(a)                                 subject to Section 9.7, if the Receiving Party reasonably determines that it must disclose Confidential Information of the other Party (i) based on the advice of counsel, to comply with Applicable Laws, including as promulgated by any securities exchanges or under the HSR Act, or (ii) to comply with a valid order, demand or request of a court of competent jurisdiction or other Governmental Authority; provided that, with respect to the foregoing subsections (i) and (ii), the Receiving Party provides the Disclosing Party, to the extent practicable, with reasonable advance written notice thereof and reasonably cooperates with the Disclosing Party to obtain confidential treatment and, if available, an appropriate protective order therefor, and only furnishes that Confidential Information that it is advised by counsel that it is legally required to furnish;

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(b)           to patent offices in order to seek or obtain Patents to the extent permitted hereunder or Regulatory Authorities in connection with any Regulatory Materials submitted thereto in accordance with this Agreement;

(c)           to its Affiliates and directors, managers, officers, employees, agents, contractors and advisors of it and its Affiliates to the extent reasonably necessary for the Receiving Party to perform its obligations or exercise its rights under this Agreement; provided that each such recipient of Confidential Information has a need to know such information and must be bound by obligations of confidentiality and non-use (which shall be in writing or by operation of law for all Third Parties) no less restrictive than those set forth in this Article IX prior to any such disclosure;

(d)           to any existing or potential Subcontractors, licensees or Sublicensees with respect to any Product, Takeda Technology or TBIL Technology in connection with such Receiving Party’s exercise of its rights or performance of its obligations under this Agreement; provided that each such recipient of Confidential Information has a need to know such information in furtherance of such exercise of rights and/or performance of obligations under this Agreement, and must be bound by obligations of confidentiality and non-use (which shall be in writing for all Third Parties) no less restrictive than those set forth in this Article IX (but which may be of shorter duration for Third Parties, but at least five (5) years, if and only if the Receiving Party uses reasonable efforts to obtain a term of such obligations equal to that herein) prior to any disclosure;

(e)           to existing or potential investors, lenders, other sources of funding, acquirors and sellers, and their respective accountants, financial advisors and other professional representatives; provided that such disclosure shall be made only to the extent customary in the applicable circumstances and such Persons have a need to know such information for purposes of the applicable investment, loan, purchase or sale and must be bound by customary obligations of confidentiality and non-use (which shall be in writing for all Third Parties) no less restrictive than those set forth in this Article IX (but which may be of shorter duration for Third Parties, but at least five (5) years, if and only if the Receiving Party uses reasonable efforts to obtain a term of such obligations equal to that herein) prior to any such disclosure; and

(f)            upon the prior written consent of the Disclosing Party.

Notwithstanding the foregoing, in the event the Receiving Party makes a disclosure of the Disclosing Party’s Confidential Information to any Person pursuant to any of Sections 9.3(a) through 9.3(f), the Receiving Party shall be liable for any failure by any such Person to comply with the confidentiality and non-use provisions set forth in this Article IX.  Notwithstanding anything to the contrary herein, nothing in this Agreement shall be construed to require either Party to disclose to the other Party any information that is subject to the terms of a non-disclosure agreement or undertaking with a Third Party or information that constitutes privileged attorney-client communications or attorney work-product.

9.4          Publications.  In the event that a Party (the “Publishing Party”) wishes to publish the results or other information related to any Compound or Product in any scientific journals or publication or as part of any scientific presentation, the Publishing Party shall provide the other

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Party with an advance copy of such proposed publication or summary of such proposed presentation (as applicable) prior to submission for publication or presentation, and such other Party shall then have (a) thirty (30) days prior to submission of such publication, or (b) fifteen (15) days prior to submission of the abstract or presentation, to recommend any changes it reasonably believes are necessary to preserve any Patent rights or Confidential Information belonging in whole or in part to such other Party or any of its Affiliates.  If such other Party informs the Publishing Party that such publication or presentation in such other Party’s reasonable judgment, could be expected to have a material adverse effect on any patentable invention owned by or licensed, in whole or in part, to such other Party or any of its Affiliates (other than pursuant to a license granted under this Agreement), or any Confidential Information of such other Party, the Publishing Party shall delay or prevent such publication or presentation as follows:  (x) with respect to a patentable invention, such publication or presentation shall be delayed sufficiently long (not to exceed sixty (60) days) to permit the timely preparation and filing of a Patent application; and (y) with respect to any such Confidential Information, such Confidential Information shall be deleted from the publication or presentation.

9.5          Public Announcements.  Following the execution of this Agreement, the Parties shall jointly issue a press release in the form attached as Schedule 9.5.  Following issuance of such press release, each Party may issue additional press releases and make other public statements or disclosures regarding the subject matter of this Agreement; provided that such Party obtains the other Party’s prior written consent, except such consent shall not be required to the extent such disclosure (a) is required by Applicable Law (in which case, the Parties shall comply with the applicable provisions of this Agreement), (b) is permitted pursuant to Section 9.4, or (c) has been previously approved for disclosure in accordance with this Section 9.5 or otherwise made public not in breach of the terms of this Article IX.

9.6          Use of Names.  Except as otherwise expressly set forth in this Agreement, neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the written consent of such other Party, which consent shall not be unreasonably withheld; provided that, subject to Sections 9.3 and 9.7, either Party may use the name of the other Party in any document filed with any Regulatory Authority or Governmental Authority, including the FDA, EMA and the SEC.

9.7          Securities Filings.  Notwithstanding anything to the contrary herein, if a Party is required by Applicable Law to disclose a copy of this Agreement and its terms to the SEC or any other Governmental Authority, such Party shall permit the other Party to review and comment upon the draft thereof (including a proposed redacted version and a confidential information request).  Such draft filing will be provided to the other Party reasonably in advance of the deadline for such securities filing, and such other Party shall promptly (and in any event, no less than [***] Business Days (or such shorter time to meet any filing deadline where it was not practical to provide the other Party with such notice)) review and provide comments thereon.  The Party seeking such disclosure will exercise reasonable efforts to obtain confidential treatment of this Agreement from the applicable Governmental Authority as represented by the redacted version reviewed by the other Party.

9.8          Survival.  The obligations and prohibitions contained in this Article IX shall survive the expiration or termination of this Agreement for a period of [***] years; provided that,

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

with respect to any Confidential Information that qualifies as a trade secret under Applicable Law, such obligations and prohibitions shall survive for so long as such Confidential Information qualifies as a trade secret under Applicable Law.

ARTICLE X
REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1        Mutual Representations and Warranties.  Each Party hereby represents and warrants to the other Party, as of the Execution Date and the Effective Date, that:

(a)           Existence; Good Standing.  It is (i) duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated and (ii) duly licensed or qualified to do business and is in good standing under the Applicable Laws of each jurisdiction where its ownership or lease of property or the nature or conduct of its business requires such qualification, except with respect to its commercial operations where the lack of such qualification as of the Execution Date or Effective Date does not have a material adverse effect on its financial condition or its ability to perform its obligations hereunder.

(b)           Authority; Binding Effect.  It has all requisite corporate power and authority to execute this Agreement and to perform its obligations hereunder.  It has duly executed and delivered this Agreement to the other Party and, assuming this Agreement has been duly executed and delivered by the other Party, this Agreement constitutes a valid and binding obligation of it, in each case enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c)           No Conflicts.  The execution and delivery of this Agreement by it and the performance by it contemplated hereunder do not and will not (i) contravene or conflict with its certificate of incorporation or bylaws, (ii) contravene or conflict with or constitute a material default under any of its contracts or judgments related to the Products binding upon or applicable to it or any of its Affiliates, or (iii) assuming the making of the filings described in Section 10.1(d) and the receipt of all consents, approvals, authorizations, or waiting period expirations or terminations as described in Section 10.1(d), contravene or conflict with or constitute a default under any provision of any Applicable Law binding upon or applicable to it or any of its Affiliates.  For clarity, and notwithstanding the foregoing, no representation or warranty shall be deemed to be made in the foregoing subsection (iii) in connection with any subject matter related to Intellectual Property.

(d)           Consents.  Except with respect to any filings pursuant to the HSR Act and any comparable Applicable Law in jurisdictions outside the U.S. related to the approval of transactions similar to those contemplated under this Agreement, as of the Execution Date, all necessary consents, approvals, authorizations, waiting period expirations or terminations of, and all notices to, and filings by it with, all Governmental Authorities and other Persons required to be obtained or provided by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained and provided.

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10.2        TBIL Representations and Warranties.  Except as set forth in Schedule 10.2, TBIL hereby represents and warrants to Takeda, as of the Execution Date and the Effective Date, that:

(a)           Infringement of Third Party IP.  No action, suit, claim, arbitration, or proceeding is pending, or threatened in a writing received by TBIL or any of its Affiliates, that the Development or Commercialization (including any related Manufacturing) of any Product infringes, misappropriates, or otherwise violates any Person’s Intellectual Property rights, and there has been no such claim asserted or threatened in a writing received by TBIL or any of its Affiliates against it or any of its Affiliates.  To TBIL’s Knowledge, the Development and Commercialization of the Products will not infringe, misappropriate, or otherwise violate any Person’s Intellectual Property rights.

(b)           Infringement of TBIL Technology.  No Person is, to its Knowledge, infringing, misappropriating, or otherwise violating any of the TBIL Technology, and no such claims have been asserted or threatened in writing against any Person by it or any of its Affiliates.

(c)           Validity; Enforceability.  There has been no claim asserted or threatened in a writing received by TBIL or any of its Affiliates challenging the scope, validity, or enforceability of any Patents or Patent applications included in the TBIL Patents owned by it or any of its Affiliates.

(d)           Government Funding.  No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any of the TBIL Technology.

(e)           Disclosure Related to the Compound.  It (i) has made available or disclosed to Takeda all INDs and all other material filings and correspondence with any Regulatory Authorities filed by or on behalf of TBIL and/or any of its Affiliates relating to the Compound, and (ii) has not failed to disclose or make available to Takeda any material information within the Knowledge of it or any of its Affiliates related to the Compound or any Product.

(f)            Development Activities.  All Development activities related to the Compound have been conducted by or on behalf of TBIL and/or its Affiliates in compliance with all Applicable Laws.

(g)           Privacy.  To its Knowledge as of the date hereof, and except as would not have a material adverse effect, it and its Affiliates are in compliance with Applicable Laws, as well as its and its Affiliates’ own policies, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by it and its Affiliates, and no claims are pending or threatened in a writing received by TBIL or any of its Affiliates against it or any of its Affiliates alleging a violation of any Person’s privacy or personal information.

(h)           Third Party Agreements.  TBIL has provided Takeda with a true and correct copy of all agreements pursuant to which a Third Party grants TBIL or any of its

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Affiliates, or TBIL or any of its Affiliates grants to a Third Party, a license or other rights to the TBIL Technology or the Development, Commercialization or other Exploitation of any Product for use in the Field in the Territory (including, for clarity, any and all amendments thereto) prior to or as of the Effective Date and except as provided for in such agreements, it and to its Knowledge, the counterparties, are in compliance in all material respects with the terms of such agreements.

(i)            TBIL Patents.  TBIL hereby represents and warrants to Takeda that Exhibit 1.1(b) sets forth a correct and complete list (in all material respects) of all TBIL Patents owned by TBIL or any of its Affiliates, and TBIL represents and warrants that all such Patents are in effect and subsisting.

(j)            Inter-Company Agreements.  TBIL has provided Takeda with a true and correct copy of all agreements pursuant to which an Affiliate of TBIL grants TBIL or its Affiliate, or TBIL grants to its Affiliate, a license or other rights to the TBIL Technology or the Development, Commercialization or other Exploitation of any Compound or Product for use in the Field in the Territory (including, for clarity, any and all amendments thereto) prior to or as of the Execution Date, and except as provided for in such agreements, TBIL and its Affiliates are in compliance in all material respects with the terms of such agreements.  For the sake of clarity, any and all such agreements are Confidential Information of TBIL and its Affiliates.

10.3        Disclaimer of Warranties.  EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN SECTION 10.1 OR SECTION 10.2, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING: (a) CONCERNING THE SUCCESS OR POTENTIAL SUCCESS OF THE DEVELOPMENT, COMMERCIALIZATION, MARKETING OR SALE OF ANY PRODUCT IN THE FIELD; (b) THAT ANY PRODUCT MADE, USED, SOLD OR OTHERWISE DISPOSED OF UNDER THIS AGREEMENT IS OR WILL BE FREE FROM INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS, INDUSTRIAL DESIGN OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY; (c) REGARDING THE EFFECTIVENESS, VALUE, SAFETY, NON-TOXICITY, PATENTABILITY, OR NON-INFRINGEMENT OF ANY PATENTED TECHNOLOGY, THE PRODUCTS OR ANY INFORMATION OR RESULTS PROVIDED BY EITHER PARTY PURSUANT TO THIS AGREEMENT; (d) THAT ANY PRODUCT WILL OBTAIN THE NECESSARY REGULATORY APPROVALS, AND/OR; (e) WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  EACH PARTY EXPLICITLY ACCEPTS ALL OF THE SAME AS EXPERIMENTAL AND FOR DEVELOPMENT PURPOSES, AND WITHOUT ANY EXPRESS OR IMPLIED WARRANTY FROM THE OTHER PARTY.

10.4        Inventory and Other Transferred Materials.  SUBJECT TO THE EXPRESS TERMS OF THIS AGREEMENT, TAKEDA ACKNOWLEDGES AND AGREES THAT ANY AND ALL INVENTORY AND OTHER DOCUMENTS AND MATERIALS PROVIDED TO TAKEDA BY OR ON BEHALF OF TBIL OR ANY OF ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT ARE EXPERIMENTAL IN NATURE AND MAY HAVE UNKNOWN CHARACTERISTICS.  TAKEDA SHALL USE PRUDENCE AND

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REASONABLE CARE IN THE USE, HANDLING, STORAGE, TRANSPORTATION, DISPOSITION, AND CONTAINMENT OF SUCH TRANSFERRED ITEMS.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, WITHOUT LIMITING THE FOREGOING, ANY AND ALL TRANSFERRED ITEMS ARE MADE AVAILABLE ON AN “AS IS” BASIS, WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS OR REGULATIONS OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED.

10.5        Covenants.  Each Party hereby covenants and agrees as of the Execution Date and Effective Date, and during the Term:

(a)           Each Party hereby covenants and agrees as of the Execution Date and Effective Date, and during the Term:

(i)            Debarment.  In connection with performing its obligations hereunder, it and its Affiliates shall not use any employee, agent or independent contractor who has been debarred by any Regulatory Authority, or, to its Knowledge, is the subject of debarment proceedings by any Regulatory Authority.

(ii)           Compliance with Applicable Laws.  It, and its respective Affiliates, shall conduct all activities under and in connection with this Agreement in accordance with Applicable Laws (including GCP, GLP and GMP).  Notwithstanding anything to the contrary herein, neither it, nor any of its Affiliates, shall, nor shall be required to, Develop or Commercialize a Product or undertake any other activity under or in connection with this Agreement which violates, or which it reasonably believes, in good faith, will violate, any Applicable Law.

(iii)          Negative Covenants.  Each Party hereby covenants and agrees that it shall not, and shall ensure that its Affiliates shall not, use or practice any of the other Party’s Patents or Know-How to which it is licensed or otherwise granted rights hereunder, except to the extent expressly permitted hereunder.

(b)           Governmental Approval.

(i)            Each Party hereto shall, or shall cause its ultimate parent entity as that term is defined in the HSR Act to, as promptly as possible, use its reasonable best efforts to (1) take, or cause to be taken, all actions necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (2) obtain, or cause to be obtained, all consents, licenses, permits, waivers, authorizations, orders and approvals from all Regulatory Authorities or other Governmental Authorities that may be or become necessary for its authorization, execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance of its obligations pursuant to this Agreement, and (3) make all necessary filings, and thereafter make any other advisable submissions, with respect to this Agreement and the transactions contemplated hereby required to be made by such Party under Applicable Law; provided that, for the avoidance of doubt, the obtaining of any such consent, license, permit,

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waiver, authorization, order or approval shall not be a condition precedent to the obligation of any Party to consummate the transactions contemplated herein (except to the extent provided in Section 10.5(b)(ii)).

(ii)           Promptly upon execution and delivery of this Agreement but in no event later than fifteen (15) Business Days thereafter, each of TBIL and Takeda will, or will cause their ultimate parent entities as that term is defined in the HSR Act to, prepare and file, or cause to be prepared and filed, with the appropriate Governmental Authorities, notifications with respect to the transactions contemplated by this Agreement pursuant to the HSR Act and seek early termination of any applicable waiting periods under the HSR Act.  Concurrently or thereafter but in any case within fifteen (15) Business days of the Effective Date, each of TBIL and Takeda, as applicable, shall promptly submit all competition filings with respect to the transactions contemplated by this Agreement required by Governmental Authorities outside the U.S. (“Non-U.S. Competition Filings”, together with any notification under the HSR Act, “Competition Filings”), supply all information requested by a Governmental Authority in connection with its review of a Competition Filing, and cooperate with each other in responding to any such request.  Takeda shall be solely responsible for all filing fees payable to a Governmental Authority required to be paid in connection therewith and Takeda shall take the lead and be responsible for making all required and advisable notifications or filings under any applicable Non-U.S. Competition Filings in jurisdictions in which one notification or filing is required rather than separate filings or notifications by each party.

(iii)          Each Party will use its respective reasonable best efforts and will cooperate with the other Party to comply as promptly as practicable with all governmental requirements applicable to the Collaboration and to obtain promptly all approvals, orders, permits or other consents of any applicable Governmental Authorities necessary for the consummation of the contemplated transactions, including by: (1) timely furnishing the other Party all information concerning the Party and its Affiliates that the other Party’s counsel reasonably determines is required to be provided by such other Party in order to comply with a governmental requirement applicable to the Collaboration or to obtain one (1) or more such approvals, orders, permits or other consents; (2) promptly providing the other Party with copies of all written communications to or from any Governmental Authority relating to any competition filings submitted in connection with the transactions or any investigation of the transactions by a Governmental Authority; (3) keeping each other reasonably informed of any communication received or given in connection with any proceeding or action regarding the transactions; and (4) permitting TBIL or Takeda (as the case may be) to review and incorporate the other Party’s reasonable comments in any communication given by it to any Governmental Authority or in connection with any proceeding related to the HSR Act or other competition filing.  Each of the Parties will furnish to the other Party and, upon request by a Governmental Authority, to any Governmental Authority such information and assistance as may be reasonably requested in connection with the foregoing, including by responding promptly to and complying fully with any request for additional information or documents under the HSR Act and other applicable competition laws.  Notwithstanding the foregoing, either Party may redact any correspondence, communication, or other materials as necessary to (A) protect unrelated confidential or proprietary information; (B) comply with contractual arrangements, (C) comply with Applicable Law, and (D) address reasonable attorney-client or other privilege or confidentiality concerns. The Parties may, as they deem advisable and necessary, designate

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any competitively sensitive materials provided to the other under this Section 10.5(b) as “outside counsel only.”  Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.  No Party shall participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry without making reasonable best efforts to consult with the other Party in advance and, to the extent permitted by such Governmental Authority, to give the other Party the opportunity to attend and participate at such meeting.

(iv)          Without limiting the generality of Takeda’s undertaking pursuant to this Section 10.5(b), Takeda agrees to use its reasonable best efforts to avoid or eliminate any impediment under any antitrust, competition or trade regulation law that may be asserted by any Governmental Authority or any other Party so as to enable the Parties to close the transactions contemplated by this Agreement as expeditiously as possible (the “Closing”); provided, however that notwithstanding anything to the contrary contained in Section 10.5(b) or elsewhere in this Agreement, neither Takeda nor its Affiliates shall have any obligation to, and none of TBIL nor its Affiliates shall (without the prior written consent of Takeda) propose or commit to any Third Party that it, Takeda, or their respective Affiliates will, (1) dispose of or transfer or cause any of them to dispose of or transfer any assets (whether owned or in-licensed), or to commit to cause any of them to dispose of or transfer any assets (whether owned or in-licensed); (2) discontinue or cause any of them to discontinue offering any product or service (in each case, whether owned or in-licensed), or commit to cause any of them to discontinue offering any product or service (in each case, whether owned or in-licensed); (3) license or otherwise make available, or cause any of them to license or otherwise make available, to any Person, any technology or other proprietary rights (in each case, whether owned or in-licensed), or commit to cause any of them to license or otherwise make available to any Person any technology or other proprietary rights (in each case, whether owned or in-licensed), hold separate or cause any of them to hold separate any assets or operations (in each case, whether owned or in-licensed) (either before or after the Closing), or commit to cause any of them to hold separate any assets or operations (in each case, whether owned or in-licensed); (4) make or cause any of them to make any commitment (to any Governmental Authority or otherwise) regarding their future operations or (5) contest any final action or decision taken or made by any Governmental Authority challenging the consummation of the transactions contemplated by this Agreement.

(v)           In the event Takeda elects to defend through litigation on the merits any claim asserted in court based on any antitrust, competition or trade regulation law by any Party in order to avoid entry of, or to have vacated or terminated, any governmental order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing. Takeda shall be entitled to direct the defense of such litigation and any related negotiations, and TBIL and its Affiliates shall not make any offer, acceptance or counter offer to or otherwise engage in negotiations or discussions with any Person with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Takeda.  TBIL shall use its reasonable best efforts to provide full and effective support of Takeda in all material respects in all such negotiations and discussions to the extent

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requested by Takeda, provided that Takeda shall reimburse TBIL for TBIL’s or its Affiliates’ out-of-pocket payments to a Third Party reasonably incurred in furtherance of such support.

(vi)          Prior to the Closing, Takeda shall not and shall cause its Affiliates not to acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to impose any significant delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period.

(vii)         TBIL and Takeda shall use reasonable best efforts to give all notices to, and obtain all consents from, all Third Parties that are described in Schedule 10.5(b)(vii); provided that under no circumstances shall either Party or its Affiliates be required to make any payment to any Person or incur any other liability to secure any Person’s consent, and provided further that, for the avoidance of doubt, the obtaining of any such consent, authorization or approval shall not be a condition precedent to the obligation of any Party to consummate the transactions contemplated hereby (except to the extent provided in Section 10.5(b)(ii)).

(c)           Anti-Corruption Compliance.  Each Party and its Affiliates have been, are, and will remain in full compliance with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, (15 U.S.C. § 78dd-1, et seq.), the U.K. Bribery Act 2010, and Applicable Laws of other jurisdictions relating to bribery or corruption, and neither such Party nor any of its Affiliates, nor any director, officer, agent or employee of such Party or any of its Affiliates has, directly or indirectly, given, made, offered or received or agreed to give, make, offer or receive or will give, make offer or receive any payment, gift, contribution, expenditure or other advantage:  which would violate any Applicable Law; or to or for a Public Official with the intention of:  improperly influencing any act or decision of such Public Official;  inducing such Public Official to do or omit to do any act in violation of his lawful duty; or securing any improper advantage, in each case in order to obtain or retain business or any business advantage.

(d)           Health Care Compliance Matters.

(i)            Each Party and its Affiliates are in compliance and have been, are, and will remain in full compliance with all Health Care Laws applicable to such Party or any of its Affiliates.  Neither Party nor any of its Affiliates is a party to or has any ongoing reporting obligations pursuant to or under any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Authority.  Additionally, none of such Party, its Affiliates, or any of its respective employees, officers or directors has been excluded, suspended or debarred from participation in any U.S. state or federal health care program or has been convicted of any crime or, is subject to a Government Proceeding or has engaged in any conduct that could reasonably be expected to result in

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debarment, suspension, or exclusion.  Each Party shall promptly provide the other Party with written notification thereof if any of the statements in the second and/or third sentence of this paragraph becomes untrue during the Term.

(ii)           Each Party and its Affiliates have been, are and will remain operating in full compliance with all Applicable Laws administered or enforced by the FDA and comparable Governmental Authorities, and with all permits of the FDA and comparable Governmental Authorities which are required for the conduct of their business (collectively, the “FDA Permits”), and such FDA Permits are valid, subsisting, and in full force and effect.  Such Party and its Affiliates have not received notice of any pending or threatened Government Proceeding from the FDA, any Governmental Authority, any qui-tam relator or applicable foreign Governmental Authority alleging that any operation or activity of such Party or its Affiliates is in violation of any Applicable Law.  Each Party shall promptly provide the other Party with written notification thereof if any of the statements in the second sentence of this paragraph becomes untrue during the Term.

(iii)          Neither Party nor any of its Affiliates has been or is the subject of any pending or threatened investigation in respect of such Party, its Affiliates, or its or their products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.  Each Party shall promptly provide the other Party with written notification thereof if the statement in the prior sentence becomes untrue during the Term.

(iv)          Each Party shall be responsible for tracking and reporting transfers of value paid by, or on behalf of, it or its Affiliates (including any transfers of value by any employees, contractors or agents of a Party or its Affiliates) in accordance with Applicable Law, including the requirements of Section 6002 of the Patient Protection and Affordable Care Act and any other transparency tracking and reporting requirements of any Governmental Authority.   For the avoidance of doubt, the Party that makes the transfer of value, or the Party on whose behalf the transfer of value was made, to any Person, including any Third Party, for the activity that triggers a transparency tracking or reporting obligation under the previous sentence, shall be the Party that reports such transfer of value to the relevant Governmental Authority, irrespective of any prepayment, reimbursement or other reconciliation of any expenses between the Parties under this Agreement.

(v)           Third Party and Inter-Company Agreements.  With respect to any agreements described in Sections 10.2(h) and 10.2(j) (collectively, the “TBIL Agreements”), TBIL covenants that during the Term, (i) it shall (and shall cause its Affiliates to) use all reasonable efforts to satisfy all of its obligations under (including making all payments), and take all reasonable steps necessary to maintain in full force and effect, each of the TBIL Agreements, (ii) it shall not (and shall cause its Affiliates not to) assign (except an assignment to a party to which this Agreement has been assigned as permitted under Section 17.8), amend, restate or terminate in whole or in part, or otherwise modify, any of the TBIL Agreements without the prior written consent of Takeda (such consent not to be unreasonably withheld or delayed); provided that with respect to any amendment, restatement or modification, solely to the extent that any such amendment, restatement or modification could reasonably be expected to adversely affect Takeda’s rights or obligations under this Agreement

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or the applicable TBIL Agreement, (iii) it shall (and shall cause its Affiliates to) provide Takeda with prompt notice of any claim of a breach under any of the TBIL Agreements or notice of termination of any of the TBIL Agreements, made by any of TBIL, its Affiliates or the applicable Third Party, and (iv) it shall (and shall cause its Affiliates to) promptly send to Takeda copies of all other correspondence regarding the TBIL Agreements, to the extent relevant to the rights or obligations of Takeda under this Agreement.

10.6        Non-Compete.

(a)           Non-Compete.  From the Effective Date until: (i) the effective date of the expiration of this Agreement; or if applicable, (ii) [***] years after the effective date of the [***] of this Agreement, neither Party nor any of its Affiliates, alone or through or with a Third Party, shall, directly or indirectly, Develop, Manufacture, or Commercialize any Competing Product in any country in the Territory, or grant any Person any right to do so; provided that [***].  In the event that Takeda terminates pursuant to Section 15.5 (Termination for Convenience), the restriction set forth in this Section 10.6(a) shall only apply with respect to [***] (i) [***] and (ii) [***]. The activities described in this Section 10.6(a), if conducted within the applicable time frame, shall be deemed collectively as the “Restricted Activities”. Notwithstanding the foregoing, with respect to Takeda, [***], shall not be deemed a [***].  In addition to the restrictions set forth above in this Section 10.6(a), during the Term on a country-by-country basis, TBIL shall not develop or commercialize an intravenously administered formulation of Velusetrag in the U.S., Canada or Japan, or in such other countries in which decisions related to the development and commercialization of Velusetrag are exclusively in TBIL’s control.  Other than rights granted in the AW Development and Commercialization Agreement, TBIL shall not out-license Velusetrag in a manner that allows development of an intravenously administered formulation of Velusetrag.

(b)           Acquisition of Competing Product.  Notwithstanding Section 10.6(a), in the event that (i) a Party or any of its Affiliates acquires, or is acquired by, a Person, (ii) a Party or any of its Affiliates acquires all or substantially all of the business or assets of a Person, or (iii) a Person acquires all or substantially all of the business or assets of a Party (in each case whether by merger, stock purchase, change of control or purchase of assets) (each of the foregoing subsections (i), (ii) and (iii), a “Competing Product Transaction”), and with respect to the foregoing (i), (ii) and (iii), such Person or any of its Affiliates is, prior to or as of the date of such transaction, engaged in any activities that would violate Section 10.6(a) if conducted by a Party (such activities, a “Competing Program”), such Party shall promptly provide (or cause to be provided) written notice to the other Party of such Competing Product Transaction within [***] Business Days of the closing of such transaction, which notice shall specify whether such Party and its Affiliates (including, for clarity, any Persons that become Affiliates in connection with or following the Competing Product Transaction) will (1) divest the Competing Program, or (2) terminate the Competing Program.  Notwithstanding the foregoing, solely in the event that TBIL is acquired by a Person with a Competing Program, such Competing Program can, subject to the obligations set forth in Section 10.6(b)(iii), be maintained.  For the avoidance of doubt, and notwithstanding anything to the contrary herein, neither Party nor its Affiliates may acquire a Competing Program on a standalone basis.

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(i)            Divestiture of the Competing Program.  In the event that a Party elects to divest the Competing Program as described in Section 10.6(b)(i), such divestiture may occur by either (1) an outright sale of the Competing Program to a Third Party, or (2) an exclusive (including as to such Party and its Affiliates) out-license to a Third Party of the rights to conduct the Restricted Activities; provided that, with respect to the foregoing subsection (2), such Party and its Affiliates may retain residual financial rights to such Competing Program and reversion rights in the case of termination of the out-license agreement (provided that upon such a reversion, the applicable Party would again be subject to the divestiture/termination  requirements of this Section 10.6(b), as applicable).  In the event that the Party elects to divest the Competing Program, such Party shall, and shall cause its Affiliates to, use Commercially Reasonable Efforts to divest such Competing Program promptly following the closing of the Competing Product Transaction, and in any event, such divestiture shall be completed within [***] year of such closing; provided that such time period shall be extended, if, upon the expiration thereof (and any extensions thereto), such Party provides competent evidence of reasonable ongoing efforts to divest the Competing Program; provided further that such Party shall terminate, and shall cause its Affiliates to terminate, the Competing Program if such Party has not completed such divestment within [***] months after the closing of the Competing Product Transaction.  During the divestment period, the applicable Party shall, and shall cause its Affiliates to, (A) segregate the Competing Program from the Collaboration, including, to the extent practicable, by establishing separate teams to conduct Development and Commercialization and (B) use good faith, diligent efforts to prevent any Confidential Information relating to the Collaboration from being disclosed to, or used by, individuals conducting any activities with respect to the Competing Program.

(ii)           Termination of Competing Program.  In the event that the Party elects to terminate the Competing Program as described in Section 10.6(b), it shall, and shall cause its Affiliates to, promptly (but, in no event, more than [***] months following closing of the Competing Product Transaction), discontinue all Restricted Activities.  During the period prior to termination of the Competing Program, the applicable Party shall, and shall cause its Affiliates to, (A) segregate the Competing Program from the Collaboration, including, to the extent practicable, by establishing separate teams to conduct Development and Commercialization and (B) use good faith, diligent efforts to prevent any Confidential Information relating to the Collaboration from being disclosed to, or used by, individuals conducting any activities with respect to the Competing Program.

(iii)          Maintaining Competing Program.  In the event that TBIL or the Person that acquires TBIL elects to keep the Competing Program as described in Section 10.6(b), then unless otherwise agreed to in writing by Takeda: [***]

(c)           Jurisdictional Compliance.  It is the desire and intent of the Parties that the restrictive covenants contained in this Section 10.6 be enforced to the fullest extent permissible under the Applicable Laws and public policies applied in each jurisdiction in which enforcement is sought.  The Parties believe that such restrictive covenants in this Section 10.6 are valid and enforceable.  However, if any such restrictive covenant should for any reason become or be declared by a competent court or competition authority to be invalid or unenforceable in any jurisdiction, such restrictive covenant shall be deemed to have been amended to the extent

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necessary in order that such provision be valid and enforceable, such amendment shall apply only with respect to the particular jurisdiction in which such declaration is made.

ARTICLE XI
TRADEMARKS AND CORPORATE LOGOS

11.1        Product Trademarks.

(a)           The Product shall be Commercialized exclusively under the Product Trademark(s).

(b)           Takeda shall have the sole right, at its discretion, for selecting (including conducting clearance searches for) one or more potential Product Trademarks and shall keep the JSC reasonably informed with respect to the Product Trademarks in the Major Market Countries.  For clarity, in no event shall the Product Trademarks include any Housemarks of either Party or any of its Affiliates or any Trademark confusingly similar thereto.  Takeda shall own and retain the entire right, title, and interest in Product Trademarks.

(c)           Takeda shall have the sole right, at its own expense and discretion, for filing, prosecution, maintenance, defense and enforcement (including, for clarity, any oppositions related thereto) of the Product Trademarks and shall keep the JSC reasonably informed with respect to such activities in the Major Market Countries.  Each Product shall be Commercialized pursuant to this Agreement using the Product Trademarks in accordance with the applicable Regulatory Approvals and Applicable Laws.

(d)           Takeda shall, and shall cause its Affiliates and Sublicensees to, use each Product Trademark solely to identify the Product in connection with the Commercialization thereof for use in the Field within the Territory, and Takeda shall not (and shall cause its Affiliates and Sublicensees not to) use such Product Trademark to identify any other products or for any other purpose.

11.2        Corporate Names.

(a)           Subject to the licenses granted in Section 11.2(b), each Party and its Affiliates shall retain all right, title, and interest in, to, and under their respective corporate names and logos and goodwill related thereto (the “Housemarks”).  To the extent permitted or required by Applicable Law, the TBIL Housemarks and the Takeda Housemarks shall be given comparable size and prominence on all Labeling used in connection with Commercialization of the Products under this Agreement and the Parties agree to cooperate as reasonably necessary to obtain any such necessary Regulatory Approvals and to otherwise comply with Applicable Law in connection therewith.  In addition, all Labeling, to the extent practicable, shall include a reference (unless prohibited by Applicable Law) to the contribution of the license from TBIL for the Product (for example, by stating “Licensed from THERAVANCE BIOPHARMA IRELAND LIMITED”).

(b)           TBIL hereby grants to Takeda a non-exclusive, non-transferable, royalty-free license during the Term throughout the Territory to utilize the TBIL Housemarks for use solely in Commercializing the Products hereunder.  Takeda shall only use the TBIL Housemarks

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with the necessary trademark designations in a manner that does not derogate from TBIL’s rights in its Trademarks.  Takeda shall submit representative samples of its proposed use of the TBIL Housemarks for review by the JSC reasonably in advance of the use to permit the JSC to consider and comment upon such proposal.  Takeda acknowledges the goodwill and reputation that has been associated with the TBIL Housemarks, and subject to the terms hereof, shall use such Housemarks in a manner that maintains and promotes such goodwill and reputation and is consistent with trademark guidelines provided by TBIL to Takeda from time to time, to the extent in compliance with Applicable Laws.  Takeda shall take all reasonable precautions and actions to protect the goodwill and reputation that has inured to the TBIL Housemarks, and to take no action that may interfere with or diminish the rights of TBIL in its Housemarks.  Takeda agrees that all use of the TBIL Housemarks will inure to the benefit of TBIL, including all goodwill in connection therewith.

ARTICLE XII
OWNERSHIP OF DATA, PATENTS AND INVENTIONS

12.1        Ownership of Existing Intellectual Property.  Subject to the licenses granted in Article III, as between the Parties: (a) TBIL is and shall remain the sole and exclusive owner of all right, title, and interest in, to and under the TBIL Technology and all other Intellectual Property owned by TBIL or its Affiliates as of the Effective Date, and (b) Takeda is and shall remain the sole and exclusive owner of all right, title, and interest in, to and under the Takeda Technology, and any other Intellectual Property owned by Takeda or its Affiliates as of the Effective Date.

12.2        Know-How Developed During the Term.  Inventorship shall be determined in accordance with U.S. patent law.  Each Party shall own and retain the entire right, title, and interest in, to, and under all Know-How invented during the Term solely by or on behalf of such Party or any of its Affiliates.  In the event any Know-How is invented jointly by the Parties during the Term, each Party will jointly own such Know-How (“Joint Know-How”).  Subject to any licenses granted under this Agreement, each Party will have the right to practice and exploit any Joint Know-How without the duty of accounting to the other Party or seeking consent (for licensing, assigning or otherwise exploiting Joint Know-How) from the other Party by reason of the joint ownership thereof; and each Party hereby waives any right such Party may have under the Applicable Law of any jurisdiction to require any such approval or accounting, and, to the extent Applicable Law prohibits such a waiver, each Party shall be deemed to so consent. In furtherance thereof, at the reasonable written request of a Party, the other Party will in writing grant such consents and confirm that no such accounting is required to effect the foregoing regarding Joint Know-How. Each Party shall, before the first filing of a new Patent application claiming or disclosing any Joint Know-How, promptly disclose such proposed Patent application to the other Party, provided, that, to the extent such Patent Covers a Compound or Product, such Patent shall be deemed a Takeda Patent for the purposes of Section 8.3(b) and this Article XII.

(a)           Each Party shall, before the first filing of a new application claiming or disclosing any Technology, promptly disclose such Technology to the other Party.

(b)           Each Party shall use Commercially Reasonable Efforts to obtain an assignment from each of its of its Sublicensees and Subcontractors of all Know-How invented by

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such Sublicensee or Subcontractor that relates to one or more Products, and if such Party cannot obtain such assignment from any such Sublicensee or Subcontractor, a license (either exclusive or non-exclusive as appropriate depending on the type of technology but with the goal of maximizing the intellectual property protection of such Party) with the right to grant a sublicense to the other Party in the applicable scope as provided in this Agreement.

(c)           In the event that the Parties disagree as to whether Technology is owned by Takeda or TBIL, and are unable to reach agreement within thirty (30) days after commencing discussions, then the provisions of Section 16.1(a) and Section 16.1(c) shall apply to such dispute.

12.3        Preparation, Prosecution and Maintenance of Patents.

(a)           TBIL Patents.  As between the Parties, and subject to Section 12.3(c), TBIL shall have the exclusive right (but not the obligation) to prepare, file, prosecute (including by conducting interferences, oppositions, inter partes reviews, nullity actions, and reexaminations or other similar proceedings, but subject to Section 12.4(a)), maintain (including by timely paying all maintenance fees, renewal fees, and other such fees and expenses required under Applicable Laws) and extend all TBIL Patents (such activities, collectively, the “Prosecution Activities”).

(b)           Takeda Patents.  As between the Parties, and subject to Section 12.3(c), Takeda shall have the exclusive right (but not the obligation) to perform the Prosecution Activities for all Takeda Patents.

(c)           Cooperation.  TBIL (with respect to the TBIL Patents) and Takeda (with respect to the Takeda Patents Covering a Product) (each of TBIL and Takeda in such circumstances, the “Prosecuting Party”) shall keep the other Party (the “Non-Prosecuting Party”) reasonably informed regarding the status of the Prosecution Activities that it is conducting in accordance with Section 12.3(a) or Section 12.3(b), as applicable, and, at the Non-Prosecuting Party’s request, shall provide the Non-Prosecuting Party with copies of all documentation concerning the applicable Patents, including all correspondence to and from any Governmental Authority relating thereto.  Upon the Non-Prosecuting Party’s request, prior to filing Patent applications for, or material prosecution documents or other submissions relating to, the Patents for which the Prosecuting Party is responsible, the Prosecuting Party shall provide the Non-Prosecuting Party with a reasonable opportunity to review and comment on the proposed application, document or submission, and the Prosecuting Party shall reasonably consider all such comments of the Non-Prosecuting Party, unless (without fault of the Prosecuting Party) deadlines will not permit such review.  For clarity, in the event of a dispute between the Parties regarding the content of any such applications, documents, or submissions, the Prosecuting Party shall have the final decision-making authority with respect thereto.

(d)           Abandonment.  In the event that (i) TBIL (as the Prosecuting Party) elects to abandon the prosecution of a TBIL Patent application or maintenance of an issued TBIL Patent, or (ii) Takeda (as the Prosecuting Party) elects to abandon the prosecution of a Takeda Patent application or maintenance of an issued Takeda Patent Covering a Product, such Prosecuting Party shall notify the Non-Prosecuting Party in writing (such notice, an

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“Abandonment Notice”) at least [***] days prior to any filing or payment due date or any other due date that requires action to prevent such loss of rights, and in the event that the Non-Prosecuting Party provides the Prosecuting Party with written notice within [***] days of receipt of the applicable Abandonment Notice, the Non-Prosecuting Party shall thereafter have the right, at its sole expense, (i) to be assigned the right, title and interest in, to and under the applicable Patent (and following such assignment, notwithstanding anything to the contrary herein, such Patent shall no longer be a TBIL Patent or a Takeda Patent, as applicable, for the purposes of this Article XII or Section 8.3(b), and (ii) following such assignment, to conduct such Prosecution Activities for the applicable Patent.  For the avoidance of doubt, if the Parties agree that a Patent should be abandoned for strategic reasons, this Section 12.3(d) shall not apply to such abandoned Patent.

(e)           Cooperation.  The Non-Prosecuting Party shall provide the Prosecuting Party all reasonable assistance and cooperation, at the Non-Prosecuting Party’s request and expense, in connection with the Prosecution Activities, including by furnishing all information and data in its Control reasonably necessary to prepare, file, prosecute, maintain, or extend any Patents hereunder.

(f)            Expenses.  Each Party shall be solely responsible for its internal expenses incurred in furtherance of the Prosecution Activities.  Takeda shall be responsible for Third Party Expenses incurred by or on behalf of itself in connection with Prosecution Activities for the Takeda Patents in the Territory.  Takeda shall reimburse TBIL for fifty percent (50%) of TBIL’s or its Affiliates’ Third Party Expenses reasonably incurred in furtherance of the Prosecution Activities for the TBIL Patents, subject to an annual budget for such Prosecution Activities to be agreed to by the Parties.  Takeda shall reimburse TBIL in accordance with Section 8.6.

(g)           Patent Term Extensions.  Through the JSC, the Parties shall cooperate to determine the TBIL Patents and Takeda Patents for which to seek extensions (including supplementary protection certificates), with, for clarity, Takeda having final decision-making authority with respect to such decision.  Following such determination, the Prosecuting Party shall be responsible for using Commercially Reasonable Efforts to obtain all such extensions.

(h)           Regulatory Patent Listing.  Takeda shall be solely responsible for: (i) filing appropriate information with the FDA in the U.S. listing any TBIL Patents and Takeda Patents in the Orange Book; and (ii) with respect to other countries in the Territory, filing appropriate information with the applicable Regulatory Authority listing any TBIL Patents and Takeda Patents in the Patent listing source in such country in the Territory that is equivalent to the Orange Book, if any.  Upon the reasonable request of Takeda, TBIL shall reasonably assist Takeda with its efforts in filing the appropriate information to have a TBIL Patent listed in the Orange Book or its equivalent, and Takeda shall reimburse TBIL for fifty percent (50%) of its and its Affiliates’ Third Party Expenses incurred to conduct such assistance requested by Takeda. Takeda shall provide TBIL with a reasonable opportunity to review and comment (which Takeda shall reasonably consider in good faith) on the information proposed for submission with respect to a TBIL Patent or Takeda Patent that Covers any Products.

(i)            Registration of Exclusive License.  Upon Takeda’s reasonable request, TBIL shall register before any appropriate Governmental Authority in the Territory that Takeda

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is the exclusive licensee under the TBIL Patents.  Takeda shall reimburse TBIL for fifty percent (50%) of its and its Affiliates’ Third Party Expenses incurred in connection with any registration requested by Takeda under this Section 12.3(i).

12.4        Patent Infringement.

(a)           Notification.  Each Party shall promptly notify the other Party in writing (each such notice, an “Infringement Notice”) of any actual or threatened infringement, misappropriation, or other violation or challenge to the validity, scope, or enforceability of any TBIL Technology or Takeda Technology in the Field within the Territory of which it becomes aware, including, for clarity, any Paragraph IV Notices (“Third Party Infringement”).  For clarity, any challenge to the validity, scope or enforceability of any TBIL Patent in connection with an actual or threatened infringement of such Patent shall be governed by this Section 12.4 and not Section 12.3.

(b)           Third Party Infringement.  In the event of any Third Party Infringement, Takeda will have the first right (but not the obligation) with respect to TBIL Technology, and sole right (but not the obligation) with respect to the Takeda Technology, to bring, enforce or defend entirely under its own direction and control an action, suit, claim, arbitration, or proceeding regarding, or otherwise seek to obtain agreement from the alleged infringer to desist, such Third Party Infringement (each, an “Infringement Action”).  If Takeda elects to pursue an Infringement Action, Takeda shall be solely responsible for expenses it incurs in connection with such Infringement Action.  In the event that Takeda fails to initiate an Infringement Action with respect to the TBIL Technology (or otherwise does not [***]) within the earlier of (i) [***] days after receipt of the Infringement Notice, or (ii) [***] days before the expiration date for filing such Infringement Action or responding (as applicable), TBIL shall be permitted to initiate an Infringement Action with respect to the TBIL Technology (but not any Takeda Technology) at its sole expense.  Notwithstanding the foregoing, in the event that the Party who is not bringing the applicable Infringement Action (the “Non-Controlling Party”) recommends that the other Party not pursue the applicable Infringement Action, the other Party (the “Controlling Party”) shall reasonably consider such recommendation in good faith.

(c)           Assistance.  The Controlling Party shall keep the Non-Controlling Party reasonably informed about the status of each Infringement Action and consult with the Non-Controlling Party regarding material aspects of each Infringement Action and take any comments it receives into consideration in good faith.  At the request of the Controlling Party, the Non-Controlling Party and its Affiliates shall provide reasonable assistance in connection with any Third Party Infringement, including by joining in any such Infringement Action and executing all papers and performing such other acts as may be reasonably necessary to permit the Controlling Party to commence or prosecute such Infringement Action (which, for clarity, shall include allowing the Controlling Party to bring any Infringement Action in the name of the Non-Controlling Party or any of its Affiliates to the extent required to maintain standing).  Except as otherwise provided herein, the Controlling Party shall reimburse the Non-Controlling Party for any reasonable Third Party Expenses incurred in providing such assistance.  The Non-Controlling Party shall have the right to be represented in any such Infringement Action in which it is a party by independent counsel (which shall act in an advisory capacity only, except for matters solely directed to such Party) of its own choice and at its own expense.  If the Non-

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Controlling Party in any such Infringement Action is a party to such Infringement Action, such Non-Controlling Party may request that the Parties be jointly represented by the same outside counsel. The Controlling Party shall have the right to withhold consent to such joint representation of the Parties.  Notwithstanding anything to the contrary in this Section 12.4(c), if the counsel of the Controlling Party reasonably determines that the Non-Controlling Party is required to join an Infringement Action brought hereunder in connection with a Third Party Infringement to maintain standing, such Party shall so join such Infringement Action, the Controlling Party shall reimburse all reasonable Third Party Expenses incurred by the Non-Controlling Party in connection with such Infringement Action.

(d)           Settlements.  The Controlling Party shall give the Non-Controlling Party timely notice of any proposed settlement of any Infringement Action instituted by the Controlling Party to enforce the TBIL Technology or the Takeda Technology and shall not, without the prior written consent of such Non-Controlling Party (not to be unreasonably withheld, conditioned or delayed), enter into any settlement that would: adversely affect the validity, enforceability, or scope of, or admit non-infringement of, any Patents that the Non-Controlling Party owns or to which the Non-Controlling Party is granted a license or other rights, give rise to liability of such Non-Controlling Party, its Affiliates, or its or their licensors, licensees or Sublicensees (to the extent applicable), grant to a Third Party a license or covenant not to sue under any Intellectual Property that the Non-Controlling Party owns or to which the Non-Controlling Party is granted a license or other rights, or otherwise impair such Non-Controlling Party’s and its Affiliates’ rights in, to, or under any Intellectual Property.

(e)           Recoveries.  If the Controlling Party brings an Infringement Action to enforce any TBIL Technology or Takeda Technology and any sums are recovered in connection therewith, the Controlling Party shall first reimburse itself, and then reimburse the Non-Controlling Party (to the extent applicable), out of any sums recovered in such action, suit, claim, arbitration, or proceeding, or in the settlement thereof, for all reasonable Third Party Expenses, including attorneys’ fees paid, incurred in connection with such Infringement Action, and with respect to the balance of such sums: (i) if Takeda is the Controlling Party, such balance shall be treated as Net Sales for which Royalties are payable hereunder and (ii) if TBIL is the Controlling Party, such balance shall be allocated eighty percent (80%) to TBIL and twenty percent (20%) to Takeda.  Notwithstanding the foregoing (except with respect to the obligation to reimburse Third Party Expenses), Takeda shall retain all sums recovered in connection with the enforcement of the Takeda Patents to the extent the Patents included therein (if any) do not Cover any Compounds or Products.

12.5        Infringement of Third Party Patents.  Each Party shall promptly notify the other Party in writing of any allegation by a Third Party that Intellectual Property owned or otherwise controlled by such Third Party is infringed, misappropriated, or otherwise violated by the Development, Commercialization or other Exploitation of any Product in the Field in any country in the Territory, of which it becomes aware.  Subject to any indemnification obligations of a Party to the other Party under Article XIV, each Party shall have the first right, but not the obligation, to defend any such Third Party claim brought against it, at its expense.  The non-defending Party shall reasonably cooperate with the Party conducting the defense of such claim, including, if required to conduct such defense, furnishing a power of attorney.  Neither Party shall enter into any settlement of any such claim under this Section 12.5 that affects the other

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Party’s rights or interests without such other Party’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.  Each Party shall have the right to decline to defend, or to tender the defense of, any such claim under this Section 12.5 upon reasonable written notice to the other Party, including if the other Party fails to agree to a settlement that the declining Party proposes.  Any settlement or license fees incurred by a Party under this Section 12.5 shall be subject to the terms of Section 8.4.

ARTICLE XIII
PATENT MARKING

13.1        Patent Marking.  Takeda shall, and shall cause its Affiliates and Sublicensees to, mark Products sold by, or on behalf of, Takeda, its Affiliates, and its Sublicensees hereunder (in a reasonable manner consistent with Takeda’s custom and practice, including by use of other substantially equivalent ways of providing notice under any Applicable Law) with appropriate patent numbers or indicia to the extent permitted by Applicable Law, in those countries or regulatory jurisdictions in the Territory in which such markings or such notices impact recoveries of damages or equitable remedies available with respect to infringements or other violations of any patent rights.

ARTICLE XIV
INDEMNIFICATION; INSURANCE

14.1        Indemnification by TBIL.  TBIL hereby agrees to save, indemnify, defend and hold harmless Takeda, its Affiliates, and each of their respective directors, officers, shareholders, agents, employees, successors and assigns (each, a “Takeda Indemnitee”) from and against any and all losses, damages, liabilities, expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by a Third Party (each, a “Third Party Claim”) to the extent that any Third Party Claim arises out of (a) any breach by TBIL of any of its representations, warranties or covenants under this Agreement, (b) TBIL’s, its Affiliates’ or their respective licensees’, sublicensees’ or Subcontractors’ fraud, negligence or willful misconduct, (c) any Manufacture, Development or other Exploitation of the Compounds or Products by or on behalf of TBIL, its Affiliates, or their respective licensees, sublicensees or Subcontractors both before the Effective Date and after the Effective Date; or (d) any Manufacture, Development or other Exploitation of any Products in a Terminated Country by or on behalf of TBIL, its Affiliates, or their respective licensees, sublicensees, Subcontractors and/or Designees; in each case except to the extent that such Losses arise or result from any Takeda Indemnitee’s fraud, gross negligence, willful misconduct or material breach of this Agreement.

14.2        Indemnification by Takeda.  Takeda hereby agrees to save, indemnify, defend and hold harmless TBIL, its Affiliates, and each of their respective directors, officers, shareholders, agents, employees, successors and assigns (each, a “TBIL Indemnitee”) from and against any and all Losses arising in connection with any and all Third Party Claims arising out of (a) any breach by Takeda of any of its representations, warranties or covenants under this Agreement, (b) Takeda’s, its Affiliates’ or their respective licensees’, Sublicensees’ or  Subcontractors’ fraud, negligence or willful misconduct, or (c) any Manufacture, Development,

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Commercialization or other Exploitation of the Products by or on behalf of Takeda, its Affiliates, or their respective  licensees, its Sublicensees or Subcontractors; in each case except to the extent that such Losses arise or result from any TBIL Indemnitee’s fraud, gross negligence, willful misconduct or material breach of this Agreement.

14.3        Indemnity Procedure.

(a)           If a TBIL Indemnitee or Takeda Indemnitee (each, an “Indemnified Party”) shall receive notice or otherwise learn of the assertion or commencement of any Third Party Claim with respect to which Takeda or TBIL, respectively, (each, the “Indemnifying Party”) may be obligated to provide indemnification to such Indemnified Party pursuant to Section 14.1 or Section 14.2, or any other section of this Agreement, such Indemnified Party shall give such Indemnifying Party written notice thereof clearly stating such Third Party Claim and identifying the Indemnified Party seeking indemnification hereunder (“Indemnification Notice”) as promptly as practicable (and in any event within forty-five (45) Business Days) after becoming aware of such Third Party Claim.  Any such notice shall describe the Third Party Claim in reasonable detail.  Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give an Indemnification Notice shall not relieve the related Indemnifying Party of its obligations under this Article XIV, except to the extent, and only to the extent, that such Indemnifying Party is materially prejudiced by such failure to give notice.

(b)           An Indemnifying Party may elect (but shall not be required) to defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (which counsel shall be reasonably satisfactory to the Indemnified Party), any Third Party Claim; provided that the Indemnifying Party shall not be entitled to defend and shall pay the reasonable fees and expenses of one separate counsel for any Indemnified Parties if the claim for indemnification relates to or arises in connection with any criminal action, indictment or allegation. Within forty-five (45) Business Days after the receipt of an Indemnification Notice (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions to its defense.  After notice from an Indemnifying Party to an Indemnified Party of its election to assume the defense of a Third Party Claim, such Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party; provided, however, that in the event that the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, the reasonable fees and expenses to the extent related to such matters of one separate counsel for all Indemnified Parties shall be borne by the Indemnifying Party.

(c)           If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnified Party of its election as provided in Section 14.3(b), such Indemnified Party may defend such Third Party Claim at the sole expense of the Indemnifying Party.  Any reasonable legal fees and expenses incurred by the Indemnified Party in connection with defending such claim shall be paid by the Indemnifying Party at the then applicable regular rates charged by counsel to the Indemnified Party.

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(d)           Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnified Party may settle or compromise any Third Party Claim without the prior written consent of the Indemnifying Party.  If an Indemnifying Party has failed to assume the defense of the Third Party Claim within the time period specified in Section 14.3(b) above, absent any bona fide dispute as to whether such Third Party Claim is subject to such Indemnifying Party’s indemnification obligations for which such Indemnifying Party is successful, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(e)           In the case of a Third Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the prior written consent of the Indemnified Party if the effect thereof is (i) to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnified Party or (ii) to ascribe any fault on any Indemnified Party in connection with such defense.  If the Indemnifying Party assumes the defense of the Third Party Claim, and the Third Party Claim concerns Intellectual Property owned by the other Party or any of its Affiliates, or to which such other Party or any of its Affiliates have rights, the Indemnifying Party shall reasonably cooperate with such other Party with respect to such aspects of the Third Party Claim that concern the ownership, validity, enforceability, or scope of such Intellectual Property, including by not making any admission or offer of settlement in such Third Party Claim that could reasonably be expected to have any prejudice or adverse effect with respect thereto or that grants a license, covenant not to sue or other rights with respect to such Intellectual Property. Notwithstanding anything to the contrary herein, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim.

14.4        Certain Limitations on Liability.

(a)           The Parties intend that any Loss subject to indemnification or reimbursement pursuant to Article XIV will be net of insurance proceeds that actually reduce the amount of the Loss.  Accordingly, the amount which any Indemnifying Party is required to pay to any Indemnified Party will be reduced by any insurance proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Loss.  If an Indemnified Party receives a payment required by this Agreement from an Indemnifying Party in respect of any Loss (an “Indemnity Payment”) and subsequently receives insurance proceeds, then the Indemnified Party will reimburse to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the insurance proceeds had been received, realized or recovered before the Indemnity Payment was made.

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(b)           An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “wind-fall” (i.e., a benefit such insurer or other Third Party would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.  Nothing contained in this Agreement shall obligate any Person to seek to collect or recover any insurance proceeds.

14.5        Insurance.  Each Party shall, at its own expense, procure and maintain during the Term and for a period of five (5) years thereafter, insurance policy/policies, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated.  Such insurance shall not be construed to create a limit of a Party’s liability with respect to its indemnification obligations under this Article XIV.  Each Party shall provide the other Party with prompt written notice of cancellation, non-renewal or material change in such insurance that could materially adversely affect the rights of such other Party hereunder, and shall provide such notice within thirty (30) days after any such cancellation, non-renewal or material change.  The Parties acknowledge and agree that Takeda may meet its obligations under this Section 14.5  through self-insurance.

ARTICLE XV
TERM AND TERMINATION

15.1        Term.  This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article XV, shall remain in effect on a country-by-country basis or in its entirety until the date on which the Royalty Term expires for such Product in such country (the “Term”), whereupon the license granted to Takeda under Section 3.1 shall become non-exclusive, fully-paid, royalty-free, perpetual and irrevocable.

15.2        Termination Based on Mutual Written Agreement.  This Agreement may terminate on a Product-by-Product and country-by-country basis upon mutual written agreement of the Parties.

15.3        Termination for Material Breach.  Each Party shall have the right, without prejudice to any other remedies available to it at law or in equity, to terminate this Agreement in its entirety in the event that the other Party is in material breach of this Agreement and fails to cure such breach (in the case of Takeda, including any Shelving Breach) within [***] days (thirty (30) days in the event of breaches related to payment obligations) of receiving written notice from the other Party expressly putting such Party on notice of the allegation of such material breach (“Notice Period”).  Any failure to timely notify under Sections 4.6, 6.1 or 6.3 will not be deemed a material breach of this Agreement unless all such applicable failures, in the aggregate, have a material adverse effect on the Development or Commercialization of the Products or the other Party’s rights under this Agreement.  Notwithstanding the foregoing, if such material breach is incapable of being cured within the Notice Period, then the non-breaching Party’s right of termination shall be suspended only if, and for so long as, the other Party has provided to the non-breaching Party and is diligently implementing a written plan that is reasonably calculated to effect a cure of such material breach in as prompt a manner as is reasonably practical; provided

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that, the non-breaching Party’s right of termination shall not in any case be suspended any longer than an additional [***] days following the unextended expiration of the Notice Period.  In addition and notwithstanding the foregoing, if the Parties reasonably and in good faith disagree as to whether there has been a material breach, the Party that disputes whether there has been a material breach may contest the allegation in accordance with Section 16.1(b), and such Notice Period shall not commence unless and until the final conclusion of such dispute determining the existence of such material breach.  During such dispute, all of the terms and conditions of this Agreement shall remain in effect, and the Parties shall continue to perform all of their respective obligations under this Agreement.

15.4        Termination For Insolvency or Bankruptcy.  Each Party shall have the right to terminate this Agreement upon written notice in the event that the other Party (a) commences, or has commenced against it, bankruptcy proceedings in any jurisdiction and such proceedings are not dismissed within [***] days after the filing thereof, (b) makes a general assignment for the benefit of its creditors, (c) becomes insolvent, (d) has a receiver appointed for it or its business, (e) ceases operations, or (f) is liquidated or dissolved, in each case unless such situation has been withdrawn, reverted and/or dismissed during such [***]-day notice period.

15.5        Termination by Takeda For Convenience.  Takeda shall have the right to terminate this Agreement in its entirety or on a country-by-country basis, for convenience: (a) upon providing TBIL with [***] days’ prior written notice if such termination is [***] for such Product in such country; and (b) upon providing TBIL with [***] days’ prior written notice if such termination is [***] for such Product in such country.

15.6        Termination for Safety Reasons.  Takeda shall have the right to terminate this Agreement for Safety Reasons, upon [***] days’ prior written notice to TBIL, which notice shall set forth, in reasonable detail, the applicable Safety Reason(s) and shall include reasonably detailed documentation supporting the existence of such Safety Reason; provided that [***], and shall provide [***].  Takeda shall have the right to wind down and/or suspend all Development and/or Commercialization activities during such notice period.

15.7        Termination for Failure to Advance the Program.  Without prejudice to any other remedies available to it at law or in equity (including for any breach of the terms hereof), in the event Takeda is not conducting any ongoing Development and/or Commercialization activities (including related Manufacturing activities) for at least [***], and such lack of activity: (i) is not [***], (ii) is not a result of [***] (a “Shelving Breach”), then such lack of activity will be deemed a material breach of this Agreement, TBIL shall have the right to provide written notice to Takeda for such Shelving Breach under Section 15.3, and the terms of Section 15.3 (including cure periods) will apply.

15.8        Effects of Termination.  Termination for Reasons Other than TBIL’s Breach or Insolvency.  Upon any termination (but not expiration) of this Agreement pursuant to Section 15.2 by mutual written agreement, by TBIL pursuant to Section 15.3, Section 15.4 or Section 15.7 for Takeda’s material breach, bankruptcy or Shelving Breach, respectively, or by Takeda pursuant to Section 15.5 or Section 15.6, for convenience, Safety Reasons, respectively, the following, unless otherwise noted herein, shall apply as of the effective date of such termination:

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(i)            Country-by-Country Termination.  For clarity, in the event that this Agreement has been terminated with respect to a particular country (such country, a “Terminated Country”) (and not this Agreement in its entirety) to the extent permitted hereunder, notwithstanding anything to the contrary herein, such Terminated Country shall no longer be deemed a part of the Territory for such Terminated Product as of the effective date of such termination and the provisions set forth in this Section 15.8(a) shall only apply with respect to such Terminated Country.  For clarity, in the event that this Agreement is terminated in its entirety, the entire Territory shall be deemed to be the Terminated Countries, and the provisions set forth in this Section 15.8(a) shall apply to such Terminated Countries.

(ii)           Licenses to Takeda.  All rights and licenses granted to Takeda hereunder with respect to the Products in the Terminated Countries shall immediately terminate and be of no further force and effect, and Takeda shall cease Developing, Commercializing and otherwise Exploiting the Products in the Terminated Countries (except as otherwise set forth in this Section 15.8) and using any and all TBIL Technology for Products in the Terminated Countries, except, in each case, to the extent necessary to effect an orderly transition in accordance with the terms hereof or as otherwise expressly set forth herein.

(iii)          Regulatory Materials, Regulatory Approvals, and Information.  To the extent permitted by Applicable Law, Takeda shall: (A) provide to TBIL a copy of all Regulatory Materials to the extent related to the Products in the Terminated Countries that are in Takeda’s possession; or (B) to the extent such Regulatory Materials are not in Takeda’s possession, grant TBIL the same right to access and reference such Regulatory Materials as held by Takeda prior to the effective date of such termination.  In addition, to the extent permitted by Applicable Law, Takeda shall transfer and assign (and where applicable, shall cause its Affiliates and Sublicensees to transfer and assign) to TBIL all INDs and Regulatory Approvals related solely to the Products in the Terminated Countries; provided that, until such transfer and assignment is effected or in the event that any of the foregoing cannot be so transferred and assigned pursuant to Applicable Law, and with respect to Regulatory Materials that are reasonably required for TBIL to Develop, Commercialize and/or otherwise Exploit a Product in the Terminated Countries, TBIL (and its Designee, as applicable) shall have the right to access, use and cross-reference such Regulatory Materials solely for the purpose of Exploiting such Products in such Terminated Countries.  Takeda hereby grants any consent (and where applicable, shall cause its Affiliates and Sublicensees to so consent) solely to the extent necessary to permit TBIL (and its Designee, as applicable) to exercise such rights.  In addition, subject to and in accordance with Section 6.6(b), Takeda shall provide to TBIL copies of inspection or audit observations of Regulatory Authorities and any written responses thereto.

(iv)          License to TBIL.  Takeda hereby grants and shall cause its Affiliates to grant to TBIL, effective on the effective date of termination, on reasonable terms and conditions to be agreed by the Parties in good faith, (but which in any case, will be customary in the industry for licenses granted under product reversion circumstances), an exclusive (including as to Takeda and its Affiliates), limited, sublicensable, royalty-bearing license under (A) the Takeda Technology in existence as of the effective date of termination and that is incorporated by or on behalf of Takeda, its Affiliates or its Sublicensees into, or actually used by or on behalf of Takeda, its Affiliates or its Sublicensees in connection with, the Products in the Terminated Countries, solely to Exploit the Products in the Terminated

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Countries; and (B) the Product Trademarks selected for use with any Products in the Terminated Countries in connection with TBIL’s exercise of its licenses under subsection (A).  For clarity, the foregoing licenses shall include rights to improve or otherwise modify the Products, but the license granted by Takeda to TBIL in this Section 15.8(a)(iv) shall not include the right to incorporate any Takeda Technology in any product (in or outside of a Terminated Country) that is not a Product that arises from any such post-termination modification, unless the Parties otherwise agree as part of such license.  The Parties shall, exercising good faith, take all actions reasonably necessary to enter into a license agreement that reflects such terms promptly, but in no event more than [***] days, following the effective date of termination.  If the Parties comply with such obligations to negotiate in good faith, and endeavor to agree upon, the terms of such license agreement, but fail to agree upon such terms within the [***] day negotiation period, any dispute shall be resolved in accordance with Sections 16.1(a) and 16.1(c) and upon resolution of such dispute, the Parties shall automatically enter into the license agreement, as formulated through that process, as of the date of such resolution and the license shall be effective as of the effective date of termination.

(v)           Ongoing Clinical Trials.

(1)           In the event this Agreement is terminated by Takeda in a Major Market Country or its entirety pursuant to Section 15.5 (Termination for Convenience) or TBIL terminates this Agreement pursuant to Section 15.3 (Termination for Material Breach) and [***] that is the subject of such termination, Takeda shall: upon TBIL’s written request and in TBIL’s sole discretion, (A) [***] or (B) [***] and (C)(1) [***]; or (C)(2) [***].  In the event TBIL does not request either (i) [***] then Takeda shall instead [***].  If requested by TBIL, Takeda shall provide [***] of notice of termination.

(2)           In the event that this Agreement is terminated by Takeda in a Major Market Country or in its entirety by the Parties pursuant to Section 15.2 or by TBIL pursuant to Section 15.4 or 15.7 and that are [***], and upon TBIL’s written request, Takeda shall (i) [***], shall be solely borne by TBIL; or (ii) [***].  If requested by TBIL, Takeda shall provide [***] months prior to receipt of notice of termination.

(vi)          Adverse Event Reporting and Safety Data Exchange.

(1)           During the period commencing on receipt of written notice of termination (or agreement to terminate if termination is pursuant to Section 15.2) until the transition activities contemplated in this Section 15.8(a) are complete, Takeda shall, in accordance with all Applicable Laws, be responsible for monitoring all clinical experiences, maintaining the global safety database, safety monitoring, pharmacovigilance surveillance, compliance and filing of all required safety reports to Regulatory Authorities in the Terminated Countries with respect to the Products, including annual safety reports.  In the event this Agreement is terminated in its entirety or the U.S. is a Terminated Country, Takeda shall transfer to TBIL (or its Designee) the global safety database for the Products; provided, that, in all other circumstances, the Parties shall discuss whether the global safety base should be transferred to TBIL or retained by Takeda.  Notwithstanding the foregoing, the Parties shall enter into a new (or amend the current) PVA within [***] days after the effective date of termination to govern the exchange of safety data between the Parties with respect to Products in the Terminated

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Countries, and upon effectiveness thereof, such agreement will supersede the terms of this Section 15.8(a)(vi)(i).

(2)           In the event the global safety database is transferred to TBIL, at the time of transfer, Takeda shall confirm in writing that all safety data related to the Products is accurately reflected in the global safety database then-existing and being maintained by Takeda.  Until such time as the global safety database is transferred to TBIL hereunder and thereafter in the event Takeda receives any safety updates, Takeda shall prepare and provide to TBIL on a timely basis any safety updates received by or on behalf of Takeda or any of its Affiliates, Sublicensees and/or Subcontractors; provided that in no case shall the exchange of information related to adverse events occur later than [***] days for any fatality and/or life-threatening safety event, [***] days for other related serious adverse events, and [***] days for other, non-serious adverse events.

(vii)         Technology Transfer.  Takeda shall transfer to TBIL (or its Designee) the then-current Manufacturing processes, as well as any other Takeda Know-How with respect to the Products in the Terminated Countries, solely for TBIL to Develop, Manufacture, Commercialize and otherwise Exploit the Products in the Terminated Countries.  Except in the event any grounds of such termination are in dispute, upon TBIL’s reasonable request, the Parties shall commence the transfer of any such Manufacturing processes during the termination notice period (if applicable).

(viii)        Inventory.  In the event this Agreement is terminated in its entirety for any reason other than upon Takeda’s termination pursuant to Section 15.6 (Termination for Safety Reasons), TBIL shall have the right to purchase from Takeda any and all of the inventory of Products (including all bulk drug substance contained therein and any raw materials and/or work-in-progress purchased or produced therefor) held by Takeda as of the effective date of termination at a price equal to (i) [***].  TBIL shall notify Takeda at least [***] days prior to the effective date of termination whether TBIL elects to exercise such right (unless termination is pursuant to Section 15.2, in which event TBIL shall notify Takeda no later than [***] days following the Parties’ agreement to terminate) and in the event that TBIL exercises such right, upon payment of such expense therefor, Takeda shall promptly transfer such inventory to TBIL (or its Designee).  In the event TBIL does not exercise such right and the Product(s) is being Commercialized in the Terminated Country(ies), then Takeda shall have the right to continue to sell the inventory of such Products for a period of up to [***] months after the effective date of such termination.  Notwithstanding the foregoing, if the termination is only effective in certain countries in the Territory, Takeda shall only be required to sell to TBIL the amount of its inventory of the Product that was Manufactured specifically for the Terminated Countries and which would be required to be re-worked (including re-packaged) for use outside of the Terminated Country.  To the extent Takeda transfers any inventory of TBIL Products to TBIL under this Section 15.8(a)(viii) as inventory manufactured in compliance with GMP requirements, Takeda shall provide TBIL the applicable documentation required for TBIL to conduct its final release for such inventory in accordance with GMP requirements.

(ix)          Manufacture and Supply.  Other than Takeda’s termination of this Agreement pursuant to Section 15.6 (Termination for Safety Reasons), at TBIL’s request,

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Takeda shall supply, or cause to be supplied, to TBIL or its Designee the Products until the earlier of the date TBIL is able to Manufacture or have Manufactured the Products or the end of the first [***] month period following the effective date of termination.  Such supply shall be at a price (A) during the first [***] months of such period, equal to [***] and (B) [***].

(x)           Third Party Agreements.  Upon TBIL’s request, Takeda shall, and shall cause its Affiliates to, assign to TBIL (or its Designee) any agreements or arrangements with Third Party vendors to Develop, Manufacture, distribute, sell or otherwise Commercialize or otherwise Exploit any Products, which agreements or arrangements relate solely to the Products in the Terminated Countries.  On a country-by country-basis, in the event of termination under Section 15.2 (Termination Based on Mutual Written Agreement) or termination by TBIL under Section 15.3 (Termination for Material Breach), Section 15.4 (Termination for Insolvency or Bankruptcy), or Section 15.7 (Termination for Failure to Advance the Program), (A) [***], and  (B) [***].  To the extent that any such agreement between Takeda and a Third Party is not assignable to TBIL (or its Designee, as applicable) or is not related solely to the Products in the Terminated Countries, Takeda shall reasonably cooperate with TBIL for TBIL (or its Designee) to enter into a direct agreement with such Third Party for such services and TBIL shall have no responsibility to reimburse Takeda for Third Party Fees.

(xi)          Medical and Consumer Inquiries.  If, after the effective date of termination, Takeda receives medical questions or inquiries from members of the medical and paramedical professions or consumers regarding any Product in any Terminated Country, it shall (unless otherwise required by Applicable Law) refer such questions to TBIL (or its Designee), and TBIL (or its Designee) shall be responsible for responding thereto.

(xii)         Timing and Diligence.  Each Party shall exercise Commercially Reasonable Efforts to complete the transition activities contemplated in this Section 15.8(a) in a timely and efficient manner and as soon as reasonably practicable, and in any event within [***] months after the effective date of termination (or such longer period as the Parties agree in writing or as otherwise specified herein).  Except as otherwise expressly set forth herein, TBIL shall reimburse all Third Party Expenses and all FTE costs incurred by Takeda and its Affiliates to conduct any such transition activities after the end of such [***]-month period, unless the delay was caused primarily by the acts or omissions of Takeda or its Affiliates.  Takeda shall not, during the period commencing on receipt of written notice of termination (or agreement to terminate if termination is pursuant to Section 15.2) until the transition activities contemplated in this Section 15.8(a) are complete or any time thereafter, make any public statement that could reasonably be expected to have a material adverse impact on the Manufacture, Development or Commercialization of any Product in any Terminated Country, except for public statements made in compliance with Applicable Laws and/or in good faith that are consistent with Takeda’s internal publicity policies and procedures.

(xiii)        Expenses.  Except to the extent expressly set forth in this Section 15.8(a), each Party shall be solely responsible for any internal expenses and Third Party Expenses incurred by it and its Affiliates in connection with the activities set forth in this Section 15.8(a).  To the extent Takeda is required to reimburse TBIL for any TBIL Internal Costs or Third Party Expenses, Takeda shall only be required to reimburse TBIL for those

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expenses which are actually incurred by TBIL and/or its Affiliates and are reasonable and specifically allocated to such transfer activities.

(xiv)        TBIL ACKNOWLEDGES AND AGREES THAT EXCEPT FOR ANY MATERIALS PROVIDED UNDER A SUPPLY AGREEMENT THAT ARE SUBJECT TO THE REPRESENTATIONS AND WARRANTIES THEREIN (WHICH, FOR CLARITY, SHALL INCLUDE REPRESENTATIONS REGARDING COMPLIANCE WITH LAWS), ANY AND ALL INVENTORY AND OTHER DOCUMENTS AND MATERIALS PROVIDED TO TBIL BY OR ON BEHALF OF TAKEDA OR ANY OF ITS AFFILIATES IN CONNECTION WITH THIS SECTION 15.8(a) MAY BE EXPERIMENTAL IN NATURE AND MAY HAVE UNKNOWN CHARACTERISTICS.  TBIL SHALL USE PRUDENCE AND REASONABLE CARE IN THE USE, HANDLING, STORAGE, TRANSPORTATION, DISPOSITION, AND CONTAINMENT OF SUCH TRANSFERRED ITEMS.  WITHOUT LIMITING THE FOREGOING, EXCEPT FOR ANY MATERIALS PROVIDED UNDER A SUPPLY AGREEMENT THAT ARE SUBJECT TO THE REPRESENTATIONS AND WARRANTIES THEREIN, ANY AND ALL TRANSFERRED ITEMS ARE MADE AVAILABLE ON AN “AS IS” BASIS, WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS OR REGULATIONS OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED.

(xv)         Designees.  Notwithstanding anything to the contrary in this Section 15.8, in the event that TBIL specifies a designee to be assigned or otherwise transferred the relevant assets in accordance with this Section 15.8(a) (each such designee, a “Designee”) (which Designee will be specified as soon as reasonably practical, but in no event later than twenty-five (25) Business Days following the effective date of the termination of this Agreement), TBIL shall cause such Designee to comply, and shall remain responsible for such Designee’s actions, omissions and compliance with all terms hereof applicable to such assignment or transfer.  Any actions of such Designee with respect to the activities and assets transferred under this Section 15.8 will be deemed activities of TBIL.

(b)           Termination for TBIL’s Material Breach or Insolvency.  In the event that Takeda has the right to terminate pursuant to Section 15.3 or Section 15.4, Takeda shall have the right to continue under the terms of this Agreement (and for clarity, not exercise its right to terminate pursuant to such Sections), subject to the following modifications of the terms hereof (provided that Takeda notifies TBIL of such decision in writing no later than ten (10) Business Days before the effective date of termination):

(i)            All Committees, including the JSC, shall be dissolved and TBIL’s powers and responsibilities within all Committees shall automatically be assumed by Takeda (provided that, for clarity, in no event shall Takeda have the right to require TBIL to assume any additional or accelerated obligations, including any operational or financial obligations);

(ii)           Takeda’s obligations to provide TBIL with the Development Plan and Commercialization Plan, and updates thereto, shall terminate;

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(iii)          All licenses granted to TBIL under this Agreement shall terminate upon the effective date of such termination; and

(iv)          Takeda’s payment obligations to TBIL under Article VIII shall be reduced by [***].

(v)           In the event that Takeda does not elect to modify the Agreement as described pursuant to this Section 15.8(b), then the effects of termination as described in Section 15.8(a) shall apply as if this Agreement had terminated for reasons described in Section 15.8(a), except that all Third Party Expenses incurred by or on behalf of each Party and/or its Affiliates in connection with any transfer activities under Section 15.8(a) and all expenses incurred by TBIL and its Affiliates in connection with any Ongoing Trials shall be solely borne by TBIL, and TBIL shall reimburse Takeda for such Third Party Expenses which are actually incurred by or on behalf of Takeda and/or its Affiliates and are reasonable and specifically allocated to such transfer activities.

(c)           Confidential Information.  Upon any termination (but not expiration) of this Agreement in its entirety, Takeda shall use reasonable efforts to promptly return to TBIL (or destroy, at Takeda’s option, with confirmation in writing of such destruction provided to TBIL) all Confidential Information of TBIL and all materials, items and devices related thereto or derived therefrom and all copies thereof, except to the extent necessary to comply with Applicable Laws or any obligations with respect to conducting any Clinical Trials hereunder (provided that upon completion of such obligations, Takeda shall be obligated to comply with this Section 15.8(c) in its entirety), provided that Takeda shall not be required to return or destroy any computer records or files containing TBIL’s Confidential Information that have been created by Takeda’s automatic archiving and back-up procedures to the extent that Takeda personnel (other than IT personnel) do not have access to such records or files in the ordinary course of business.  In the event that, following the exercise of reasonable efforts, Takeda has not returned (or destroyed) any of the foregoing (the “Retained Information”), Takeda shall remain subject to the terms of Article IX with respect to the Retained Information for the duration set forth in Article IX.

(d)           Sublicenses and Licenses.  Unless the Parties otherwise agree in writing, and subject to Section 15.8(a)(x), upon termination of this Agreement for any reason, all sublicenses and subcontracts to the extent related to any Products in the Terminated Countries and not transferred under Section 15.8(a)(iv), and all licenses and other rights to the Takeda Technology with respect to the Products in the Terminated Countries, granted by or on behalf of Takeda, its Affiliates, its licensees and Sublicensees shall terminate.

(e)           Takeda Obligations.  Except in the case of termination under Section 15.6, as otherwise expressly set forth in this Article XV or TBIL’s written request otherwise, Takeda shall continue to perform all its obligations under this Agreement with respect to the Development and Commercialization of Products after providing (or receiving) written notice of termination (or agreement to terminate if termination is pursuant to Section 15.2) until the effective date of termination (including its obligation to be responsible for certain of the TBIL Internal Costs and TBIL’s and its Affiliates’ Third Party Expenses hereunder), subject to Section 15.8(a)(vi) with respect to any Ongoing Trials, provided that [***], including any activities

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which are planned to be initiated during the applicable notice period [***].  In the event that this Agreement is terminated by Takeda pursuant to Section 15.6, the Parties shall immediately begin winding down all activities hereunder at Takeda’s direction and Takeda shall be solely responsible for Third Party Expenses incurred by or on behalf of the Parties and its Affiliates in winding down the activities hereunder.  Takeda shall have no obligation to make any Development, Regulatory Approval, or First Commercial Sale Milestone Payments following notice of termination to TBIL.

(f)            Accrued Rights.  Termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to the effective date of such termination.  Such termination will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

(g)           Survival.  Notwithstanding anything to the contrary contained herein, the following provisions shall survive any expiration or termination of this Agreement: Articles 9, 14, 15, 16, and 17 and Sections 1.1, 8.11, 8.12, 8.14, 12.1, and 12.2. Except as set forth in this Article XV or otherwise expressly set forth herein, upon termination or expiration of this Agreement all other rights and obligations of the Parties shall cease.

ARTICLE XVI
DISPUTE RESOLUTION

16.1        Disputes.

(a)           Officers.  Any dispute, controversy, claim, action or suit arising out of, relating to or in connection with this Agreement, including the breach, termination or validity thereof (each, a “Dispute”), shall first be submitted to the Officers for amicable resolution by consensus.  If, for any reason, the Officers are unable to resolve, in writing and by consensus, the matter so referred to them within [***] days of such matter being first referred them, the Dispute shall either: (i) be referred to the License Arbitrator as provided in Section 16.1(c); or, (ii) in all other events, be finally resolved as provided in Section 16.1(b); provided that, a Party shall not be required to submit for amicable resolution under this Section 16.1(a) any application it may bring in a court of competent jurisdiction, or to an arbitral tribunal, for preliminary and temporary injunctive relief, or for pre-arbitral attachment or other order in aid of arbitration, as the case may be.  For the avoidance of doubt, nothing in this Section 16.1(a) is intended to, or shall, restrict the scope and extent of Takeda’s final decision-making authority as provided in Section 2.6(c), and any matter for which Takeda has final decision-making authority under Section 2.6(c) will not be subject to dispute resolution under this Article XVI .

(b)           Jurisdiction.  Except for Disputes submitted to the License Arbitrator as provided in Section 16.1(c) below, any Dispute that is not amicably resolved in writing as provided in Section 16.1(a) shall be resolved by the Federal Courts of the United States or the Courts of the State of New York, in each case located in the Borough of Manhattan, New York City, New York (“New York Courts”).  In any such Dispute, each of the Parties irrevocably and unconditionally:  (i) submits to the jurisdiction and venue of the New York Courts; (ii) waives, to the fullest extent it may do so, any objection, including any objection to the laying of venue or

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based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any New York Court; and (iii) consents to service of process in the manner provided for notices in Section 17.9 below, or in any manner permitted by Applicable Law.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT; EACH PARTY CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 16.1.

(c)           License Arbitration.

(i)            If, having undergone discussions as provided in Sections 15.8(a)(iv) and 16.1(a) above, the Parties cannot reach an agreement on the reasonable terms and conditions for the license contemplated in Section 15.8(a)(iv) above (the “License Terms”), then the Parties consent to submit the question of the License Terms to final and binding arbitration as provided in this Section 16.1(c).  The seat of arbitration shall be New York, New York.  The arbitration shall be conducted ad hoc by a sole arbitrator, who shall be an individual jointly appointed by the Parties (the “License Arbitrator”).  If, for any reason, the Parties cannot jointly appoint the License Arbitrator within [***] days of the date of a written request by any Party for such joint appointment, then the License Arbitrator shall be appointed by the AAA in accordance with its list and strike procedure.  When appointed by the AAA, the License Arbitrator must be a practicing or retired attorney with no less than [***] years of professional experience in the pharmaceutical industry.

(ii)           Within [***] days following the date of appointment of the License Arbitrator, each of Takeda and TBIL shall submit to the License Arbitrator and to the other Party, simultaneously, a written report explaining in reasonable detail the terms of the license agreement that remain in dispute between the Parties, and the respective Party’s position on those terms (each a “First Submission”).  Within [***] days following the date of such submission to the License Arbitrator, each of Takeda and TBIL shall simultaneously submit to the License Arbitrator and to each other (a) a written response to the other Party’s First Submission (each a “Second Submission”); and (b) proposed License Terms consistent with the requirements of Section 15.8(a)(iv) above (“Takeda Proposed Terms” and “TBIL Proposed Terms,” respectively).  If either or both of Takeda or TBIL fail to timely deliver their respective First Submission or Second Submission, then it or they shall be deemed to have waived their right to make that submission.  The License Arbitrator may, in his or her sole discretion, order the Parties to attend a one-day hearing, in person or through counsel, to present oral arguments on their respective positions, if the License Arbitrator considers that such an oral hearing is advisable.  The Parties consent and agree that nothing herein, or under Applicable Law, requires that the License Arbitrator hold such an oral hearing and that the License Arbitrator may make his or her final determination on the written materials presented to him or her.

(iii)          Taking into account the requirements for a license in Section 15.8(a)(iv), the First Submissions, the Second Submissions, customary and ordinary industry

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practices and standards, and, where applicable, the record of a one-day hearing if one is held, the License Arbitrator shall issue an award designating either of (A) the Takeda Proposed Terms or (B) the TBIL Proposed Terms, as the License Terms provided in Section 15.8(a)(iv) above.  The License Arbitrator shall not be permitted to, and may not, vary from or designate as the License Terms any terms that deviate from one or the other of the Takeda Proposed Terms or the TBIL Proposed Terms as submitted to him or her.  If either of Takeda or TBIL has not timely submitted the Takeda Proposed Terms or TBIL Proposed Terms as provided in Section 16.1(c)(ii) above, then the License Arbitrator shall issue an award designating whichever of the Takeda Proposed Terms or TBIL Proposed Terms has been submitted to him or her as the License Terms.  Except for certain other limited relief provided in Section 16.1(d) below, which permits the License Arbitrator to award certain relief to ensure the arbitration’s confidentiality, award costs and fees for the arbitration, or issue preliminary or injunctive relief in aid of arbitration, the License Arbitrator shall only determine, and is only permitted to determine, which of the Takeda Proposed Terms or TBIL Proposed Terms should constitute the License Terms and may not, and in no event shall, award any other form of legal or equitable relief.

(iv)          The award of the License Arbitrator will be final and binding on the Parties.  Judgment upon the award may be entered by any court of competent jurisdiction.  For the avoidance of doubt, the License Arbitrator shall act as an arbitrator, and not an expert, and his or her award, and this agreement to submit the question of the License Terms to the determination of the License Arbitrator, shall be governed by and construed in accordance with the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (including Chapters 2 and 3 thereto) and, as and if applicable, Article 75 of the New York Civil Practice Law and Rules.

(d)           General Terms for Arbitration.  The terms of subsections (i), (ii) and (iii) below shall apply to any arbitration before a License Arbitrator under Section 16.1(c).

(i)            The arbitration proceedings shall be confidential and the License Arbitrator, as the case may be, shall issue appropriate protective orders to safeguard each Party’s Confidential Information.  Except as required by Applicable Law, no Party shall make (or instruct the License Arbitrator, as the case may be, to make) any public announcement with respect to the proceedings or decision of the License Arbitrator without prior written consent of the other Party.  The existence of a dispute submitted to arbitration, and the outcome, shall be kept in confidence by the License Arbitrator and the Parties, their Affiliates, their counsel, insurers and re-insurers, accountants and auditors, and any Person necessary to the conduct of the proceeding; provided that, the confidentiality obligations imposed in this Section 16.1(d)(i) shall not apply (1) if disclosure is required by Applicable Law; (2) to the extent necessary to enforce the rights arising out of the award; or (3) to the extent necessary to otherwise protect or pursue a legal right.

(ii)           In any arbitration proceeding, the License Arbitrator may also, in its discretion, award the expenses and fees of the proceedings, including reasonable attorneys’ expenses and fees, to the prevailing Party.

(iii)          By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other

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order in aid of arbitration proceedings.  Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the License Arbitrator shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the License Arbitrator orders to that effect.

ARTICLE XVII
MISCELLANEOUS

17.1        Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available at law or in equity.

17.2        Amendments.  No provision in this Agreement shall be supplemented, deleted, or amended except in a writing executed by an authorized representative of each of TBIL and Takeda.

17.3        Interpretation.  The headings and captions to the several Articles and Sections of this Agreement are included only for convenience of reference and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.  In this Agreement: (a) the words “either” and “or” are not exclusive and “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (c) references to a Person are also to its permitted successors and assigns; (d) references to the singular shall include the plural and vice versa; (e) references to masculine, feminine and neuter pronouns and expressions shall be interchangeable; (f) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (g) references to “$”, “Dollar” or otherwise to dollar amounts refer to the lawful currency of the United States; (h) references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement; (i) references to days (other than Business Days) means calendar days; and (j) the words “hereof,” “hereto,” “herein” or “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

17.4        Affiliates.  Each Party may perform its obligations hereunder through one or more of its Affiliates.  Without limiting the foregoing, no Party shall cause or permit any of its Affiliates to commit any act (including any act or omission) which such Party is prohibited hereunder from committing directly.  To the extent that this Agreement expressly obligates any Affiliates of either Party (including, for clarity, as set forth in the license grants set forth in Article III) such Party shall cause its applicable Affiliates to comply with such obligations as if it were a party hereto, and such Party shall remain responsible for the actions and/or omissions of such Affiliates in connection with this Agreement.

17.5        Relationship of the Parties.  For all purposes and notwithstanding any other provision of this Agreement to the contrary, the Parties’ respective legal relationship under this

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Agreement to each other shall be that of an independent contractor.  Nothing in this Agreement shall be construed to establish a relationship of partners or joint ventures between the Parties or any of their respective Affiliates.

17.6        Force Majeure.  Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including embargoes, acts of terrorism, acts of war (whether war be declared or not), insurrections, strikes, riots, civil commotions, acts of God (including fire, floods, tsunami and earthquakes) or other factors outside the reasonable control of the affected Party (“Force Majeure”).  Such excuse from liability and responsibility shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the affected Party has not caused such event(s) to occur.  The affected Party will notify the other Party of such Force Majeure circumstances as soon as reasonably practical and will make every reasonable effort to mitigate the effects of such Force Majeure circumstances.

17.7        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, including any federal law as it would be applied in the State of New York, without regarding to the conflict of laws principals thereof that would mandate the application of the laws of any other jurisdiction.

17.8        Assignment.  Except as otherwise expressly provided herein, neither this Agreement nor any of the rights or obligations hereunder may be assigned by either TBIL or Takeda without (a) the prior written consent of TBIL in the case of any assignment by Takeda or (b) the prior written consent of Takeda in the case of an assignment by TBIL, except in each case (i) to an Affiliate of the assigning Party, provided that the assigning Party shall remain primarily liable hereunder notwithstanding any such assignment, or (ii) to any Third Party who acquires all or substantially all of the business of the assigning Party to which this Agreement relates, by merger, sale of assets or otherwise, so long as such Affiliate or Third Party agrees in writing to be bound by the terms of this Agreement.  Any attempted assignment in violation of this Section 17.8 shall be void.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

17.9        Notices.  All demands, notices, consents, approvals, reports, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile with confirmation of receipt, by mail (first class, postage prepaid), or by overnight delivery using a globally-recognized carrier, to the Parties at the following addresses:

If to TBIL:

Theravance Biopharma Ireland Limited

Fitzwilliam Hall, Fitzwilliam Place

Dublin 2

Ireland

Facsimile: [***]

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Attn: President

with a copy to:

Theravance Biopharma US, Inc.

901 Gateway Boulevard

South San Francisco, CA 94080

Facsimile: [***]

Attn: Head, Business Development

and a copy to:

Theravance Biopharma, Inc.

c/o Theravance Biopharma US, Inc.

901 Gateway Boulevard

South San Francisco, CA 94080

Facsimile: [***]

Attn: General Counsel

If to Takeda:

Millennium Pharmaceuticals, Inc.

40 Landsdowne Street

Cambridge, MA 02139

Facsimile: [***]

Attn: [***]

with a copy to:

Takeda Pharmaceuticals U.S.A., Inc.

One Takeda Parkway

Deerfield, IL 60015

Facsimile: [***]

Attn: General Counsel

or to such other address as the addressee shall have last furnished in writing in accord with this provision to the addressor.  All notices shall be deemed effective upon receipt by the addressee.

17.10      Severability.  In the event of the invalidity of any provisions of this Agreement, the Parties agree that such invalidity shall not affect the validity of the remaining provisions of this Agreement.  The Parties will replace an invalid provision with valid provisions which most closely approximate the purpose and economic effect of the invalid provision.  In the event that the terms and conditions of this Agreement are materially altered as a result of the preceding sentences, the Parties shall renegotiate the terms and conditions of this Agreement in order to resolve any inequities.

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17.11      Limitation of Damages.  EXCEPT WITH RESPECT TO BREACH OF ARTICLE IX OR THE INDEMNIFICATION RIGHTS AND OBLIGATIONS OF EITHER PARTY HEREUNDER WITH RESPECT TO THIRD PARTY CLAIMS, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS) SUFFERED BY THE OTHER PARTY, REGARDLESS OF THE THEORY OF LIABILITY (INCLUDING CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE) AND REGARDLESS OF WHETHER IT HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES.

17.12      Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by law or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

17.13      Entire Agreement.  This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous agreements and understandings between the Parties, whether written or oral.  As of the date hereof, (a) the Confidentiality Agreement is hereby terminated without further force and effect, superseded by the terms of this Agreement (including Article IX) and, (b) for clarity, all obligations between the Parties relating to confidentiality, including with respect to confidential information exchanged between the Parties under the Confidentiality Agreement, shall be governed by the terms of this Agreement (including Article IX).

17.14      Third Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder.

17.15      Counterparts.  This Agreement may be executed in two or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

17.16      No Strict Construction.  Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

[Remainder of page intentionally left blank; Signature page follows.]

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IN WITNESS WHEREOF, TBIL and Takeda have caused this Agreement to be executed by their duly authorized representatives as of the Execution Date.

THERAVANCE BIOPHARMA IRELAND LIMITED

By	/s/ Ann Brady
Name:	Dr. Ann Brady
Title:	President, Theravance Biopharma Ireland Limited

MILLENNIUM PHARMACEUTICALS, INC.

By	/s/ Christophe Bianchi
Name:	Christophe Bianchi
Title:	President

[Signature Page]

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Schedule 9.5

Press Release

Takeda Licenses Global Rights to Theravance Biopharma’s TD-8954, a Novel 5-HT4 Agonist and Motility Agent for Gastrointestinal Motility Disorders

Deal Provides Takeda Global Rights to Selective 5-HT4 Agonist; Highlights Takeda’s Commitment to Gastroenterology as a Core Therapeutic Area

Osaka, Japan, June xx, 2016, and Dublin, Ireland; June xx, 2016 — Takeda Pharmaceutical Company Limited (TSE: 4502) (“Takeda”) and Theravance Biopharma, Inc.  (NASDAQ: TBPH) (“Theravance Biopharma”) today announced that the companies have entered into a global license, development and commercialization agreement for TD-8954, a selective 5-HT4 receptor agonist being investigated for potential use in the treatment of gastrointestinal motility disorders, including enteral feeding intolerance (“EFI”).

TD-8954 is being developed for the short-term use with EFI to achieve early nutritional adequacy in critically ill patients at high nutritional risk, an indication for which the compound received U.S. Food and Drug Administration (FDA) Fast Track Designation.  Theravance Biopharma has most recently completed a study evaluating the safety, tolerability and pharmacodynamics of a single dose of the compound administered intravenously compared to metoclopramide in critically ill patients with EFI.

“The addition of TD-8954 to our portfolio highlights Takeda’s commitment to the development of treatments to improve the health of patients with gastroenterological disorders,” said Asit Parikh, M.D., Ph.D., Head, Gastroenterology Therapeutic Area Unit, Takeda. “As a leader in gastroenterology, Takeda has a history of bringing innovative treatments to patients where there is significant unmet need. We believe that TD-8954 has the potential to deliver therapeutic benefit to patients with gastrointestinal motility disorders, including EFI. Today EFI impacts approximately one million Americans and there are currently no FDA-approved treatment options available.”

“This is an important licensing deal for Theravance Biopharma as it provides a path forward for the development of this much-needed treatment option.  Our single-dose study of TD-8954 in critically ill patients with EFI provided early confidence in the potential for TD-8954 to improve gastric emptying time.  This is important as delayed gastric emptying makes it more difficult to feed patients in the ICU, slowing their recovery time, extending their stay in the ICU and increasing the risk of ICU-related complications,” said Rick E Winningham, Chairman and Chief Executive Officer of Theravance Biopharma. “Takeda is an industry leader in the development of treatments for gastrointestinal disorders, which we believe makes the company an ideal partner to drive the continued advancement of TD-8954.”

Theravance Biopharma will receive an upfront cash payment of $15 million and will be eligible to receive success based development and sales milestone payments as well as double digit royalties

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on worldwide net sales by Takeda. The first $110 million of potential milestones are associated with the development, regulatory and commercial launch milestones for EFI or other intravenously dosed indications. The transaction is expected to close during the second calendar quarter of 2016, and is subject to customary closing conditions and clearance under the Hart-Scott-Rodino Antitrust Improvements Act (“HSR Act”).

About Takeda

Takeda Pharmaceutical Company Limited (TSE: 4502) is a global, R&D-driven pharmaceutical company committed to bringing better health and a brighter future to patients by translating science into life-changing medicines. Takeda focuses its research efforts on oncology, gastroenterology and central nervous system therapeutic areas. It also has specific development programs in specialty cardiovascular diseases as well as late-stage candidates for vaccines. Takeda conducts R&D both internally and with partners to stay at the leading edge of innovation. New innovative products, especially in oncology, central nervous system and gastroenterology, as well as its presence in emerging markets, fuel the growth of Takeda. More than 30,000 Takeda employees are committed to improving quality of life for patients, working with our partners in health care in more than 70 countries. For more information, visit http://www.takeda.com/news.

Takeda’s Commitment to Gastroenterology

Takeda is a global leader in gastroenterology. With expertise spanning more than 25 years, the company’s dedication to innovation continues to evolve and have a lasting impact. ENTYVIO® (vedolizumab) demonstrates Takeda’s global capabilities and expansion into the specialty care market in gastroenterology and biologics. Designed and developed specifically to target the gastrointestinal (GI) tract, ENTYVIO was launched in 2014 for the treatment of adults with moderate to severe ulcerative colitis and Crohn’s disease. TAKECAB® (vonoprazan fumarate) is Takeda’s potassium-competitive acid blocker and was launched in Japan in 2015. Takeda also markets motility agent AMITIZA® (lubiprostone), which originally launched in 2006 for the treatment of chronic idiopathic constipation, and received subsequent approval to treat irritable bowel syndrome with constipation and opioid-induced constipation. Preceding these notable launches, Takeda pioneered gastroenterological breakthroughs in proton pump inhibitors beginning in the 1990’s with lansoprazole. Through specialized and strategic in-house development, external partnerships, in-licensing and acquisitions, Takeda currently has a number of promising early stage GI assets in development, and remains committed to delivering innovative, therapeutic options for patients with gastrointestinal and liver diseases.

About Theravance Biopharma

Theravance Biopharma is a diversified biopharmaceutical company with the core purpose of creating medicines that make a difference in the lives of patients suffering from serious illness.  Our pipeline of internally discovered product candidates includes potential best-in-class medicines to address the unmet needs of patients being treated for serious conditions primarily in the acute care setting. VIBATIV® (telavancin), our first commercial product, is a once-daily dual-mechanism antibiotic approved in the U.S., Europe and certain other countries for certain difficult-to-treat infections. Revefenacin (TD-4208) is a long-acting muscarinic antagonist (LAMA) being developed as a potential once-daily, nebulized treatment for chronic obstructive pulmonary disease (COPD). Our neprilysin (NEP) inhibitor program is designed to develop selective NEP inhibitors for the treatment of a range of major cardiovascular and renal diseases, including acute and chronic heart failure, hypertension and chronic kidney diseases such as diabetic nephropathy. Our research efforts

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are focused in the areas of inflammation and immunology, with the goal of designing medicines that provide targeted drug delivery to tissues in the lung and gastrointestinal tract in order to maximize patient benefit and minimize risk. The first program to emerge from this research is designed to develop GI-targeted pan-Janus kinase (JAK) inhibitors for the treatment of a range of inflammatory intestinal diseases.

In addition, we have an economic interest in future payments that may be made by Glaxo Group Limited or one of its affiliates (GSK) pursuant to its agreements with Innoviva, Inc. relating to certain drug development programs, including the Closed Triple (the combination of fluticasone furoate, umeclidinium, and vilanterol), currently in development for the treatment of COPD and asthma.

For more information, please visit www.theravance.com.

THERAVANCE®, the Cross/Star logo, MEDICINES THAT MAKE A DIFFERENCE® and VIBATIV® are registered trademarks of the Theravance Biopharma group of companies.

Takeda’s Forward-Looking Statements

This press release contains “forward-looking statements.” Forward-looking statements include all statements other than statements of historical fact, including plans, strategies and expectations for the future, statements regarding the expected timing of filings and approvals relating to the transaction, the expected timing of the completion of the transaction, the ability to complete the transaction or to satisfy the various closing conditions, future revenues and profitability from or growth or any assumptions underlying any of the foregoing. Statements made in the future tense, and words such as “anticipate,” “expect,” “project,” “continue,” “believe,” “plan,” “estimate,” “pro forma,” “intend,” “potential,” “target,” “forecast,” “guidance,” “outlook,” “seek,” “assume,” “will,” “may,” “should,” and similar expressions are intended to qualify as forward-looking statements. Forward-looking statements are based on estimates and assumptions made by management that are believed to be reasonable, though they are inherently uncertain and difficult to predict. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements. Some of these risks and uncertainties include, but are not limited to: required regulatory approvals for the transaction may not be obtained in a timely manner, if at all; the conditions to closing of the transaction may not be satisfied; competitive pressures and developments; applicable laws and regulations; the success or failure of product development programs; actions of regulatory authorities and the timing thereof; changes in exchange rates; and claims or concerns regarding the safety or efficacy of marketed products or product candidates in development.

The forward-looking statements contained in this press release speak only as of the date of this press release, and neither Theravance Biopharma nor Takeda undertakes any obligation to revise or update any forward-looking statements to reflect new information, future events or circumstances after the date of the forward-looking statement. If one or more of these statements is updated or corrected, investors and others should not conclude that additional updates or corrections will be made.

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Theravance Biopharma’s Forward-Looking Statements

This press release contains certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance Biopharma intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements relating to: the Company’s strategies, plans and objectives, the Company’s regulatory strategies and timing and results of clinical studies, the potential benefits and mechanisms of action of the Company’s product and product candidates and the Company’s expectations for product candidates through development and commercialization. These statements are based on the current estimates and assumptions of the management of Theravance Biopharma as of the date of the press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance Biopharma to be materially different from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to: delays or difficulties in commencing or completing clinical studies, the potential that results from clinical or non-clinical studies indicate the Company’s product candidates are unsafe or ineffective, the feasibility of undertaking future clinical trials for our product candidates based on FDA policies and feedback, dependence on third parties to conduct clinical studies, delays or failure to achieve and maintain regulatory approvals for product candidates. Other risks affecting Theravance Biopharma are described under the heading “Risk Factors” contained in Theravance Biopharma’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 10, 2016. In addition to the risks described above and in Theravance Biopharma’s other filings with the SEC, other unknown or unpredictable factors also could affect Theravance Biopharma’s results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance Biopharma assumes no obligation to update its forward-looking statements on account of new information, future events or otherwise, except as required by law.

###

CONTACTS:

For Theravance Biopharma:	For Takeda:
Renee Gala	Tsuyoshi Tada
Chief Financial Officer	Media in Japan
650-808-4045	tsuyoshi.tada@takeda.com
investor.relations@theravance.com	+81 33 278 2417

Tim Brons	Elissa Johnsen
Vida Strategic Partners (media)	Media outside of Japan
646-319-8981	elissa.johnsen@takeda.com
tbrons@vidasp.com	+1 224 554 3185

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Schedule 10.2

None.

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Schedule 10.5(d)(vii)

None.

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Exhibit 1.1(a)

Chemical Structure of the Compound

TD-8954

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Exhibit 1.1(b)

TBIL Patents

(As of the Execution Date and to be updated by TBIL prior to the Effective Date)

Patent Family [***]

Title: [***]

Country	Application No	Filing Date	Patent No.	Issue Date

[***]

[End of Exhibit 1.1(b)]

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Exhibit 1.1(c)

Chemical Structure of Velusetrag

Velusetrag

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Exhibit 8.5

Example of Royalty Adjustments and Royalty Floor

Third Party IP. By way of example only, if: (i) Takeda deems that it is necessary (in accordance with Section 8.4(a)) to obtain a license to Third Party IP with respect to a given country; (ii) the amount of royalties due to the Third Party under such license with respect to a particular Calendar Quarter is [***]; and (iii) the royalties payable by Takeda to TBIL under Section 8.3 during the applicable Calendar Quarter based upon the Net Sales in such country are [***] prior to any adjustments, the amount due to TBIL following the adjustment provided for in Section 8.4(a) and the application of the royalty floor provided for in Section 8.5 would be calculated as follows:

Total royalty amount prior to adjustment:	$[***]
Reduction in royalty amount due to Third Party license (Section 8.4(a)):	[(.50)($[***])] = $[***]
Maximum royalty reduction under Section 8.4(a):	[(.50)($[***)]] = $[***]
Royalty floor under Section 8.5:	[(.50)($[***])] = $[***]
Royalty amount payable to TBIL following Section 8.4(a) adjustment and application of maximum royalty reduction under Section 8.4(a):	$[***]
Reduction under Section 8.4(a) carried forward to subsequent Calendar Quarter:	$[***] – $[***] = ($[***])

Generic Competition In A Country. By way of example only, if: (i) the Product Share with respect to a Product in a country in a Calendar Quarter is [***] and (ii) the royalties payable by Takeda to TBIL pursuant to Section 8.3 during the applicable Calendar Quarter for the Product based upon the Net Sales in such country are [***] prior to any adjustments, and (iii) the amount due by Takeda for a license to Third Party IP pursuant to Section 8.4(a) with respect to such Product in such country is [***], then the amount due to TBIL following the adjustments provided for in both Section 8.3(c) and Section 8.4(a) and the application of the royalty floor provided for in Section 8.5 would be calculated as follows:

Total royalty amount prior to adjustment:	$[***]
Royalty amount due as a result of Generic Competition in such Country (Section 8.3(c)):	$[***] – [(.25)($[ ***])] = $[***]
Reduction in royalty amount due to Third Party IP license (Section 8.4(a)):	$[***] – [(.50)($[ ***])] = $[***]
Royalty floor under Section 8.5:	(.50)($[ ***]) = $[***]

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Royalty amount payable to TBIL following Section 8.3(c) and Section 8.4(a) adjustments and application of royalty floor under Section 8.5:	$[***]

Generic Competition In A Country. By way of example only, if (i) the Product Share with respect to a Product in a country in a Calendar Quarter is [***];  (ii) the royalties payable by Takeda to TBIL pursuant to Section 8.3 during the applicable Calendar Quarter for the Product based upon the Net Sales in such country are [***] prior to any adjustments, and (iii) the amount due for a license to Third Party IP pursuant to Section 8.4(a) with respect to such Product in such country is [***], then the amount due to TBIL following the adjustment provided for in Section 8.3(c) and Section 8.4(a) and the application of the royalty floor provided for in Sections 8.4(a) and Section 8.5 would be calculated as follows:

Total royalty amount prior to adjustment:	$[***]
Royalty amount due as a result of Generic Competition in A Country (Section 8.3(c)):	$[***] - [(.50)($[ ***])] = $[***]
Reduction in royalty amount due to Third Party IP license (Section 8.4(a)):	(.50)($[ ***]) = $[***] {Note: Without application of royalty floor maximum reduction under Section 8.4(a) in example Calendar Quarter is capped at $[***]}
Total royalty amount due prior to application of maximum reduction under Section 8.4(a) or royalty floor	$[***] – $[***] = $[***]
Royalty floor(Section 8.5)	(.50)($[ ***]) = $[***]
Royalty amount payable to TBIL following Section 8.3(c) and Section 8.4(a) adjustments and application of maximum reduction under Section 8.4(a) and royalty floor under Section 8.5:	$[***]
Reduction under Section 8.4(a)carried forward to subsequent Calendar Quarter:	$[***] – $[***] = ($[***])

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.